   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 2003


                                                     REGISTRATION NO. 333-107298
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             ---------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ---------------------

                           PATTERSON-UTI ENERGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                      1381                                     75-2504748
      (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL                      (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)                     IDENTIFICATION NO.)

                              4510 LAMESA HIGHWAY
                              SNYDER, TEXAS 79549
                                 (325) 574-6300
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------

                             MR. CLOYCE A. TALBOTT
                           PATTERSON-UTI ENERGY, INC.
                              4510 LAMESA HIGHWAY
                              SNYDER, TEXAS 79549
                                 (325) 574-6300
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                             ---------------------

                                   COPIES TO:

          MICHAEL W. CONLON, ESQ.                     W. SCOTT WALLACE, ESQ.                      THOMAS W. ORTLOFF, ESQ.
          LAURA J. MCMAHON, ESQ.                       HAYNES AND BOONE, LLP                   LYNCH, CHAPPELL & ALSUP, P.C.
        FULBRIGHT & JAWORSKI L.L.P.                 901 MAIN STREET, SUITE 3100                         THE SUMMIT
         1301 MCKINNEY, SUITE 5100                      DALLAS, TEXAS 75202                      300 MARIENFELD, SUITE 700
           HOUSTON, TEXAS 77010                           (214) 651-5000                           MIDLAND, TEXAS 79701
              (713) 651-5151                                                                          (432) 683-3351

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effectiveness of this registration statement and all other conditions to the merger contemplated by the merger agreement described in the proxy statement/prospectus included in this registration statement have been satisfied or waived.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROXY STATEMENT/PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED DECEMBER 11, 2003


                        (TMBR/SHARP DRILLING, INC. LOGO)

                           TMBR/SHARP DRILLING, INC.

                                PROXY STATEMENT

                       (PATTERSON-UTI ENERGY, INC. LOGO)
                           PATTERSON-UTI ENERGY, INC.

                                   PROSPECTUS

                 PROPOSED MERGER -- YOUR VOTE IS VERY IMPORTANT

    This proxy statement/prospectus relates to a transaction in which TMBR/Sharp Drilling, Inc. will be merged with and into Patterson-UTI Acquisition, LLC, a wholly owned subsidiary of Patterson-UTI Energy, Inc. In the merger, each TMBR/Sharp shareholder will be entitled to receive 0.312166 shares of Patterson-UTI common stock and $9.09 in cash for each share of TMBR/Sharp common stock owned by that shareholder, except for shares owned directly or indirectly by Patterson-UTI or TMBR/Sharp and shares held by TMBR/Sharp shareholders who validly exercise their dissenters' rights under Texas law.

    In order to complete the merger, TMBR/Sharp shareholders must vote to approve the merger agreement. TMBR/Sharp has scheduled a special meeting of its
shareholders to be held at   a.m., local time on          , 2003, at the Midland
Petroleum Club, 501 West Wall, Midland, Texas 79701 to consider the approval of the merger agreement. Only TMBR/Sharp shareholders of record on the close of
business on          , 2003 will be entitled to notice of, and to vote at, the
special meeting. The affirmative vote of the holders of at least two-thirds of the outstanding shares of TMBR/Sharp common stock entitled to vote at the special meeting is required to approve the merger agreement. The merger does not require the vote of Patterson-UTI stockholders.

    TMBR/Sharp's board of directors has unanimously determined that the merger agreement, including the merger and the transactions contemplated thereby, are fair to and in the best interests of the TMBR/Sharp shareholders, and it unanimously recommends that TMBR/Sharp shareholders approve the merger.

    Patterson-UTI's common stock is traded on the Nasdaq National Market under the symbol "PTEN". TMBR/Sharp's common stock is traded on the Nasdaq National Market under the symbol "TBDI".

    This proxy statement/prospectus provides detailed information about the proposed merger. We urge you to read carefully this entire document and the documents incorporated in this document by reference.

     SEE "RISK FACTORS" BEGINNING ON PAGE 10 FOR A DISCUSSION OF RISKS THAT SHOULD BE CONSIDERED BY TMBR/SHARP SHAREHOLDERS WITH RESPECT TO THE MERGER.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SHARES OF PATTERSON-UTI COMMON STOCK TO BE ISSUED IN THE MERGER OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    THIS PROXY STATEMENT/PROSPECTUS IS DATED          , 2003, AND IS FIRST BEING
MAILED TO TMBR/SHARP SHAREHOLDERS ON OR ABOUT          , 2003.

    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT PATTERSON-UTI AND TMBR/SHARP FROM DOCUMENTS FILED WITH THE SEC THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE AT THE WEBSITE THE SEC MAINTAINS AT WWW.SEC.GOV, AS WELL AS FROM OTHER SOURCES. SEE "WHERE YOU CAN FIND MORE INFORMATION" BEGINNING ON PAGE 78. YOU ALSO MAY REQUEST COPIES OF THESE DOCUMENTS FROM US, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST TO THE APPROPRIATE COMPANY AT THE FOLLOWING
ADDRESSES:

Patterson-UTI Energy, Inc.        TMBR/Sharp Drilling, Inc.
P.O. Box 1416                     4607 West Industrial Boulevard
Snyder, Texas 79550               Midland, Texas 79703
Attention: Jonathan D. Nelson     Attention: Patricia R. Elledge
(325) 574-6300                    (432) 699-5050

    IF YOU WOULD LIKE TO REQUEST ANY DOCUMENTS INCORPORATED BY REFERENCE IN THIS
PROXY STATEMENT/PROSPECTUS, YOU MUST DO SO BY          , 2003 IN ORDER TO
RECEIVE THEM BEFORE THE SPECIAL MEETING OF TMBR/SHARP SHAREHOLDERS. THE EXHIBITS TO THOSE DOCUMENTS WILL GENERALLY NOT BE MADE AVAILABLE UNLESS THE EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE IN THOSE DOCUMENTS.

                           TMBR/SHARP DRILLING, INC.
                         4607 WEST INDUSTRIAL BOULEVARD
                              MIDLAND, TEXAS 79703
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                          TO BE HELD            , 2003
                             ---------------------

To The Shareholders of
TMBR/Sharp Drilling, Inc.:

    A Special Meeting of the Shareholders of TMBR/Sharp Drilling, Inc. will be
held at   :  a.m., local time, on          , 2003, at the Midland Petroleum
Club, 501 West Wall, Midland, Texas 79701 for the following purposes:

        1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger dated May 26, 2003, by and among TMBR/Sharp Drilling, Inc., Patterson-UTI Energy, Inc. and Patterson-UTI Acquisition, LLC, a wholly-owned subsidiary of Patterson-UTI Energy, Inc., whereby (a) TMBR/Sharp Drilling, Inc. will be merged with and into Patterson-UTI Acquisition, LLC, and (b) each issued and outstanding share of common stock, $.10 par value per share, of TMBR/ Sharp (singularly, "TMBR/Sharp Share," and more than one TMBR/Sharp Share being referred to herein as "TMBR/Sharp Shares") not owned directly or indirectly by Patterson-UTI Energy, Inc. or TMBR/Sharp Drilling, Inc. or held by TMBR/ Sharp shareholders who validly exercise their dissenters' rights under Texas law, will be converted into the right to receive $9.09 in cash and 0.312166 of a share of common stock, $0.01 par value per share, of Patterson-UTI Energy, Inc.

        2. To consider and vote upon a proposal to permit us to adjourn the
    special meeting to a date not later than          , 2003 to permit further
    solicitation of proxies if there are not sufficient votes at the time of the meeting to approve the merger proposal.

    A copy of the merger agreement is attached as Annex A to the accompanying proxy statement/prospectus.

    Only those TMBR/Sharp shareholders who were holders of record of TMBR/Sharp
Shares at the close of business on          , 2003 will be entitled to notice
of, and to vote at, the special meeting and any adjournment or postponement of the meeting. A list of those shareholders will be available for review at TMBR/Sharp's principal executive office during normal business hours for a period of ten days before the special meeting.

    TMBR/Sharp cannot complete the merger unless it obtains the affirmative vote of the holders of at least two-thirds of the outstanding shares of its common stock entitled to vote at the special meeting to approve the merger agreement.

    TMBR/Sharp shareholders who do not vote in favor of approval of the merger agreement will have the right to seek appraisal of the fair value of their TMBR/Sharp Shares if the merger is completed, but only if they submit a written demand for an appraisal before TMBR/Sharp takes the vote on the merger agreement, and if they comply with Texas law as explained in the accompanying proxy statement/prospectus.

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON AND REGARDLESS OF THE NUMBER OF TMBR/SHARP SHARES THAT YOU OWN, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE ENCLOSED PRE-ADDRESSED POSTAGE-PAID ENVELOPE.

    IF YOU RECEIVE MORE THAN ONE PROXY CARD BECAUSE YOUR SHARES ARE REGISTERED IN DIFFERENT NAMES OR ADDRESSES, EACH PROXY CARD SHOULD BE COMPLETED, SIGNED, DATED AND RETURNED TO ENSURE THAT ALL OF YOUR SHARES WILL BE VOTED.

    FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL OF THE MERGER AGREEMENT BUT, ASSUMING A QUORUM IS PRESENT, WILL HAVE NO EFFECT ON THE ADJOURNMENT PROPOSAL.

    Your proxy is revocable and will not affect your right to vote in person if you decide to attend the special meeting. Simply attending the special meeting, however, will not revoke your proxy. For an explanation of the procedures for revoking your proxy, see the section of the accompanying proxy statement/prospectus captioned "The Special Meeting -- Voting." Returning your proxy card without indicating how you want to vote will have the same effect as a vote FOR the approval of the merger agreement and FOR the approval of the adjournment proposal.

    IF THE MERGER IS COMPLETED, YOU WILL RECEIVE INSTRUCTIONS FOR SURRENDERING YOUR TMBR/SHARP DRILLING, INC. STOCK CERTIFICATES IN EXCHANGE FOR YOUR RIGHT TO RECEIVE $9.09 IN CASH AND 0.312166 OF A SHARE OF COMMON STOCK, $0.01 PAR VALUE PER SHARE, OF PATTERSON-UTI ENERGY, INC. YOU SHOULD NOT SUBMIT YOUR STOCK CERTIFICATES FOR EXCHANGE UNTIL YOU HAVE RECEIVED THE INSTRUCTIONS AND THE LETTER OF TRANSMITTAL.

                                         By Order of the Board of Directors,

                                         James M. Alsup
                                         Secretary

Midland, Texas
         , 2003

                               TABLE OF CONTENTS


                                                              PAGE
                                                              NO.
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    iv
  Frequently Used Terms.....................................    iv
  Special Meeting; Votes Required...........................    iv
  The Merger................................................    vi
  General...................................................  viii
SUMMARY.....................................................     1
  Information about Patterson-UTI...........................     1
  Information about TMBR/Sharp..............................     1
  Information about the Merger..............................     2
  Opinion of TMBR/Sharp's Financial Advisor.................     2
  Board of Directors of Patterson-UTI Following the
     Merger.................................................     2
  Termination of the Merger.................................     3
  Expenses..................................................     3
  No Solicitation by TMBR/Sharp.............................     3
  Accounting Treatment......................................     3
  Material United States Federal Income Tax Consequences....     4
  Certain Differences in the Rights of Shareholders.........     4
  Comparative Per Share Market Price Information............     5
SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL
  DATA......................................................     6
  Selected Historical Consolidated Financial Data of
     Patterson-UTI..........................................     6
  Selected Historical Financial Data of TMBR/Sharp..........     7
  Selected Unaudited Condensed Combined Pro Forma Financial
     and Other Data of Patterson-UTI........................     8
COMPARATIVE PER SHARE INFORMATION...........................     9
RISK FACTORS................................................    10
FORWARD-LOOKING STATEMENTS..................................    12
COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND
  INFORMATION...............................................    13
THE SPECIAL MEETING.........................................    14
  General...................................................    14
  Solicitation..............................................    14
  Quorum....................................................    14
  Meeting Proposals.........................................    14
  Voting....................................................    15
  Appraisal Rights..........................................    16
  Stock Certificates........................................    16
THE MERGER..................................................    17
  Background of the Merger..................................    17
  TMBR/Sharp's Reasons for the Merger.......................    24
  Recommendations of TMBR/Sharp's Board of Directors........    26
  Opinion of TMBR/Sharp's Financial Advisor.................    26
  Source of Funds for Cash Portion of Merger
     Consideration..........................................    37
  Interests of Certain Persons in the Merger................    37
  Accounting Treatment......................................    40

                                                              PAGE
                                                              NO.
                                                              ----
  Opinions that the Merger Constitutes a Reorganization
     under Section 368(a) of the Internal Revenue Code......    40
  Regulatory Matters........................................    41
  Interested Shareholder Transactions Under Texas Law.......    41
  Federal Securities Laws Consequences; Resale
     Restrictions...........................................    41
  Dissenters' Rights of Appraisal...........................    42
THE MERGER AGREEMENT........................................    45
  Structure of the Merger...................................    45
  When the Merger Becomes Effective.........................    45
  Conversion of Stock and Stock Options.....................    45
  Exchange Procedures.......................................    46
  Covenants and Other Agreements............................    49
  Conditions Precedent......................................    52
  No Solicitation...........................................    53
  Termination...............................................    55
  Fees and Expenses.........................................    56
  Amendment.................................................    56
  Extension; Waiver.........................................    56
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES......    57
  Tax Consequences of the Merger to U.S. Holders............    58
  Tax Consequences of the Merger to Non-U.S. Holders........    60
DESCRIPTION OF PATTERSON-UTI CAPITAL STOCK..................    62
  General...................................................    62
  Common Stock..............................................    62
  Preferred Stock...........................................    62
  Stockholder Rights Plan...................................    63
  Other Provisions Having a Possible Anti-Takeover Effect...    63
COMPARISON OF THE RIGHTS OF PATTERSON-UTI STOCKHOLDERS AND
  TMBR/SHARP SHAREHOLDERS...................................    64
  Authorized Capital Stock..................................    64
  Board of Directors........................................    64
  Cumulative Voting.........................................    65
  Preemptive Rights.........................................    65
  Removal of Directors......................................    65
  Committees of the Board of Directors......................    65
  Special Meetings of Stockholders..........................    66
  Quorum at Stockholder Meetings............................    66
  Stockholder Action by Written Consent.....................    66
  Stockholder Proposals at Annual Meetings..................    66
  Business Combination with an Interested Stockholder.......    67
  Dissenters' Appraisal Rights..............................    68
  Dividends.................................................    68
  Liquidation Rights........................................    69
  Rights Plan...............................................    69

                                                              PAGE
                                                              NO.
                                                              ----
  Amendment of Governing Documents..........................    70
UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA OF
  PATTERSON-UTI.............................................    71
LEGAL MATTERS...............................................    77
EXPERTS.....................................................    77
WHERE YOU CAN FIND MORE INFORMATION.........................    78
ANNEX A -- MERGER AGREEMENT.................................   A-1
ANNEX B -- ENERGY CAPITAL SOLUTIONS, LLC FAIRNESS OPINION...   B-1
ANNEX C -- PROVISIONS OF TEXAS BUSINESS CORPORATION ACT
  REGARDING DISSENTERS' RIGHTS..............................   C-1
ANNEX D-1 -- FORM OF CLOSING TAX OPINION OF FULBRIGHT &
  JAWORSKI L.L.P............................................  D1-1
ANNEX D-2 -- FORM OF CLOSING TAX OPINION OF HAYNES AND
  BOONE, LLP................................................  D2-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

     THE FOLLOWING QUESTIONS AND ANSWERS BRIEFLY ADDRESS SOME COMMONLY ASKED QUESTIONS ABOUT THE SPECIAL MEETING AND THE MERGER. THEY MAY NOT INCLUDE ALL THE INFORMATION THAT IS IMPORTANT TO YOU. WE URGE YOU TO READ CAREFULLY THIS ENTIRE PROXY STATEMENT/PROSPECTUS, INCLUDING THE ANNEXES AND THE OTHER DOCUMENTS WE REFER TO IN THIS PROXY STATEMENT/PROSPECTUS.

FREQUENTLY USED TERMS

     We have generally avoided the use of technical defined terms in this proxy statement/prospectus but a few frequently used terms may be helpful for you to have in mind at the outset. We refer to:

     - Patterson-UTI Energy, Inc., a Delaware corporation, as "Patterson-UTI";

     - TMBR/Sharp Drilling, Inc., a Texas corporation, as "TMBR/Sharp";

     - Patterson-UTI Acquisition, LLC, a newly formed Texas limited liability company and a wholly owned subsidiary of Patterson-UTI, as "Sub";

     - the merger of TMBR/Sharp into Sub and the conversion of TMBR/Sharp Shares into the right to receive cash and Patterson-UTI Shares as "the merger";

     - the agreement and plan of merger among Patterson-UTI, Sub and TMBR/Sharp as "the merger agreement";

     - the special meeting of holders of TMBR/Sharp Shares described on page 14 as "the special meeting";

     - the common stock, par value $0.01 per share, of Patterson-UTI as "Patterson-UTI Shares";

     - the common stock, par value $0.10 per share, of TMBR/Sharp as "TMBR/Sharp Shares";

     - the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, as the "HSR Act"; and

     - the Texas Business Corporation Act as "the TBCA".

SPECIAL MEETING; VOTES REQUIRED

Q: When and where is the special meeting?

A: The special meeting of TMBR/Sharp shareholders will be held at   :  a.m.,
   local time, on           , 2003, at the Midland Petroleum Club, 501 West
   Wall, Midland, Texas.

Q: Who can vote on the proposals being presented at the special meeting?

A: Holders of TMBR/Sharp Shares outstanding at the close of business on
                  , 2003, the record date for the special meeting, may vote in person or by proxy on the proposal to approve the merger agreement and on the adjournment proposal. The vote of Patterson-UTI stockholders is not required and will not be taken to approve the merger agreement or the adjournment proposal.

Q: What are TMBR/Sharp shareholders being asked to vote upon?

A: TMBR/Sharp shareholders are being asked to approve the merger agreement that provides for TMBR/Sharp to be merged with and into Sub. If the merger is completed, TMBR/Sharp will no longer be a publicly traded corporation and its shareholders will no longer own TMBR/Sharp Shares. In addition, TMBR/Sharp shareholders are being asked to approve the adjournment proposal to permit TMBR/Sharp to adjourn the special meeting to a date not later than
             , 2003 to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Q: What vote is required to approve the merger agreement and to approve the adjournment proposal?

A: The merger cannot be completed unless the holders of at least two-thirds of the outstanding TMBR/ Sharp Shares entitled to vote at the special meeting vote in favor of the merger. Even if the vote set forth above is obtained at the special meeting, we cannot assure you that the merger will be completed because the completion of the merger is subject to the satisfaction or waiver of other conditions discussed in this proxy statement/prospectus.

   The affirmative vote of the holders of a majority of the TMBR/Sharp Shares, entitled to vote at the special meeting and present in person or by proxy, is required to approve the adjournment proposal.

Q: What happens if I vote against the merger agreement proposal?

A: If you vote against the merger agreement but the required vote is obtained, the merger may be completed and, if completed, you will be entitled to receive the merger consideration for your shares unless you have perfected your dissenters' rights in accordance with Texas law.

Q: What effect does a failure to return a properly executed proxy card, a failure to vote in person at the special meeting, or an abstention from the vote have on the merger agreement proposal and the adjournment proposal?

A: Failure to return a properly executed proxy card or to vote at the special meeting, or an abstention from the vote, will have the same effect as a vote against the approval of the merger agreement. Assuming a quorum is present at the special meeting, the failure to return a properly executed proxy card or to vote at the special meeting will have no effect on the adjournment proposal, and an abstention from the vote on the adjournment proposal will have the same effect as a vote against the adjournment proposal.

Q: Have any shareholders agreed to vote in favor of the approval of the merger agreement?


A: TMBR/Sharp has represented to Patterson-UTI that each director and officer of TMBR/Sharp has represented to TMBR/Sharp his or her intention to vote in favor of the approval of the merger agreement. Patterson-UTI intends to vote in favor of the merger proposal and the adjournment proposal. At December 1, 2003, the officers and directors of TMBR/Sharp collectively owned 262,250 TMBR/Sharp Shares, which represented the right to vote or direct the vote of approximately 4.76% of the outstanding TMBR/Sharp Shares on December 1, 2003. At that same date, Patterson-UTI owned 1,058,673 TMBR/ Sharp Shares, which represented the right to vote approximately 19.23% of the outstanding TMBR/Sharp Shares.


Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: TMBR/Sharp Shares will be voted for or against the merger proposal and for or against the adjournment proposal only if TMBR/Sharp shareholders provide written instructions to their broker as to how to vote their shares. If you want your broker to vote your shares in favor of the merger proposal and the adjournment proposal, you should follow the directions provided by your broker regarding how to instruct your broker to vote your TMBR/Sharp Shares. Without instructions, your TMBR/Sharp Shares will not be voted by your broker and the failure to vote will have the same effect as a vote AGAINST the approval of the merger agreement but, assuming a quorum is present at the special meeting, will have no effect on the adjournment proposal.

Q: Can I change my vote after I have mailed a signed proxy card?

A: Yes. You can change your vote at any time before the vote is taken at the special meeting. If you hold your TMBR/Sharp Shares in "street name" and have instructed a broker to vote your TMBR/Sharp Shares, you must follow the directions received from your broker as to how to change your vote. If you are the record holder of your TMBR/Sharp Shares, you can do this in one of the following three ways:

   - you can send a written notice to TMBR/Sharp's secretary dated later than your proxy card stating that you would like to revoke your current proxy;

   - you can complete and submit a new proxy card dated later than your original proxy card; or

   - you can attend the special meeting and vote in person.

   If you choose to submit a notice of revocation or a new proxy card you must send it to the Secretary of TMBR/Sharp at 4607 West Industrial Blvd., Midland, Texas 79703. TMBR/Sharp must receive the notice or new proxy card before the vote is taken at the special meeting.

THE MERGER

Q: Why are Patterson-UTI and TMBR/Sharp proposing the merger?

A: Our companies are proposing the merger because we believe that the combination of the operations and resources of our two companies will result in a combined company that is stronger than either company operating alone. We also believe that the merger will result in improved shareholder liquidity for TMBR/ Sharp shareholders, including the opportunity to receive a cash payment and to continue as a shareholder of a larger and more competitive combined company.

Q: What will I receive for my TMBR/Sharp Shares if the merger is completed?

A: If the merger is completed, each TMBR/Sharp Share (except those shares owned directly or indirectly by TMBR/Sharp or Patterson-UTI, and those shares held by dissenting shareholders) will be converted into the right to receive $9.09 in cash and 0.312166 of a Patterson-UTI Share. TMBR/Sharp Shares directly or indirectly owned or held by Patterson-UTI or TMBR/Sharp will be canceled. Patterson-UTI will not issue fractional shares to TMBR/Sharp shareholders. Instead, Patterson-UTI will pay cash for any fractional shares.

  Based on the closing price of Patterson-UTI Shares and TMBR/Sharp Shares on the trading day immediately preceding the execution of the merger agreement, the cash and stock consideration to be received in the merger by TMBR/Sharp shareholders is $20.20 per TMBR/Sharp Share, which represented on that trading day a 4.12% premium. Because the exchange ratio is a fixed ratio that will not be adjusted as a result of any increase or decrease in the price of Patterson-UTI Shares or TMBR/ Sharp Shares, the value of the cash and stock consideration actually received in the merger by TMBR/ Sharp shareholders may be more or less than $20.20 per share.

Q: What if there is a reclassification, recapitalization, stock combination, stock split, stock dividend or share exchange of Patterson-UTI Shares or TMBR/Sharp Shares before the merger is completed?

A: If, before the effective time of the merger, the issued and outstanding
   Patterson-UTI Shares or TMBR/ Sharp Shares are changed into a different number of shares as a result of a reclassification, recapitalization, stock split, stock combination, stock dividend or share exchange, we will make an appropriate and proportionate adjustment to the number of Patterson-UTI Shares to be received by the TMBR/Sharp shareholders.

Q: What will I receive in connection with the merger if I hold stock options to acquire TMBR/Sharp Shares?

A: If the TMBR/Sharp shareholders approve the merger agreement, after the special meeting but before the completion of the merger, TMBR/Sharp will make a cash payment to each holder of a stock option granted under a TMBR/Sharp benefit plan in exchange for the cancellation and termination of the option. The cash amount to be paid for each TMBR/Sharp Share subject to the option will equal the difference between $20.20 and the exercise price per TMBR/Sharp Share subject to the option, less applicable withholding taxes. All stock options to purchase TMBR/Sharp Shares will vest after the merger is approved at the special meeting and before the completion of the merger.

Q: What does the TMBR/Sharp board of directors recommend regarding the merger agreement and the adjournment proposal?

A: The TMBR/Sharp board of directors has unanimously determined that the proposed merger is fair to and in the best interests of TMBR/Sharp and its shareholders, and it has unanimously recommended that the TMBR/Sharp shareholders approve the merger agreement and the adjournment proposal. The TMBR/Sharp board of directors adopted a resolution approving and authorizing the merger agreement and the adjournment proposal. THE BOARD OF DIRECTORS OF TMBR/SHARP RECOMMENDS THAT THE TMBR/ SHARP SHAREHOLDERS VOTE TO APPROVE THE MERGER AGREEMENT AND THE ADJOURNMENT PROPOSAL.

Q: Do any members of the board of directors or management of TMBR/Sharp have interests in the merger that are different from my interests as a shareholder?


A: Some TMBR/Sharp directors and officers have interests in the merger that are different from, or in addition to, the interests of TMBR/Sharp shareholders generally. In addition to consideration to be received for their TMBR/Sharp Shares, eight officers and directors of TMBR/Sharp will receive compensatory payments as a result of the merger. These additional interests include a retention payment of $700,800 payable to Thomas C. Brown, the chairman of the board and chief executive officer of TMBR/Sharp. As of December 1, 2003, Mr. Brown also will receive approximately $3,482,625 in exchange for the cancellation and termination of his stock options to purchase TMBR/Sharp Shares. For additional information regarding these interests, we urge you to read carefully the section of this proxy statement/prospectus titled "The Merger -- Interests of Certain Persons in the Merger".


Q: Are there conditions to the completion of the merger?

A: Yes, completion of the merger depends on a number of conditions being satisfied or waived. In addition to customary conditions relating to the accuracy of representations and warranties and the performance of obligations under the merger agreement, these conditions include the following:

     - approval of the merger agreement and the related transactions by the holders of at least two-thirds of the outstanding TMBR/Sharp Shares entitled to vote at the special meeting;

     - expiration or termination of the waiting period under the HSR Act (which has occurred) and the filing, occurrence or receipt of other authorizations, consents, orders, or approvals required to consummate the transactions contemplated by the merger agreement;

     - absence of any legal restraint or prohibition preventing the consummation of the merger;

     - absence of a material adverse change in TMBR/Sharp's business, operations or financial condition;

     - holders of no more than five percent (5%) of the outstanding TMBR/Sharp Shares entitled to vote at the special meeting shall have properly perfected their dissenters' rights;

     - receipt of opinions of counsel to Patterson-UTI and TMBR/Sharp that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended; and

     - effectiveness of a registration statement covering the Patterson-UTI Shares, absence of an effective stop order suspending the effectiveness of the registration statement and receipt of all necessary state securities or "Blue Sky" authorizations.

   If these conditions are not satisfied or waived, the merger will not be completed even if the TMBR/ Sharp shareholders vote to approve the merger agreement. Neither Patterson-UTI nor TMBR/Sharp will waive the condition to closing requiring receipt of opinions of counsel to Patterson-UTI and TMBR/Sharp that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. If the opinions of counsel are not delivered, the parties will not proceed with the merger described in this proxy statement/prospectus. See "The Merger Agreement-Conditions Precedent" and "Material United States Federal Income Tax Consequences".

Q: When do you expect the merger to be completed?

A: Patterson-UTI and TMBR/Sharp expect that, assuming the conditions to the merger are satisfied or waived and TMBR/Sharp receives the requisite shareholder vote at the special meeting, the merger will be completed within two business days after the special meeting.

Q: Will I owe any U.S. federal income tax as a result of the merger?

A: Generally, a U.S. holder who receives the merger consideration will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount of cash received pursuant to the merger, and (2) the amount, if any, that (a) the sum of the fair market value of the Patterson-UTI Shares as of the effective time of the merger and the amount of cash received pursuant to the merger exceeds (b) the U.S. holder's adjusted tax basis in the shares. Provided that the U.S. holder holds the TMBR/Sharp Shares as a capital asset, gain recognized upon the exchange generally will be capital gain, and any recognized capital gain will be long-term capital gain if the U.S. holder has held the TMBR/Sharp Shares for more than one year. See "Material United States Federal Income Tax Consequences".

Q: What if the merger proposal is not approved?

A: If the merger agreement is not approved by TMBR/Sharp's shareholders or if the merger is not otherwise completed, TMBR/Sharp intends to hold an annual meeting to elect directors and to conduct other business that may properly come before the meeting, as soon as practicable after the special meeting.

Q: Is TMBR/Sharp required to pay a break-up fee if its shareholders do not approve the merger agreement?

A: Yes, in certain circumstances surrounding the termination of the merger agreement, TMBR/Sharp must pay Patterson-UTI a termination fee of $3.5 million. See "The Merger Agreement -- Termination; -- Fees and Expenses".

Q: What rights do I have to dissent from the merger?

A: You may dissent from the merger and seek an appraisal of the fair value of your TMBR/Sharp Shares, but only if you comply with the requirements of the TBCA that are attached as Annex C to this proxy statement/prospectus and that are summarized in the section of this proxy statement/prospectus titled "The Merger -- Dissenters' Rights of Appraisal". Those requirements include filing a written objection to the merger prior to the special meeting, not voting in favor of approval of the merger agreement and making a demand for compensation. The appraised fair value of your TMBR/Sharp Shares, which will be paid if you properly perfect the appraisal rights available under Texas law, may be more than, less than or equal to the per share price to be paid by Patterson-UTI in the merger. If you contemplate exercising your dissenter's rights, you are urged to read carefully the provisions of the TBCA relating to dissenters' rights that are attached as Annex C to this proxy statement/prospectus.

GENERAL

Q: What do TMBR/Sharp shareholders need to do now?

A: TMBR/Sharp shareholders should mark their vote on the accompanying proxy card and sign and mail it in the enclosed return envelope as soon as possible. If your shares are held in "street name" by your broker, you should provide written instructions to your broker, as directed by your broker, on how the broker should vote your shares. These actions will ensure that your shares will be represented at the special meeting. If you sign and send in the proxy card and do not indicate how you want to vote, your proxy will be voted FOR the approval of the merger agreement and FOR the approval of the adjournment proposal. If you do not vote by sending in your proxy card, voting in person at the special meeting or properly instructing your broker how to vote your shares, it will have the same effect as a vote AGAINST the approval of the merger agreement but, assuming a quorum is present at the special meeting, will have no effect on the adjournment proposal. We urge you to read carefully this proxy statement/prospectus before marking your vote on the accompanying proxy card, instructing your broker how to vote or voting in person.

Q: Should TMBR/Sharp shareholders send in their stock certificates now?

A: No. If the merger is completed, you will be sent written instructions for sending in stock certificates in exchange for the right to receive $9.09 in cash and 0.312166 of a Patterson-UTI Share for each TMBR/ Sharp Share you hold.

Q: What should I do if I receive more than one set of voting materials?

A: You may receive more than one set of voting materials, including multiple copies of this proxy statement/ prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instructions that you receive.

Q: Who can help answer my questions?

A: The information provided above in the "Question and Answer" format is a summary of the information contained in this proxy statement/prospectus. You are urged to read carefully this entire proxy statement/ prospectus, including the attached annexes and the documents we refer to in this proxy statement/ prospectus. If you have any questions, or need additional material, please feel free to contact either:

        TMBR/Sharp Drilling, Inc.
        4607 West Boulevard
        Midland, Texas 79703
        Attention: Patricia R. Elledge
        (432) 699-5050

   or the proxy solicitor retained by TMBR/Sharp:

        D. F. King & Co., Inc.
        48 Wall Street
        New York, New York 10005
        (212) 269-5550

                                    SUMMARY

     THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION FROM THIS PROXY
STATEMENT/PROSPECTUS AND MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. TO UNDERSTAND THE MERGER FULLY AND FOR A MORE COMPLETE DESCRIPTION OF THE LEGAL TERMS OF THE MERGER, WE URGE YOU TO READ CAREFULLY THIS ENTIRE DOCUMENT AND THE DOCUMENTS TO WHICH WE REFER YOU. SEE "WHERE YOU CAN FIND MORE INFORMATION" ON PAGE 78.

INFORMATION ABOUT PATTERSON-UTI

     Based on publicly available information, Patterson-UTI believes it is the second largest owner of land-based drilling rigs in North America. Patterson-UTI primarily conducts its contract drilling operations in:

     - Texas;

     - New Mexico;

     - Oklahoma;

     - Louisiana;


     - Colorado;



     - Utah;



     - Wyoming; and


     - Western Canada (Alberta, British Columbia and Saskatchewan).

     As of November 17, 2003, Patterson-UTI had a drilling fleet of 343 drilling rigs. A drilling rig includes the structure, power source and machinery necessary to cause a drill bit to penetrate earth to a depth desired by the customer. Patterson-UTI provides drilling fluids, completion fluids and related services to oil and natural gas operators in West Texas, Southeast New Mexico, South Texas, East Texas, Oklahoma, the Gulf Coast regions of Texas and Louisiana, and the Gulf of Mexico. Drilling and completion fluids are used by oil and natural gas operators during the drilling process to control pressure when drilling oil and natural gas wells. Patterson-UTI provides pressure pumping services to oil and natural gas operators in the Appalachian Basin. These services consist primarily of well stimulation and cementing for completion of new wells and remedial work on existing wells. Patterson-UTI is also engaged in the development, exploration, acquisition and production of oil and natural gas. Patterson-UTI's oil and natural gas operations are focused in producing regions in West Texas, Southeast New Mexico and South Texas.

     Patterson Energy, Inc. and UTI Energy Corp. consummated a merger on May 8, 2001. The transaction was treated as a reorganization within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended, and accounted for as a pooling of interests for financial accounting purposes. Historical financial statements and related financial and statistical data included or incorporated in this proxy statement/prospectus by reference have been restated to provide for the retroactive effect of the merger.

     Patterson-UTI was formed in 1978 and reincorporated in 1993 as a Delaware corporation. Its principal offices are located at 4510 Lamesa Highway, Snyder, Texas 79549 and its telephone number is (325) 574-6300.

INFORMATION ABOUT TMBR/SHARP

     TMBR/Sharp is engaged in the following two lines of business:

     - the domestic onshore contract drilling of oil and gas wells; and

     - the acquisition, exploration for, development, production and sale of oil and natural gas.

     TMBR/Sharp provides domestic onshore contract drilling to major and independent oil and gas companies. TMBR/Sharp's drilling operations are focused in the Permian Basin of West Texas and Eastern New Mexico. In addition to drilling rigs, TMBR/Sharp provides the crews and most of the ancillary equipment used in the operation of its drilling rigs. TMBR Sharp owns a fleet of 18 drilling rigs with a depth capacity ranging from 8,500 feet to 30,000 feet.

     TMBR/Sharp's oil and gas exploration and production operations complement its onshore drilling operations. These activities are focused in mature producing regions in the Permian Basin of West Texas and Eastern New Mexico. At March 31, 2003, TMBR/Sharp's total proved oil and gas revenues were estimated to have a standardized measure of discounted cash flows of $37.8 million.

     TMBR/Sharp was incorporated under the laws of Texas in October 1982 under the name TMBR Drilling, Inc. In August 1986, the company changed its name to TMBR/Sharp Drilling, Inc. TMBR/Sharp's principal executive offices are located at 4607 West Industrial Blvd., Midland, Texas 79703 and its telephone number is
(432) 699-5050.

INFORMATION ABOUT THE MERGER

     The following summary highlights selected information about the merger that was not discussed in "Questions and Answers about the Merger" beginning on page iv.

     On May 26, 2003, the TMBR/Sharp board of directors agreed to the acquisition of TMBR/Sharp by a wholly owned subsidiary of Patterson-UTI under the terms of the merger agreement described in this proxy statement/prospectus and attached as Annex A. The merger agreement is the legal document that governs the merger, and we urge you to read carefully that agreement.

     At the effective time of the merger, TMBR/Sharp will merge with and into Sub. Sub will be the surviving company under the name TMBR/Sharp Drilling, LLC, and will be a wholly owned subsidiary of Patterson-UTI. The separate corporate existence of TMBR/Sharp will cease at the effective time of the merger.

  OPINION OF TMBR/SHARP'S FINANCIAL ADVISOR (PAGE 26)

     TMBR/Sharp's board of directors received a written opinion from its financial advisor, Energy Capital Solutions, LLC, to the effect that as of the date of the merger agreement, the consideration described in the merger agreement to be received by TMBR/Sharp shareholders was fair from a financial point of view. We urge you to read carefully this opinion, which is attached as Annex B to this proxy statement/ prospectus. The assumptions made, procedures followed, matters considered and limitations of the scope of review undertaken in rendering the opinion are described in detail beginning on page 26 of this proxy statement/prospectus.

     ECS' opinion is addressed to the TMBR/Sharp board of directors and does not constitute a recommendation to any TMBR/Sharp shareholder as to how any shareholder should vote in connection with the merger proposal and the adjournment proposal.

  BOARD OF DIRECTORS OF PATTERSON-UTI FOLLOWING THE MERGER (PAGE 39)

     None of the directors or officers of TMBR/Sharp will become a director or officer of Patterson-UTI in connection with the merger. Patterson-UTI currently has no arrangements or agreements with any of the officers of TMBR/Sharp regarding employment following completion of the merger. Patterson-UTI and Messrs. Brown, Phillips and Lawson, however, may consider employment or consulting arrangements in the future.

  TERMINATION OF THE MERGER (PAGE 55)

     Patterson-UTI and TMBR/Sharp can agree at any time to terminate the merger agreement by mutual written consent. Also, the merger agreement can be terminated under different circumstances, including, but not limited to, the following:

     - by either Patterson-UTI or TMBR/Sharp, if:

      - the affirmative vote of the holders of two-thirds of the outstanding TMBR/Sharp Shares entitled to vote on the approval of the merger agreement and the related transactions is not obtained upon a vote at the special meeting or an adjournment thereof; or

      - the effective time of the merger has failed to occur on or before December 31, 2003, unless the failure is the result of a material breach of the merger agreement by the party seeking the termination;

     - by Patterson-UTI, if:

      - TMBR/Sharp fails to call and hold the special meeting by December 31, 2003;

      - TMBR/Sharp breaches any of its representations or warranties in, or fails to materially perform any of its covenants, agreements or obligations under, the merger agreement, subject to certain conditions; or

      - TMBR/Sharp's board of directors (i) withdraws or modifies, in any manner adverse to Patterson-UTI, its recommendation or approval of the merger agreement or the related transactions, or (ii) recommends or resolves to recommend to the TMBR/Sharp shareholders an acquisition proposal;

     - by TMBR/Sharp, if:

      - its shareholders have not approved the merger agreement, it has notified Patterson-UTI of its receipt of a superior proposal, it has not received a timely offer from Patterson-UTI that is no less favorable than the superior proposal, and it has paid a $3.5 million termination fee to Patterson-UTI; or

      - Patterson-UTI or Sub breaches any of its representations or warranties in, or fails to materially perform any of its covenants, agreements or obligations under, the merger agreement, subject to certain conditions.

  EXPENSES (PAGE 56)

     Each of Patterson-UTI, Sub and TMBR/Sharp will bear its own expenses in connection with the merger agreement and the related transactions, except that Patterson-UTI and TMBR/Sharp will share equally costs and expenses related to filings and other matters under the HSR Act.

  NO SOLICITATION BY TMBR/SHARP (PAGE 53)

     The merger agreement restricts the ability of TMBR/Sharp to solicit or engage in discussions or negotiations with a third party regarding a proposal to acquire a significant interest in TMBR/Sharp. However, if TMBR/Sharp receives an acquisition proposal from a third party that is more favorable to TMBR/Sharp shareholders, from a financial point of view, than the terms of the merger agreement and TMBR/Sharp complies with certain procedures contained in the merger agreement, TMBR/Sharp may furnish nonpublic information to that third party and engage in negotiations regarding an acquisition proposal with that third party, subject to certain conditions.

  ACCOUNTING TREATMENT (PAGE 40)

     Patterson-UTI will account for the merger under the purchase method of accounting for business combinations under generally accepted accounting principles in the United States.

  MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 57)

     Patterson-UTI and TMBR/Sharp have made representations to both tax counsels, including a representation that holders of TMBR/Sharp Shares will receive in the merger an amount of Patterson-UTI Shares with a value equal to at least forty percent (40%) of the total consideration. The total consideration takes into account the amount of cash paid or deemed to be paid to holders of TMBR/Sharp Shares in connection with the merger, cash paid to holders of TMBR/Sharp Shares who perfect their dissenters' rights and cash paid by Patterson-UTI to acquire TMBR/Sharp Shares within twelve (12) months of the date of the merger agreement. Based in part on such representations, it is the opinion of Fulbright & Jaworski L.L.P., tax counsel for Patterson-UTI, and Haynes and Boone, LLP, tax counsel for TMBR/Sharp, that the merger when effected in accordance with the terms of the merger agreement, will be treated for United States federal income tax purposes as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code.

     It is a condition to the closing of the merger that tax counsel for each of Patterson-UTI and TMBR/Sharp deliver opinions in the form attached to this proxy statement/prospectus as Annexes D-1 and D-2, respectively. If the facts in the representations described in the immediately preceding paragraph change as of the proposed closing of the merger, tax counsel may not be able to deliver those opinions at closing of the merger. For example, if the market price of Patterson-UTI Shares declines between the date hereof and the proposed closing of the merger or if holders of TMBR/Sharp Shares perfect their dissenters' rights, each tax counsel may not be able to deliver the required opinions at the closing of the merger.

     If these opinions are unable to be delivered at the closing of the merger, Patterson-UTI and TMBR/Sharp will not proceed with the merger on the terms described in this proxy statement/prospectus. If Patterson-UTI and TMBR/Sharp desire to proceed with a merger other than as a "reorganization" within the meaning of Section 368(a) of the Code, they will do so only after revising the structure of the transaction. In such case, an amended proxy statement/prospectus with revised disclosure regarding the new structure and the material United States federal income tax consequences will be mailed to you at least 20 days prior to the special meeting. If the shareholders have already voted to approve the merger, TMBR/Sharp would hold another special meeting to vote on the revised merger proposal after the amended proxy statement/prospectus had been mailed.

     The discussion of material United States federal income tax consequences contained in this proxy statement/prospectus is not a substitute for an individual analysis of the tax consequences of the merger to you. You are urged to consult a tax advisor regarding the particular federal, state, local and foreign tax consequences of the merger in light of your own situation.

  CERTAIN DIFFERENCES IN THE RIGHTS OF SHAREHOLDERS (PAGE 64)

     As a result of the merger, the holders of TMBR/Sharp Shares will become holders of Patterson-UTI Shares. The rights of TMBR/Sharp shareholders are currently governed by the TBCA and the articles of incorporation and bylaws of TMBR/Sharp. The rights of Patterson-UTI stockholders are governed by the Delaware General Corporation Law and the restated certificate of incorporation and amended and restated bylaws of Patterson-UTI.

     Because TMBR/Sharp is a Texas corporation and Patterson-UTI is a Delaware corporation, certain material differences arise between the rights of TMBR/Sharp shareholders and Patterson-UTI stockholders. See page 64 for summaries of material differences between the rights of TMBR/Sharp shareholders and Patterson-UTI stockholders.

  COMPARATIVE PER SHARE MARKET PRICE INFORMATION (PAGE 13)

     Patterson-UTI Shares are traded on the Nasdaq National Market under the ticker symbol "PTEN", and TMBR/Sharp Shares are traded on the Nasdaq National Market under the ticker symbol "TBDI". On May 23, 2003, the last full trading day prior to public announcement of the merger, Patterson-UTI Shares closed at $35.59 per share and TMBR/Sharp Shares closed at $19.40 per share. On
          , 2003, the most recent practicable date prior to the date of this proxy statement/prospectus, the closing prices of the Patterson-UTI Shares and
the TMBR/Sharp Shares were $     and $     , respectively. Although the exchange
ratio is fixed, the market price of Patterson-UTI Shares will fluctuate prior to and after the merger. We urge you to obtain current market quotations prior to making any decision with respect to the merger.

           SELECTED HISTORICAL AND UNAUDITED PRO FORMA FINANCIAL DATA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF PATTERSON-UTI

     The following table presents selected historical consolidated financial data of Patterson-UTI as of and for each of the years in the five-year period ended December 31, 2002 and as of and for the nine-month periods ended September 30, 2003 and 2002. This information is only a summary and has been derived from, and you should read it carefully together with, Patterson-UTI's historical financial statements and related notes contained in the annual reports and other information that Patterson-UTI has filed with the SEC and incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 78.

                                                                                                                (UNAUDITED)
                                                                                                                NINE MONTHS
                                                                                                                   ENDED
                                                                  YEAR ENDED DECEMBER 31,                      SEPTEMBER 30,
                                                    ----------------------------------------------------   ---------------------
                                                      2002       2001       2000       1999       1998        2003        2002
                                                    --------   --------   --------   --------   --------   ----------   --------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Drilling........................................  $410,295   $839,931   $512,998   $266,212   $329,003   $  468,609   $300,668
  Drilling and completion fluids..................    69,943     94,456     32,053     11,686     13,397       51,431     52,049
  Pressure pumping................................    32,996     39,600     21,465     20,721     23,365       31,509     23,691
  Oil and natural gas.............................    14,723     15,988     15,806      8,747      7,362       16,329     10,673
                                                    --------   --------   --------   --------   --------   ----------   --------
                                                     527,957    989,975    582,322    307,366    373,127      567,878    387,081
                                                    --------   --------   --------   --------   --------   ----------   --------
Operating costs and expenses:
  Drilling........................................   318,201    487,343    384,840    224,590    253,768      353,893    232,129
  Drilling and completion fluids..................    60,762     80,034     26,545      9,864     10,205       45,483     44,965
  Pressure pumping................................    19,802     21,146     13,403     12,219     14,041       18,032     14,127
  Oil and natural gas.............................     3,956      5,190      4,872      2,500      3,696        3,509      2,985
  Depreciation, depletion and amortization........    91,216     86,159     61,464     52,553     51,436       73,825     68,470
  General and administrative......................    26,140     28,561     22,190     17,735     20,004       20,560     19,139
  Bad debt expense................................       320      2,045        570        282      1,233          259        195
  Merger costs....................................        --      5,943         --         --         --           --         --
  Restructuring and other charges.................     4,700      7,202         --         --         --       (2,452)     4,700
  Other...........................................      (538)      (820)      (147)    (2,927)      (335)      (1,582)      (149)
                                                    --------   --------   --------   --------   --------   ----------   --------
                                                     524,559    722,803    513,737    316,816    354,048      511,527    386,561
                                                    --------   --------   --------   --------   --------   ----------   --------
Operating income (loss)...........................     3,398    267,172     68,585     (9,450)    19,079       56,351        520
Other income (expense)............................       441       (677)    (8,481)    (7,053)    (5,953)         729        346
                                                    --------   --------   --------   --------   --------   ----------   --------
Income (loss) before income taxes and cumulative
  effect of change in accounting principle........     3,839    266,495     60,104    (16,503)    13,126       57,080        866
Income tax expense (benefit)......................     1,670    102,333     22,878     (4,766)     5,328       21,690        527
                                                    --------   --------   --------   --------   --------   ----------   --------
Income (loss) before cumulative effect of change
  in accounting principle.........................     2,169    164,162     37,226    (11,737)     7,798       35,390        339
Cumulative effect of change in accounting
  principle, net of related income tax benefit of
  approximately $287..............................        --         --         --         --         --         (469)        --
                                                    --------   --------   --------   --------   --------   ----------   --------
Net income (loss).................................  $  2,169   $164,162   $ 37,226   $(11,737)  $  7,798   $   34,921   $    339
                                                    ========   ========   ========   ========   ========   ==========   ========
Net income (loss) per common share:
  Basic:
    Income (loss) before cumulative effect of
      change in accounting principle..............  $   0.03   $   2.15   $   0.52   $  (0.18)  $   0.12   $     0.44   $   0.00
    Cumulative effect of change in accounting
      principle...................................        --         --         --         --         --        (0.01)        --
                                                    --------   --------   --------   --------   --------   ----------   --------
    Net income (loss).............................  $   0.03   $   2.15   $   0.52   $  (0.18)  $   0.12   $     0.43   $   0.00
                                                    ========   ========   ========   ========   ========   ==========   ========
  Diluted:
    Income (loss) before cumulative effect of
      change in accounting principle..............  $   0.03   $   2.07   $   0.50   $  (0.18)  $   0.12   $     0.43   $   0.00
    Cumulative effect of change in accounting
      principle...................................        --         --         --         --         --           --         --
                                                    --------   --------   --------   --------   --------   ----------   --------
    Net income (loss).............................  $   0.03   $   2.07   $   0.50   $  (0.18)  $   0.12   $     0.43   $   0.00
                                                    ========   ========   ========   ========   ========   ==========   ========
Weighted average number of common shares
  outstanding:
  Basic...........................................    78,705     76,407     71,207     66,483     63,785       80,535     78,378
                                                    ========   ========   ========   ========   ========   ==========   ========
  Diluted.........................................    81,252     79,197     74,841     66,483     65,757       82,261     80,782
                                                    ========   ========   ========   ========   ========   ==========   ========
BALANCE SHEET DATA:
  Current assets..................................  $243,015   $199,458   $237,742   $106,091   $ 94,708   $  293,140   $216,912
  Total assets....................................   942,509    869,642    739,898    496,715    468,554    1,040,847    912,704
  Current liabilities.............................    75,152     89,286    110,443     60,930     46,871      111,078     70,690
  Long-term debt..................................        --         --     79,416     82,196     87,435           --         --
  Stockholders' equity............................   737,556    687,142    481,299    309,695    300,881      795,155    717,869
  Working capital.................................   167,863    110,172    127,299     45,161     47,837      182,062    146,222

SELECTED HISTORICAL FINANCIAL DATA OF TMBR/SHARP

     The following table presents selected historical financial data of TMBR/Sharp as of and for each of the years in the five-year period ended March 31, 2003 and as of and for the six-month periods ended September 30, 2003 and 2002. This information is only a summary and has been derived from, and you should read it carefully together with, TMBR/Sharp's historical financial statements and related notes contained in the annual reports and other information that TMBR/Sharp has filed with the SEC and incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" on page 78.

                                                                                                    (UNAUDITED)
                                                                                                    SIX MONTHS
                                                                                                       ENDED
                                                            YEAR ENDED MARCH 31,                   SEPTEMBER 30,
                                               -----------------------------------------------   -----------------
                                                2003      2002      2001      2000      1999      2003      2002
                                               -------   -------   -------   -------   -------   -------   -------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Operating revenues:
  Drilling...................................  $31,310   $46,712   $36,023   $15,394   $12,948   $17,555   $15,780
  Oil and natural gas........................    6,891     5,508     5,454     3,169     1,476     5,249     3,395
                                               -------   -------   -------   -------   -------   -------   -------
                                                38,201    52,220    41,477    18,563    14,424    22,804    19,175
                                               -------   -------   -------   -------   -------   -------   -------
Operating costs and expenses:
  Drilling...................................   21,563    26,761    22,767    12,486    10,027    12,016    10,550
  Oil and natural gas........................    2,618     3,438     2,348     1,435     1,749     1,473     1,213
  Depreciation, depletion and amortization...    7,409    10,699     6,308     4,021     4,003     3,902     3,427
  General and administrative.................    3,981     2,552     1,918     1,854     1,911     1,815     1,683
  Accretion of asset retirement obligation...       --        --        --        --        --        25        --
                                               -------   -------   -------   -------   -------   -------   -------
                                                35,571    43,450    33,341    19,796    17,690    19,231    16,873
                                               -------   -------   -------   -------   -------   -------   -------
Operating income (loss)......................    2,630     8,770     8,136    (1,233)   (3,266)    3,573     2,302
Other income (expense).......................      627     1,046       342        26        79      (841)      112
                                               -------   -------   -------   -------   -------   -------   -------
Income (loss) before income taxes............    3,257     9,816     8,478    (1,207)   (3,187)    2,732     2,414
Income tax expense (benefit).................   (6,855)       --       170        --        --       929        --
                                               -------   -------   -------   -------   -------   -------   -------
Income before cumulative effect of change in
  accounting principle.......................   10,112     9,816     8,308    (1,207)   (3,187)    1,803     2,414
Cumulative effect of change in accounting
  principle, net of related tax benefit of
  approximately $33..........................       --        --        --        --        --        64        --
                                               -------   -------   -------   -------   -------   -------   -------
Net income (loss)............................  $10,112   $ 9,816   $ 8,308   $(1,207)  $(3,187)  $ 1,867   $ 2,414
                                               =======   =======   =======   =======   =======   =======   =======
Net income (loss) per common share:
  Basic:
    Income before cumulative effect of change
      in accounting principle................  $  1.86   $  1.88   $  1.67   $ (0.25)  $ (0.68)  $  0.33   $  0.45
    Cumulative effect of change in accounting
      principle..............................       --        --        --        --        --      0.01        --
                                               -------   -------   -------   -------   -------   -------   -------
Net income (loss)............................  $  1.86   $  1.88   $  1.67   $ (0.25)  $ (0.68)  $  0.34   $  0.45
                                               =======   =======   =======   =======   =======   =======   =======
  Diluted:
    Income before cumulative effect of change
      in accounting principle................  $  1.78   $  1.79   $  1.54   $ (0.25)  $ (0.68)  $  0.31   $  0.43
    Cumulative effect of change in accounting
      principle..............................       --        --        --        --        --      0.01        --
                                               -------   -------   -------   -------   -------   -------   -------
Net income (loss)............................  $  1.78   $  1.79   $  1.54   $ (0.25)  $ (0.68)  $  0.32   $  0.43
                                               =======   =======   =======   =======   =======   =======   =======
Weighted average number of common shares
  outstanding:
  Basic......................................    5,427     5,220     4,979     4,761     4,711     5,494     5,412
                                               =======   =======   =======   =======   =======   =======   =======
  Diluted....................................    5,676     5,474     5,392     4,761     4,711     5,750     5,637
                                               =======   =======   =======   =======   =======   =======   =======
BALANCE SHEET DATA:
  Current assets.............................  $18,092   $15,892   $15,109   $ 8,407   $ 5,429   $16,331   $15,595
  Total assets...............................   55,491    42,635    35,401    23,625    18,923    55,688    43,132
  Current liabilities........................    8,823     6,803     9,715     5,579     2,188     6,240     4,701
  Long-term debt.............................       --        --     1,080     2,250        --        --        --
  Stockholders' equity.......................   46,668    35,832    24,606    15,796    16,735    48,963    38,431
  Working capital............................    9,269     9,089     5,394     2,828     3,241    10,091    10,894

SELECTED UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL AND OTHER DATA OF PATTERSON-UTI



     We derived the following unaudited condensed combined pro forma financial data from Patterson-UTI's audited consolidated financial statements for the year ended December 31, 2002, TMBR/Sharp's audited financial statements for the fiscal year ended March 31, 2003, Patterson-UTI's unaudited consolidated financial statements for the nine months ended September 30, 2003 and TMBR/Sharp's unaudited financial statements for the six months ended September 30, 2003. The oil and natural gas reserve data has been prepared from Patterson-UTI's audited consolidated financial statements for the year ended December 31, 2002 and TMBR/Sharp's audited financial statements for the fiscal year ended March 31, 2003. The financial data has been prepared as if the proposed merger had occurred on January 1, 2002 with respect to the operating data and as of September 30, 2003 with respect to the balance sheet data. The pro forma data is based on the estimates and assumptions set forth in the notes to such data. The pro forma data is preliminary and is being furnished solely for information purposes and, therefore, is not necessarily indicative of the results of operations or financial position that might have been achieved for the dates or periods indicated, nor is it necessarily indicative of the results of operations or financial position that may occur in the future. This pro forma data is based on the historical financial statements of Patterson-UTI and TMBR/Sharp and should be read in conjunction with those historical financial statements and related notes of Patterson-UTI and TMBR/Sharp contained in their respective periodic filings with the SEC and incorporated in this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 78.


STATEMENT OF OPERATIONS:

                                                                              NINE MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  2002           2003
                                                              ------------   -------------
                                                               (IN THOUSANDS, EXCEPT PER
                                                                      SHARE DATA)
Revenues....................................................    $566,158       $600,705
Total operating expenses....................................    $560,955       $541,186
Operating income............................................    $  5,203       $ 59,519
Net income..................................................    $  3,093       $ 36,516
Net income per common share (diluted).......................    $   0.04       $   0.44
Average diluted shares outstanding..........................      82,693         83,725

BALANCE SHEET DATA:

                                                                           SEPTEMBER 30,
                                                                                2003
                                                                           --------------
                                                                           (IN THOUSANDS)
Cash and cash equivalents................................................    $   72,856
Current assets...........................................................    $  264,357
Total assets.............................................................    $1,118,385
Current liabilities......................................................    $  121,518
Long-term debt, less current maturities..................................    $       --
Total shareholders' equity...............................................    $  844,176


OIL AND NATURAL GAS RESERVE DATA:



                                                                            DECEMBER 31,
                                                                                2002
                                                                           --------------
                                                                           (IN THOUSANDS)
Proved Reserves:
  Oil (Bbls).............................................................         2,444
  Natural Gas (Mcf)......................................................        18,883
  Total (BOE)............................................................         5,591
Estimated future net revenues before income taxes........................    $  114,792
                                                                             ==========
Standardized measure of discounted future net cash flows.................    $   58,901
                                                                             ==========

                       COMPARATIVE PER SHARE INFORMATION

     The following table sets forth per share data separately for Patterson-UTI and TMBR/Sharp on a historical basis, on a pro forma combined basis per Patterson-UTI Share and on a pro forma combined basis per TMBR/Sharp equivalent share, assuming that 0.312166 of a Patterson-UTI Share had been issued in exchange for each outstanding TMBR/Sharp Share. You should read carefully the information below together with the historical financial statements and related notes of Patterson-UTI and TMBR/ Sharp contained in their periodic filings with the SEC and incorporated in this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 78. The unaudited pro forma combined data below is for illustrative purposes only. The companies may have performed differently had they always been combined. You should not rely on this information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after the merger.

                                                                                    UNAUDITED PRO FORMA
                                                            HISTORICAL           --------------------------
                                                    --------------------------   PATTERSON-UTI   TMBR/SHARP
                                                    PATTERSON-UTI   TMBR/SHARP     COMBINED      EQUIVALENT
                                                    -------------   ----------   -------------   ----------
Nine Months ended September 30, 2003
  Income from continuing operations...............      $0.44         $1.58         $ 0.45         $0.14
  Book value as of September 30, 2003.............      $9.87         $8.91         $10.31         $3.22
Year ended December 31, 2002 and March 31, 2003
  Income from continuing operations...............      $0.03         $1.86         $ 0.04         $0.01

                                  RISK FACTORS

     In deciding whether to approve the merger agreement and the merger of TMBR/Sharp with Sub, we urge you to consider carefully all of the information we have included in this document and its annexes and all of the information we have included in the documents we have incorporated by reference, including the risk factors identified in "Forward Looking Statements and Cautionary Statements for the Purposes of the "Safe Harbor" Provisions of the Securities Litigation Reform Act of 1995" in Patterson-UTI's Annual Report for the year ended December 31, 2002, filed on Form 10-K. See "Where You Can Find More Information" on page
78. In addition, we urge you to pay particular attention to the following risks related to the merger and to your investment in Patterson-UTI following the merger:

WE MAY NOT REALIZE THE BENEFITS OF INTEGRATING THE TWO COMPANIES.

     In deciding that the merger is in the best interests of our respective stockholders, the Patterson-UTI board of directors and the TMBR/Sharp board of directors considered the potential complementary effects of combining the two companies' assets, personnel and operational expertise. Integrating businesses, however, involves a number of special risks, including the possibility that management may be distracted from regular business concerns by the need to integrate operations, unforeseen difficulties in integrating operations and systems, problems concerning retaining and assimilating the employees of the combined company, challenges in retaining customers, and potential adverse short-term or long-term effects on operating results. If we cannot integrate our businesses successfully, we may fail to realize the benefits we expect to realize from the merger.

THE VALUE OF THE CONSIDERATION TO BE PAID TO THE TMBR/SHARP SHAREHOLDERS IN THE MERGER WILL VARY AS A RESULT OF THE FIXED EXCHANGE RATIO AND STOCK PRICE FLUCTUATIONS.

     Under the terms of the merger agreement, each TMBR/Sharp Share (except those shares owned directly or indirectly by TMBR/Sharp or Patterson-UTI, and those shares held by dissenting shareholders), will be converted into $9.09 in cash and 0.312166 of a Patterson-UTI Share. This exchange ratio is a fixed ratio that will not be adjusted as a result of any increase or decrease in the price of Patterson-UTI Shares or TMBR/Sharp Shares. The prices of Patterson-UTI Shares and TMBR/Sharp Shares at the time the merger is completed may be higher or lower than their prices on the date of this document or on the date of the special meeting. Changes in the business, operations or prospects of Patterson-UTI or TMBR/Sharp, market assessments of the benefits of the merger and of the likelihood that the merger will be completed, regulatory considerations, oil and gas prices, general market and economic conditions or other factors may affect the prices of Patterson-UTI Shares or TMBR/Sharp Shares. Most of these factors are beyond our control.

     Because the merger will be completed only after the special meeting is held, there is no way to be sure that the price of Patterson-UTI Shares now, or on the date of the special meeting, will be indicative of its price at the time the merger is completed. We urge you to obtain current market quotations for both Patterson-UTI Shares and TMBR/Sharp Shares prior to making any decision with respect to the merger.

SOME DIRECTORS AND EXECUTIVE OFFICERS OF TMBR/SHARP HAVE INTERESTS IN THE MERGER DIFFERENT FROM, OR IN ADDITION TO, THE INTERESTS OF TMBR/SHARP SHAREHOLDERS.


     Some of the directors and executive officers of TMBR/Sharp have interests in the merger that are different from, or in addition to, your interests as a TMBR/Sharp shareholder. These additional interests include a retention payment of $700,800 payable to Mr. Brown. As of December 1, 2003, Mr. Brown also will receive approximately $3,482,625 in exchange for the cancellation and termination of his stock options to purchase TMBR/Sharp Shares. You should consider these interests in determining whether to vote in favor of the merger agreement. See "The Merger -- Interests of Certain Persons in the Merger" beginning on page 37.

PATTERSON-UTI HAS PAID NO DIVIDENDS ON THE PATTERSON-UTI SHARES AND CURRENTLY HAS NO PLAN TO PAY DIVIDENDS.

     Patterson-UTI has not declared or paid cash dividends on the Patterson-UTI Shares in the past. Patterson-UTI currently has no plan to declare or pay any cash dividends on the Patterson-UTI Shares in the foreseeable future. In addition, the terms of Patterson-UTI's existing credit facility may limit payment of dividends without the prior written consent of the lenders.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement/prospectus, including the documents incorporated by reference, includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this proxy statement/prospectus or the documents incorporated by reference that address activities, events or developments that Patterson-UTI or TMBR/Sharp expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These include such matters as:

     - benefits, effects or results of the merger;

     - cost reductions, operating efficiencies or synergies and the integration of operations;

     - future stock market valuations;

     - timing of the merger;

     - tax and accounting treatment of the merger;

     - market conditions, expansion and other development trends in the drilling and exploration and production industries;

     - business strategies;

     - competitive position;

     - financing plans;

     - transaction related expenses;

     - expansion and growth of operations after the merger; and

     - future operating results and financial condition of Patterson-UTI after the merger.

     Patterson-UTI and TMBR/Sharp have based these statements on their assumptions and analyses in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. These statements are subject to a number of assumptions, risks and uncertainties, including:

     - general economic and business conditions;

     - prices of oil and gas and industry expectations about future prices;

     - the business opportunities (or lack thereof) that may be presented to and pursued by both companies;

     - the ability to integrate the operations of TMBR/Sharp and Patterson-UTI; and

     - changes in laws or regulations.

     These factors are in addition to the risks described in the "Risk Factors" section of this proxy statement/prospectus and the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections or similar sections of the documents incorporated by reference. Most of these factors are beyond the control of either company. We caution you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in these statements.

     YOU SHOULD NOT PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS. EACH FORWARD-LOOKING STATEMENT SPEAKS ONLY AS OF THE DATE OF THE PARTICULAR STATEMENT, AND NEITHER PATTERSON-UTI NOR TMBR/SHARP UNDERTAKES ANY OBLIGATION TO PUBLICLY UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS.

          COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

     Patterson-UTI Shares are traded on the Nasdaq National Market under the ticker symbol "PTEN", and TMBR/Sharp Shares are traded on the Nasdaq National Market under the ticker symbol "TBDI". The following table shows, for the calendar quarters indicated, based on published financial sources, the high and low sales prices per Patterson-UTI Share and TMBR/Sharp Share as reported by the Nasdaq National Market. Neither Patterson-UTI nor TMBR/Sharp has paid any cash dividends during this period.


                                                      PATTERSON-UTI      TMBR/SHARP
                                                         SHARES            SHARES
                                                     ---------------   ---------------
                                                      HIGH     LOW      HIGH     LOW
                                                     ------   ------   ------   ------
2001
  First Quarter....................................  $41.38   $28.62   $18.93   $13.00
  Second Quarter...................................   36.83    16.01    19.61    14.50
  Third Quarter....................................   19.49    11.06    17.20    11.04
  Fourth Quarter...................................   25.73    11.80    13.95    10.04
2002
  First Quarter....................................  $29.85   $18.87   $15.30   $10.10
  Second Quarter...................................   34.60    26.83    17.74    12.41
  Third Quarter....................................   29.78    20.63    15.38    12.05
  Fourth Quarter...................................   33.97    23.96    17.32    12.70
2003
  First Quarter....................................  $35.50   $27.09   $17.95   $15.25
  Second Quarter...................................   36.97    31.80    20.50    16.63
  Third Quarter....................................   32.28    25.15    19.34    16.51
  Fourth Quarter (through December 10).............   32.16    25.67    18.83    16.50


     On May 23, 2003, the last full trading day before Patterson-UTI and TMBR/Sharp publicly announced the execution of the merger agreement, the closing prices of the Patterson-UTI Shares and the TMBR/Sharp Shares were $35.59 and
$19.40, respectively. On           , 2003, the most recent practicable date
prior to the date of this proxy statement/prospectus, the closing prices of the
Patterson-UTI Shares and the TMBR/Sharp Shares were $     and $     ,
respectively. Shareholders are urged to obtain current market quotations prior to making any decision with respect to the merger.

     Patterson-UTI has not declared or paid cash dividends on the Patterson-UTI Shares in the past. Patterson-UTI currently has no plan to declare or pay any cash dividends on the Patterson-UTI Shares in the foreseeable future. In addition, the terms of Patterson-UTI's existing credit facility may limit payment of dividends without the prior written consent of the lenders.

                              THE SPECIAL MEETING

GENERAL

     A special meeting of TMBR/Sharp shareholders will be held on           ,
2003,   :  a.m., local time, at the Midland Petroleum Club, 501 West Wall,
Midland, Texas 79701 for the purpose of voting upon the merger proposal and the adjournment proposal described below. The accompanying proxy is being solicited by TMBR/Sharp's board of directors and is to be voted at the special meeting or any adjournment or postponement thereof. TMBR/Sharp's board of directors has
fixed           , 2003 as the record date for the determination of shareholders entitled to receive notice of and to vote at the special meeting and any adjournment or postponement thereof. On the record date, there were TMBR/ Sharp Shares outstanding. On the record date, there were approximately record holders of TMBR/Sharp Shares.

SOLICITATION

     TMBR/Sharp will pay the costs of soliciting proxies from TMBR/Sharp shareholders as well as all mailing fees incurred in connection with this proxy statement/prospectus.

     TMBR/Sharp has engaged the services of D.F. King & Co., Inc. to solicit proxies and assist in the distribution of proxy materials. In connection with its retention by TMBR/Sharp, D.F. King & Co., Inc. has agreed to provide consulting and analytic services and provide solicitation services with respect to banks, brokers, institutional investors and individual shareholders. TMBR/Sharp agreed to pay D.F. King & Co., Inc. a fee of $7,500 plus "broker bills," reasonable expenses, costs and disbursements, including reasonable counsel fees and expenses, and to indemnify D.F. King & Co., Inc. against certain liabilities and expenses, including liabilities under the federal securities laws.

     In addition to the solicitation of proxies by mail, some of TMBR/Sharp's directors, officers and employees may solicit proxies by telephone, facsimile and personal contact, without separate compensation for those activities. Copies of solicitation materials will be furnished to fiduciaries, custodians and brokerage houses for forwarding to beneficial owners of TMBR/Sharp Shares, and these persons will be reimbursed for their reasonable out-of-pocket expenses. TMBR/Sharp does not intend to use the Internet to solicit proxies, but if the Internet is used for this purpose, TMBR/Sharp will file with the SEC as additional soliciting material any written material used for that purpose.

QUORUM

     The presence at the special meeting of the holders of a majority of the outstanding TMBR/Sharp Shares entitled to vote, either in person or by proxy, is necessary to constitute a quorum to transact business at the special meeting. Abstentions and broker non-votes will be counted to determine whether or not there is a quorum at the special meeting. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he does not have the authority to vote on such other matters.

MEETING PROPOSALS

     At the meeting, holders of TMBR/Sharp Shares will be asked to consider and vote on the merger proposal and the adjournment proposal. A vote for the merger proposal is not also a vote for the adjournment proposal. You must vote separately on each proposal.

     The affirmative vote of the holders of at least two-thirds of the outstanding TMBR/Sharp Shares entitled to vote at the special meeting is required to approve the merger proposal. The affirmative vote of the holders of a majority of TMBR/Sharp Shares present in person or by proxy at the special meeting is required to approve the adjournment proposal.

     Approval of the merger proposal will permit the merger of TMBR/Sharp with and into Sub in accordance with, and subject to, the terms and conditions of the merger agreement. Approval of the adjournment proposal will permit the adjournment of the special meeting to solicit additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal. If on the date of the special meeting TMBR/Sharp has not received duly executed proxies which, when added to the number of votes represented in person at the special meeting by persons who intend to vote for the merger proposal, will constitute a sufficient number of votes to approve the merger proposal, TMBR/Sharp may recommend the adjournment
of the special meeting to a date not later than           , 2003 if the
adjournment proposal is approved. Thomas C. Brown and David N. Fitzgerald, the persons appointed as proxy for the special meeting, in consultation with D.F. King & Co., Inc., will determine if the special meeting will be adjourned to permit further solicitation and for how many days to a date not later than
          , 2003, based on their estimate of how many days may be needed for further solicitation. However, if holders of TMBR/Sharp Shares holding greater than one-third of the outstanding TMBR/Sharp Shares have indicated their intention to vote against, and have submitted duly executed proxies voting against, the merger proposal, TMBR/Sharp will hold the vote on the merger proposal and will not recommend adjournment of the meeting. Approval of the adjournment proposal by the holders of TMBR/Sharp Shares is not a condition to the merger.

VOTING

  HOW TO VOTE YOUR SHARES

     Each TMBR/Sharp Share is entitled to one vote. If you are a record holder of TMBR/Sharp Shares, you may vote your TMBR/Sharp Shares at the special meeting in person or by proxy. To vote in person, you must attend the special meeting, and obtain and submit a ballot. The ballot will be provided at the special meeting. To vote by proxy, you must complete and return the enclosed proxy card.

     The proxy card contains specific instructions on how to complete it. By completing and submitting it, you will direct the designated persons (known as "proxies") to vote your TMBR/Sharp Shares at the special meeting in accordance with your instructions. The TMBR/Sharp board has appointed Thomas C. Brown and David N. Fitzgerald to serve as proxies for the meeting.

     Your proxy will be valid only if you sign, date and return it before the special meeting. If you complete all of the proxy card except the voting instructions, the designated proxies will vote your shares FOR the approval of the merger agreement and FOR the adjournment proposal.

     You may revoke your proxy at any time before it is exercised (i.e., before the voting begins) by any one of the following means:

     - notifying TMBR/Sharp's secretary in writing;

     - submitting another proxy bearing a later date; or

     - attending the special meeting and voting in person. Your attendance at the special meeting will not by itself revoke a proxy; you must vote your shares at the meeting to revoke your proxy.

     If you choose to submit a notice of revocation or a new proxy card you must send it to the Secretary of TMBR/Sharp at 4607 West Industrial Blvd., Midland, Texas 79703. TMBR/Sharp must receive the notice or new proxy card before the vote is taken at the special meeting.

     Many of TMBR/Sharp's shareholders hold their TMBR/Sharp Shares in "street name." "Street name" means that the shares are registered in the names of their broker, bank or other nominee holder rather than in the shareholders' names. In addition to the proxy solicitation materials TMBR/Sharp has provided to the street name holder, the street name holder should provide to you the street name holder's own request for voting instructions. By completing the voting instruction card, you may direct your street name holder how to vote your shares. Alternatively, if you want to vote your street name shares at the special meeting, you must contact your broker directly in order to obtain a proxy issued to you by your broker as the nominee holder. NOTE THAT A BROKER LETTER THAT IDENTIFIES YOU AS A SHAREHOLDER IS NOT THE SAME AS A NOMINEE-ISSUED PROXY. If you fail to bring a nominee-issued proxy to the special meeting, you will not be able to vote your street name shares at the special meeting.

     Your TMBR/Sharp Shares will be voted for or against the merger proposal and for or against the adjournment proposal only if you provide written instructions to your broker as to how to vote your shares. If you want your broker to vote your shares in favor of the merger proposal and the adjournment proposal, you should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Without instructions, your shares will not be voted by your broker and the failure to vote will have the same effect as a vote AGAINST the approval of the merger agreement but, assuming a quorum is present at the special meeting, will have no effect on the adjournment proposal.

  EFFECT OF FAILURE TO VOTE, ABSTENTIONS AND BROKER NON-VOTES

     The failure to return a properly executed proxy card or to vote at the special meeting will have the same effect as a vote against the approval of the merger agreement but, assuming a quorum is present at the special meeting, will have no effect on the approval of the adjournment proposal. An abstention from the vote to approve the merger agreement will have the same effect as a vote against the approval of the merger agreement and against the adjournment proposal. If your TMBR/Sharp Shares are held in "street name" by your broker or are held in the name of some other nominee holder, your shares will be voted for or against the approval of the merger agreement and for or against the adjournment proposal only if you provide written instructions to your broker as to how to vote your shares. If you fail to provide voting instructions to your broker or nominee holder, such broker non-votes will have the same effect as a vote against the approval of the merger agreement but, assuming a quorum is present at the special meeting, will have no effect on the approval of the adjournment proposal.

APPRAISAL RIGHTS

     TMBR/Sharp shareholders who do not vote in favor of approval of the merger agreement and who otherwise comply with the applicable statutory procedures of the TBCA summarized elsewhere in this proxy statement/prospectus, will be entitled to seek appraisal of the value of their TMBR/Sharp Shares under Articles 5.11-5.13 of the TBCA. See "The Merger -- Dissenters' Rights of Appraisal" on page 42.

STOCK CERTIFICATES

     PLEASE DO NOT SEND YOUR STOCK CERTIFICATES AT THIS TIME. IF THE MERGER IS COMPLETED, PATTERSON-UTI WILL SEND YOU INSTRUCTIONS REGARDING THE PROCEDURES FOR CONVERSION OF EACH OF YOUR TMBR/SHARP SHARES INTO THE RIGHT TO RECEIVE $9.09 IN CASH AND 0.312166 OF A PATTERSON-UTI SHARE.

                                   THE MERGER

BACKGROUND OF THE MERGER

     During the last few years, in an effort to maximize shareholder value, TMBR/Sharp's board of directors periodically reviewed and evaluated TMBR/Sharp's presence and position in its areas of operation. During this time, the TMBR/Sharp board of directors monitored the size and quality of TMBR/Sharp's rig fleet, the quality of its crews, the type of rigs preferred by its customers and potential customers, rig utilization rates and the benefits that might be achieved by acquiring additional rigs and expanding TMBR/Sharp's geographic areas of operation. Also during this time, TMBR/Sharp discussed at different times with one privately owned company and three publicly owned companies, including Patterson-UTI, the possibility of entering into different types of business combinations.

     Although initially focused on expansion, the TMBR/Sharp board of directors gradually broadened its focus to include the possibility of being acquired. This transition resulted from a number of factors, including periods of depressed industry conditions, increased competition resulting from the consolidation of TMBR/Sharp's competitors into larger companies with greater resources, the indications of interest received by TMBR/Sharp from potential purchasers as discussed below, and, to a lesser extent, the death in January 2001 of Joe G. Roper, a founder and former director and president of TMBR/Sharp.

     TMBR/Sharp's familiarity with Patterson-UTI, its predecessors and their respective principals, including Cloyce A. Talbott and A. Glenn Patterson, Patterson-UTI's current chief executive officer and president, respectively, dates back many years. TMBR/Sharp and its former parent, Tom Brown, Inc., have competed with Patterson-UTI in the contract drilling business since the formation of Patterson Energy, Inc., the predecessor of Patterson-UTI, in 1978. The proximity of the two companies' headquarters, which are approximately 100 miles apart, has resulted in the companies competing in many local markets and serving the same customers from time to time. As in any business, these competitors have closely monitored one another's businesses for many years. Additionally, Mark S. Siegel, the chairman of the board of directors of Patterson-UTI, and Mr. Brown had brief, informal conversations from time to time regarding interest in a business combination, beginning as early as 1996 when Mr. Siegel was chairman of the board of UTI Energy Corp., an independent onshore contract drilling company, before its merger with Patterson Energy, Inc. in May 2001.

     In June 2001, TMBR/Sharp commenced its consideration and evaluation of the acquisition of a privately held drilling company operating land drilling rigs in Texas. Eventually, TMBR/Sharp's board of directors concluded not to proceed with the acquisition. However, TMBR/Sharp's board of directors continued to discuss different ways to acquire additional rigs from other third parties, including an acquisition of another drilling company.

     The first publicly owned drilling company to make a written proposal to acquire TMBR/Sharp came in January 2002. Mr. Brown received a letter dated January 18, 2002 from the chairman of the board and chief executive officer of this first company, which included a proposal to acquire all of TMBR/Sharp's Shares at $15.00 per share, payable in cash, stock or a combination of cash and stock. The $15.00 price per share represented a premium of approximately 15.4% over the closing price of $13.00 per share on January 18, 2002. At a meeting of TMBR/Sharp's board of directors on January 22, 2002, the directors reviewed and discussed the proposal. After discussion, the TMBR/Sharp board of directors authorized Mr. Brown to find and engage an investment banking firm.

     Mr. Brown discussed with an investment banking firm the possibility of entering into a financial advisory services agreement and the general terms of an agreement. However, after further discussions between Mr. Brown, Jeffrey D. Phillips, the president of TMBR/Sharp, and this first publicly owned company, the prospects of a transaction between the two companies became increasingly remote. As a result, and to avoid payment of unnecessary engagement or retainer fees, TMBR/Sharp did not engage an investment banking firm until November 2002, when discussions regarding a potential transaction advanced to a point that justified engaging an investment banking firm. In addition, and further contributing to the delay of engaging an investment banking firm, on May 9, 2002, TMBR/Sharp experienced a well blowout on a property believed by TMBR/Sharp to have potentially significant reserves. The engagement of an investment banking firm was further postponed until the well was brought under control and TMBR/Sharp could more accurately assess the potential impact of the well on its financial condition.

     In early March 2002, Patricia R. Elledge, TMBR/Sharp's controller and a daughter of Mr. Roper, received a telephone message from John E. Vollmer III, the Senior Vice President -- Corporate Development of Patterson-UTI. Upon returning the call, Ms. Elledge learned that Patterson-UTI was interested in acquiring the TMBR/Sharp Shares held by Mr. Roper's estate and by the Roper family.

     After becoming aware that Patterson-UTI was interested in acquiring the TMBR/Sharp Shares held by the Roper family, and during a telephone conversation between Mr. Brown and the chief executive officer of a third public company, Mr. Brown, a business partner of Joe G. Roper and close friend of his and his family for more than fifty years, commented to the chief executive officer that the Roper family was interested in selling its TMBR/Sharp Shares. Mr. Brown remarked that if the third company had an interest in acquiring the TMBR/Sharp Shares held by the Roper family, the chief executive officer might want to call the Roper family. Thereafter, and independently of any involvement of Mr. Brown or TMBR/ Sharp, this third public company contacted a representative of the Roper family and pursued negotiations for the purchase of the Roper family's TMBR/Sharp Shares.

     On March 14, 2002, Mr. Brown received a letter from the chief executive officer of the third publicly owned drilling company expressing its willingness to acquire 1,079,000 TMBR/Sharp Shares held by the estate of Mr. Roper, the children of Mr. Roper and a family partnership controlled by them. The letter included a proposal to acquire these shares at a price of $15.05 per share, which represented a premium of approximately 13.7% over the closing price of $13.24 per share on March 14, 2002. The proposal to acquire the TMBR/Sharp Shares held by the Roper family and their affiliated entities was subject to certain conditions, including, among other things, TMBR/Sharp entering into a merger agreement with this third company and agreeing to either repurchase the Roper family's TMBR/Sharp Shares from that company at a price of $15.05 per share if the merger agreement was terminated or pay to that company the difference between the price the company sold such shares (if less than $15 per share) and the price paid by the company for such shares. Under the proposal, this third company would exchange 1.15 shares of its common stock for each outstanding TMBR/Sharp Share, resulting in a valuation of $17.56 per TMBR/Sharp Share. The TMBR/Sharp board of directors discussed a possible combination with that company and other strategies. On March 19, 2002, this third company requested copies of certain materials in order to conduct a due diligence review of TMBR/Sharp.

     At a meeting of TMBR/Sharp's board of directors on March 21, 2002, Mr. Brown reported on his conversations with the chief executive officer of the third company and advised the directors that he had informed the chief executive officer that the contingencies outlined in the proposal would not be acceptable to TMBR/Sharp. Mr. Brown concluded that the offer was not acceptable primarily because of his belief that (1) the two potential transactions among the parties should be pursued independently, if at all; (2) the terms of one transaction should not influence or dictate the terms of the other potential transaction;
(3) TMBR/Sharp should not be required to repurchase the Roper family shares under any circumstances; and (4) this third company would not increase its offering price. Mr. Brown further advised the directors that this third company had contacted the Roper family for the purpose of negotiating the purchase of the Roper family's TMBR/Sharp Shares. The directors then entered into a general discussion regarding:

     - a potential combination of TMBR/Sharp with this third company and other possible companies;

     - the break-up value of the TMBR/Sharp Shares, estimated by TMBR/Sharp at that time to be $19.70 per share;

     - proposed exchange rates;

     - current oil and gas reserve values;

     - the value of TMBR/Sharp Shares and its price performance;

     - the financial condition of other companies that might have an interest in a combination with TMBR/Sharp;

     - potential transactions with other companies, including Patterson-UTI; and

     - the impact that a combination with this third company might have on TMBR/Sharp's oil and gas exploration and production activities.

     Based on the recommendation of Mr. Brown and the discussion described above among the directors, the directors deferred any formal action in respect of the third company's offer.

     On March 22, 2002, TMBR/Sharp and its legal advisors received unsolicited drafts of a proposed agreement and plan of merger from the third company.

     At a telephonic meeting of TMBR/Sharp's board of directors on May 21, 2002, the board again discussed the possibility of a transaction with the third company. Mr. Brown suggested that no action be taken until TMBR/Sharp had completed the redrilling of a well in Loving County, Texas that had experienced a blowout earlier in the month. After following up on earlier discussions, an agreement was never entered into because of differences in establishing a mutually acceptable price and Patterson-UTI's acquisition of TMBR/Sharp Shares from the Roper family as described below.

     After a series of discussions, certain members of the Roper family, Mr. Roper's estate and a Roper family partnership entered into a stock purchase agreement with Patterson-UTI on June 11, 2002, pursuant to which they sold to Patterson-UTI 762,597 TMBR/Sharp Shares at a price of $16.60 per share on June 14, 2002. The sellers also granted to Patterson-UTI an option to purchase, and Patterson-UTI granted the sellers an option to sell, an additional 195,000 TMBR/Sharp Shares at $16.60 per share.

     On June 12, 2002, Mr. Siegel called Mr. Brown and informed him about the transaction with the Roper family and that Patterson-UTI had purchased, or received an option to purchase, approximately 19.7% of the then outstanding TMBR/Sharp Shares. Mr. Siegel also informed Mr. Brown of the following matters:

     - the TMBR/Sharp Shares had been acquired for investment purposes;

     - Patterson-UTI was interested in possible strategic opportunities with TMBR/Sharp, including the possible combination of TMBR/Sharp and Patterson-UTI;

     - Patterson-UTI had indicated its interest to TMBR/Sharp; and

     - Patterson-UTI had no intention of pursuing a strategic transaction other than on a mutually acceptable basis.

     On June 12, 2002, Mr. Phillips distributed to TMBR/Sharp's board of directors copies of Patterson-UTI's press release relating to the transaction and a letter from Mr. Siegel to Mr. Brown restating matters discussed in the immediately preceding bullet points.

     At the July 18, 2002 meeting of Patterson-UTI's board of directors, Mr. Siegel reported on, and the directors discussed, strategic opportunities relating to TMBR/Sharp.

     At the August 28, 2002 meeting of TMBR/Sharp's board of directors, the directors reviewed and discussed TMBR/Sharp's future prospects, the advantages and disadvantages of pursuing a business combination and the need to engage an investment banking firm. The directors requested that Mr. Brown continue to explore potential combination transactions and proceed with the selection and engagement of an investment banking firm to serve as TMBR/Sharp's financial advisor in connection with strategic transactions. Following this meeting, Mr. Brown and Mr. Phillips had discussions from time to time with representatives of ECS regarding potential combination matters, such as potentially interested parties, timing and the type of transaction that might be suitable for TMBR/Sharp. Other than these discussions with ECS, there were no material developments regarding potential combinations involving TMBR/Sharp until November, 2002.

     At the October 16, 2002 meeting of TMBR/Sharp's board of directors, the directors discussed the current status of the contract drilling markets generally, the financial condition of TMBR/Sharp and Patterson-UTI and the market price of Patterson-UTI Shares. The directors also discussed the exploration and production activities of Patterson-UTI.

     On October 28, 2002, Patterson-UTI entered into a stock purchase agreement with a member of the Roper family to purchase an additional 101,076 TMBR/Sharp Shares at a price of $16.60 per share. On October 29, 2002, Patterson-UTI completed the purchase of the 195,000 TMBR/Sharp Shares subject to the option granted pursuant to the June 11, 2002 stock purchase agreement and completed the purchase of 101,076 TMBR/Sharp Shares pursuant to the October 28, 2002 stock purchase agreement.

     In November 2002, TMBR/Sharp's compensation committee concluded that a bonus plan for certain key employees of TMBR/Sharp should be established. On November 6, 2002, the compensation committee met for the purpose of considering proposed bonus agreements for certain key employees that would provide an incentive for and encourage key employees to remain in TMBR/Sharp's employment during a period of uncertainty created by TMBR/Sharp's possible sale. After approval by, and upon recommendation of, the compensation committee, the TMBR/Sharp board of directors approved the final form of retention agreements for ten key employees. These agreements provide for the payment of a cash bonus following a merger in an amount equal to an employee's base salary times an applicable multiple. The maximum amount payable under the retention agreements is approximately $2,157,677. For a more complete description of the agreements, see "-- Interests of Certain Persons in the Merger -- Retention Agreements".

     On November 13, 2002, TMBR/Sharp entered into a financial advisory agreement with Energy Capital Solutions, LLC ("ECS") engaging ECS as TMBR/Sharp's exclusive financial advisor in connection with a transaction involving the direct or indirect sale or disposition of TMBR/Sharp. ECS was selected as TMBR/Sharp's financial advisor, in large part, because J. Russell Weinberg, a managing director of ECS, had performed financial services for TMBR/Sharp in the past, and because ECS is an investment banking firm whose principals have expertise and experience in transactions involving energy companies similar to TMBR/Sharp.

     In November 2002, and again in mid-January 2003, Patterson-UTI requested that TMBR/Sharp's board of directors adopt a resolution relating to Article
13.03 of the TBCA authorizing Patterson-UTI's purchase of a number of TMBR/Sharp Shares that would result in Patterson-UTI owning more than 20% of the outstanding TMBR/Sharp Shares. Under this statute, if any party acquires more than 20% of the outstanding TMBR/Sharp Shares without the prior approval of TMBR/Sharp's board of directors, that party cannot acquire or enter into certain transactions with TMBR/Sharp for a period of three years unless the acquisition is approved by two-thirds of the unaffiliated shareholders. Without advance approval of TMBR/Sharp's board of directors, these provisions of the TBCA could have delayed Patterson-UTI's ability to combine with TMBR/Sharp. TMBR/Sharp's board did not adopt the requested resolutions because of the uncertainties associated with a single party having ownership of such a large percentage of the outstanding TMBR/Sharp Shares, TMBR/Sharp's absence of any takeover defenses and the expressed interest of other companies in acquiring TMBR/Sharp.

     Throughout the latter part of 2002 and continuing into early February 2003, Mr. Brown and Mr. Siegel continued to discuss strategic opportunities, including a possible combination of TMBR/Sharp and Patterson-UTI on a mutually acceptable basis.

     At a meeting of Patterson-UTI's board of directors on February 4, 2003, Mr. Siegel reported on, and the directors discussed, acquisition opportunities relating to TMBR/Sharp.

     At a meeting of TMBR/Sharp's board of directors on February 11, 2003, the directors discussed the possible acquisition of TMBR/Sharp by Patterson-UTI and whether the consideration to TMBR/Sharp's shareholders in a potential transaction with Patterson-UTI should be all cash, all stock or a combination of cash and stock. The directors also discussed the implications of giving advance approval of Patterson-UTI's previous requests to acquire over 20% of the outstanding TMBR/Sharp Shares. Mr. Brown further reported that ECS had remained in contact with the third public company that made an offer to TMBR/Sharp, and had gathered information regarding other companies that might be interested in acquiring TMBR/Sharp. Mr. Phillips also reported to the directors that the evaluation material requested by Patterson-UTI had been provided. These materials included oil and gas reserve data and other customary due diligence information.

     At the February 26, 2003 meeting of TMBR/Sharp's board of directors, ECS made a presentation to the directors of its preliminary valuation analysis of TMBR/Sharp, which showed a possible valuation range of $16.24 to $20.96 per share. ECS also provided information regarding potential buyers. TMBR/ Sharp's legal advisors also made a presentation regarding the fiduciary duties of directors and anti-takeover provisions for consideration by the directors. During this meeting, the directors asked ECS to call Mr. Siegel. ECS and Mr. Phillips then contacted Mr. Siegel to inquire about Patterson-UTI's interest in pursuing discussions of a possible merger of the two companies.

     On March 3, 2003, ECS, Mr. Brown and Mr. Phillips called Mr. Siegel and Kenneth N. Berns, a director of Patterson-UTI. In this conversation, ECS summarized the prior week's activities of TMBR/ Sharp and the parties discussed how best to proceed in evaluating the potential benefits of a mutually acceptable transaction, the manner in which a possible transaction might be achieved and the status of new wells being drilled by TMBR/Sharp. The parties agreed that detailed discussions, including pricing terms, would occur at a later date and that the primary communications and negotiations between the two companies would be conducted by designated representatives of each company. Thereafter, negotiations between the companies were conducted by ECS, on behalf of TMBR/Sharp, and by Mr. Berns, on behalf of Patterson-UTI.

     On March 7, 2003, Mr. Berns and Mr. Vollmer met with ECS to discuss initial due diligence matters and to gather more information about whether the parties should continue to consider exploring a possible combination on a mutually acceptable basis.

     Subsequent to these conversations, and through May 26, 2003, Patterson-UTI and its advisors conducted a due diligence review of TMBR/Sharp, which included, among other things, the evaluation of TMBR/Sharp's periodic reports filed with the SEC and other publicly available information, field inspections and the review of TMBR/Sharp's oil and gas reserve information and other legal, financial and operational documents. Throughout this time, discussions between ECS and the representatives of Patterson-UTI continued regarding the possibility of a merger and establishing a range of values that could be submitted to TMBR/Sharp's board of directors.

     On May 19, 2003, ECS received a telephone call from Mr. Berns in which Mr. Berns informed ECS that Patterson-UTI would consider offering $20.00 per share for the TMBR/Sharp Shares, which would be paid 50% in cash and 50% in Patterson-UTI Shares.

     At a telephonic meeting of TMBR/Sharp's board of directors on May 20, 2003, which was also attended by TMBR/Sharp's legal and financial advisors, ECS reported that the potential price to be offered by Patterson-UTI for the TMBR/Sharp Shares would be $20.00 per share, payable 50% in cash and 50% in Patterson-UTI Shares. The directors discussed:

     - seeking a higher valuation from Patterson-UTI;

     - contacting other potential buyers and the likelihood of being able to complete a transaction with other potential buyers in a timely manner;

     - fiduciary duties of the directors and the procedures required to meet these duties;

     - whether Patterson-UTI would be willing to reconsider its potential valuation of the outstanding TMBR/Sharp Shares;

     - the need to conduct further market checks in light of the board's prior discussions;

     - the advice of ECS regarding potential combinations;

     - lock-up arrangements and the effect that different lock-up arrangements might have on a merger price;

     - the timing of a transaction with potential buyers;

     - the adequacy of the potential price to be offered by Patterson-UTI;

     - Patterson-UTI's identity in the marketplace;

     - current market conditions, including the value of TMBR/Sharp's drilling rigs; and

     - the advisability of contacting the third publicly owned company that had previously made a proposal to TMBR/Sharp and the risk of losing a potential transaction with Patterson-UTI.

As a result of the discussion described above, at the request of the directors and during the meeting, ECS called Mr. Berns and advised him that TMBR/Sharp's board believed that the price should be greater than $20.00 per share.

     On May 21, 2003, Mr. Berns telephoned ECS and informed ECS that Patterson-UTI was willing to increase its potential valuation of the outstanding TMBR/Sharp Shares from $20.00 to $20.25 per share.

     At a telephonic meeting of TMBR/Sharp's board of directors on May 22, 2003, which was also attended by TMBR/Sharp's legal and financial advisors, ECS reported to the directors that Patterson-UTI was willing to increase its potential valuation of TMBR/Sharp from $20.00 per share to $20.25 per share. The directors discussed available alternatives, including contacting one of the other public companies that had expressed interest in pursuing a transaction with TMBR/Sharp. Having previously been informed by Raymond C. Batchelor, one of TMBR/Sharp's directors, that Mr. Batchelor and the chief executive officer of the third company coincidentally attended the same business luncheon in early May 2003, Mr. Brown reported that the chief executive officer of the third company informally commented that if TMBR/Sharp completed a transaction with Patterson-UTI, the third company would have an interest in acquiring TMBR/Sharp's oil and gas properties from Patterson-UTI. The directors discussed these comments and Mr. Brown reported that this third company had already contacted Patterson-UTI to express an interest in buying the properties from Patterson-UTI if Patterson-UTI and TMBR/Sharp completed a transaction. The directors also discussed the potential advantages and disadvantages of conducting further market checks. At the request of TMBR/Sharp's directors, Mr. Weinberg called Mr. Berns during the meeting to communicate an interest in pursuing a potential transaction and to discuss the process of how to proceed with further negotiations if Patterson-UTI had an interest in pursuing a potential transaction. Mr. Weinberg also inquired as to Patterson-UTI's position with respect to TMBR/Sharp contacting the third publicly owned company. Mr. Berns indicated he would have to call back after talking to Patterson-UTI's management. The TMBR/Sharp board of directors continued to discuss the structure of the acquisition and possible terms of the deal.

     On May 22, 2003, Mr. Berns returned the call to ECS and further discussed with ECS the process of pursuing negotiations. During the discussion, and in response to Mr. Berns' indication that Patterson-UTI preferred that TMBR/Sharp not contact other companies, Mr. Weinberg advised Mr. Berns that TMBR/ Sharp would not contact other third parties, so long as the merger agreement did not contain any significant barriers to third party offers. Having previously reviewed and considered potential transactions with other third parties, and having further reviewed the group of potential third parties that might have an interest in a transaction with TMBR/Sharp, the TMBR/Sharp board of directors decided not to contact other third parties because of (1) its determination that the likelihood of entering into an alternative transaction with another company on acceptable terms was remote; (2) Patterson-UTI's expressed preference that TMBR/Sharp not contact other bidders, in exchange for which TMBR/Sharp required minimal barriers to third party offers; and (3) the belief that other potential candidates for a transaction would not be able to proceed as rapidly as Patterson-UTI, especially in view of Patterson-UTI's ownership position in TMBR/Sharp and familiarity with TMBR/Sharp.

     On May 23, 2003, TMBR/Sharp and its legal and financial advisors received an initial draft merger agreement.

     Commencing on May 23, 2003 and continuing through May 26, 2003, representatives of TMBR/ Sharp and Patterson-UTI, together with their respective advisors, engaged in extensive negotiations regarding the merger agreement and the terms of the proposed merger.

     On May 25, 2003, Mr. Brown, Mr. Phillips and representatives of ECS called Mr. Siegel, Mr. Vollmer and Mr. Jonathan D. Nelson, the Vice President-Finance, Chief Financial Officer, Secretary and Treasurer of Patterson-UTI, for the purpose of allowing ECS and TMBR/Sharp to complete their due diligence review of Patterson-UTI, and allowing Patterson-UTI to complete its due diligence review of TMBR/Sharp.

     On the evening of May 25, 2003 and the morning of May 26, 2003, summaries of the potential terms and provisions of the merger agreement and drafts of the merger agreement were distributed to TMBR/ Sharp's board of directors.

     At 3:00 p.m. on May 26, 2003, TMBR/Sharp's board of directors convened for the purpose of considering and voting upon the proposed merger. At the meeting, members of TMBR/Sharp's senior management and TMBR/Sharp's legal and financial advisors reviewed with the board of directors the terms of the proposed merger. In particular, the TMBR/Sharp legal advisors advised the TMBR/Sharp board of directors as to its fiduciary duties to TMBR/Sharp shareholders. ECS then made a presentation regarding the analysis described under "-- Opinion of TMBR/Sharp's Financial Advisor". In addition, the terms of the merger agreement, including the conditions to closing and the termination fee, and related exhibits were presented in detail by the legal and financial advisors and were discussed at length with the board of directors. The potential benefits of the proposed merger and the financial and other effects the proposed merger would have on TMBR/Sharp and its shareholders were also discussed in detail by TMBR/Sharp's board of directors. Following further discussions between TMBR/Sharp and Patterson-UTI and their advisors, the remaining issues were resolved, including the allocation of cash and stock consideration and due diligence issues, which resulted in a reduction of the price offered by Patterson-UTI for each TMBR/Sharp Share from $20.25 to $20.20. The cash and stock offer of $20.20 represented a premium of approximately 4.12%, based on the closing prices of $19.40 per TMBR/Sharp Share and $35.59 per Patterson-UTI Share on May 23, 2003, the last trading day prior to the offer. After these discussions, ECS rendered its oral opinion, subject to TMBR/Sharp's receipt of the final written price of the merger consideration orally agreed upon by TMBR/Sharp and Patterson-UTI, that, as of the date and subject to various assumptions, the consideration to be received by TMBR/Sharp's shareholders in the merger was fair, from a financial point of view, to TMBR/Sharp's shareholders. Following receipt of the final written terms of the merger consideration, ECS confirmed its opinion in writing. After these presentations and discussions, and subject to receipt of the final written terms of the merger consideration, the board of directors of TMBR/Sharp unanimously agreed that the merger agreement and the merger were fair to, advisable and in the best interests of TMBR/Sharp and its shareholders and unanimously voted: (1) to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger; and (2) to recommend that TMBR/Sharp's shareholders vote to approve and adopt the merger agreement and approve the merger.

     On the afternoon of May 26, 2003, a summary of the proposed terms and provisions of the merger agreement, the latest draft of the merger agreement and a financial analysis of the proposed merger prepared by the senior management of Patterson-UTI were distributed to Patterson-UTI's board of directors.

     At 6:00 p.m. on May 26, 2003, Patterson-UTI's board of directors convened for the purpose of considering and voting upon the proposed merger. At the meeting, members of Patterson-UTI's senior management and Patterson-UTI's legal advisors reviewed with the board of directors the terms of the merger and a financial analysis of the proposed merger. In particular, Mr. Siegel summarized the chronology of events leading up to the recent negotiations, including Patterson-UTI's previous acquisition of nearly 20% of the outstanding TMBR/Sharp Shares. Mr. Berns presented in detail the terms of the merger agreement, including, among other things, the representations and warranties to be made by TMBR/Sharp, the conditions to closing, the termination provisions, the break-up fee and the treatment of

TMBR/Sharp stock options. Mr. Talbott reported on the TMBR/Sharp exploration and production assets. Another member of senior management informed the directors of the results of due diligence on TMBR/ Sharp and presented in detail the financial analysis of the proposed transaction, including the allocation of the cash and stock consideration and the valuation of the TMBR/Sharp Shares at a price of $20.20 per share. The Patterson-UTI board of directors discussed the terms of the merger agreement, the financial analysis and the due diligence results at length and asked senior management questions related to those matters, including among other things, the potential tax consequences of the proposed merger and the assumptions used in the senior management's financial analysis. The Patterson-UTI board of directors also discussed the potential benefits of the proposed merger and the financial and other effects that the proposed merger would have on Patterson-UTI and its stockholders. At approximately 7:30 p.m., after these presentations and discussions, the board of directors of Patterson-UTI unanimously agreed that the merger agreement and the merger were fair to, advisable and in the best interests of Patterson-UTI and its stockholders and unanimously voted to approve and adopt the merger agreement and the transactions contemplated by the merger agreement, including the merger.

     On May 26, 2003, Patterson-UTI, Sub and TMBR/Sharp executed the merger agreement and on May 27, 2003, issued a joint press release announcing that the parties had signed a merger agreement. As of the date of this proxy statement/prospectus, TMBR/Sharp has not received any expression of interest from other third parties about alternate transactions.

TMBR/SHARP'S REASONS FOR THE MERGER

     The TMBR/Sharp board of directors determined that the proposed merger is in the best interests of TMBR/Sharp and its shareholders because it believes that the value of the cash and stock consideration in the combined company after the merger is likely to be superior to the long term value of an investment in TMBR/Sharp as a stand-alone company. The TMBR/Sharp board considers the merger to be a means of achieving the long term strategic and financial goals of TMBR/Sharp while at the same time offering the TMBR/Sharp shareholders the ability to participate in a larger, more diversified company. The decision of the TMBR/Sharp board to approve the merger agreement and to recommend its adoption by TMBR/Sharp's shareholders was based upon various factors, including those mentioned in "-- Background of the Merger" beginning on page 17, and the following:

     - the judgment, advice and analyses of senior management of TMBR/Sharp, including their analysis of the domestic onshore drilling and oil and gas exploration and production industries generally and the strategic options available to TMBR/Sharp;

     - the value of the cash and stock consideration offered in the merger in relation to historical and current market trading prices for TMBR/Sharp Shares and the underlying value of TMBR/Sharp's net assets;

     - information concerning the historical financial performance and condition, business operations and prospects of each of TMBR/Sharp and Patterson-UTI;

     - TMBR/Sharp's projected future performance and prospects as a separate entity and on a combined basis with Patterson-UTI;

     - the operational efficiencies and collective management experience that would result from the merger;

     - the fact that the size and importance in the drilling industry of the combined companies would likely provide greater visibility and a stronger following by research analysts and greater stock market liquidity than TMBR/Sharp would have on its own;

     - the structure of the transaction and the terms of the merger agreement;

     - the fact that the merger would provide holders of TMBR/Sharp Shares with the opportunity to receive a premium over recent market prices for TMBR/Sharp Shares and a more actively traded stock;

     - the provisions of the merger agreement that permit the TMBR/Sharp board, in the exercise of its fiduciary duties, to terminate the merger agreement upon the payment of a $3.5 million termination fee to Patterson-UTI under certain circumstances if a higher offer for TMBR/Sharp is made, coupled with the fact that the TMBR/Sharp board did not view this termination fee as unreasonably deterring any seriously interested third party from making a higher offer;

     - the opinion of TMBR/Sharp's financial advisor, as described below under "-- Opinion of TMBR/ Sharp's Financial Advisor", that the consideration to be received by holders of TMBR/Sharp Shares in the merger was fair from a financial point of view to such holders;

     - the historical performance and financial strength of Patterson-UTI;

     - the likelihood that the merger will be consummated;

     - the belief that TMBR/Sharp will be able to continue its business activities without any major disruption to its customers; and

     - the belief of an increase in access to capital markets.

     All of the above factors supported the TMBR/Sharp board's decision to approve the merger agreement and the merger. In reaching its decision to approve the merger agreement and the merger and to recommend the adoption of the merger agreement by the TMBR/Sharp shareholders, the TMBR/ Sharp board did not view any single factor as determinative, and did not find it necessary or practicable to assign any relative or specific weights to the various factors considered. Furthermore, individual directors may have given different weights to different factors.

     The potential risks and disadvantages to the merger that were identified by TMBR/Sharp's board as material included the following:

     - the process of effecting the merger will require TMBR/Sharp's management to divert a significant amount of their time and resources from daily operations, and will involve significant expenses payable to legal, accounting and other financial professionals, even if the merger is not completed;

     - the integration of the operations and systems of Patterson-UTI and TMBR/Sharp may involve unforeseen difficulties and fail to achieve the cost savings and other benefits anticipated by the parties;

     - the larger combined company may not be able to focus on the exploration and production of TMBR/Sharp's oil and natural gas reserves in the same manner as TMBR/Sharp has done in the past;

     - the market price of Patterson-UTI Shares at the time of the merger may be lower than the market price of the Patterson-UTI Shares when the merger agreement was signed, and lower than the corresponding market price on the date of this proxy statement/prospectus or the date of the special meeting;

     - the merger might not be completed as a result of a failure to satisfy the conditions contained in the merger agreement or other reasons;

     - the merger might result in the loss of jobs of TMBR/Sharp employees; and

     - the share price of the larger combined company might not be as favorably affected by the exploration and production segment of TMBR/Sharp's business as the price of the TMBR/Sharp Shares before the merger.

     For additional discussion of the risks associated with the merger, see "Risk Factors" beginning on page 10.

RECOMMENDATIONS OF TMBR/SHARP'S BOARD OF DIRECTORS

     FOR THE REASONS SET FORTH UNDER "-- BACKGROUND OF THE MERGER" AND
"-- TMBR/SHARP'S REASONS FOR THE MERGER," TMBR/SHARP'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER IS FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF TMBR/SHARP AND ITS SHAREHOLDERS. TMBR/SHARP'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TMBR/SHARP SHAREHOLDERS APPROVE THE MERGER AND MERGER AGREEMENT. In addition to consideration to be received for their TMBR/Sharp Shares, eight officers and directors of TMBR/Sharp will receive compensatory payments as a result of the merger. You should consider these payments and certain other interests in voting on the merger. For additional information regarding these interests, see "-- Interests of Certain Persons in the Merger" beginning on page 37.

OPINION OF TMBR/SHARP'S FINANCIAL ADVISOR

     TMBR/Sharp engaged ECS as its financial advisor on November 13, 2002, in connection with a possible merger or business combination involving TMBR/Sharp. On May 26, 2003, ECS rendered to the TMBR/Sharp Board of Directors its oral opinion (followed by its written opinion as of the same date) that, as of that date and based upon and subject to the assumptions and qualifications described in such opinion, the consideration described in the draft merger agreement, dated May 26, 2003, to be received by the holders of TMBR/Sharp Shares (other than Patterson-UTI and TMBR/Sharp) in the merger was fair from a financial point of view to such holders. The amount of consideration to be paid in the merger was not determined by ECS but was determined through negotiations between TMBR/Sharp and Patterson-UTI.

     The discussion below is a description of the assumptions made, procedures followed, matters considered and limits of the scope of review undertaken by ECS in rendering its opinion, which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in this document. TMBR/ Sharp shareholders are urged to read carefully the ECS opinion. The full text of ECS' opinion is also available for inspection and copying at TMBR/Sharp's corporate offices during regular business hours by any of TMBR/Sharp's shareholders, or a shareholder's representative who has been so designated in writing.

     ECS' opinion was provided to the TMBR/Sharp board of directors for its use and benefit and addresses only the fairness from a financial point of view of the consideration to be received by the holders of TMBR/Sharp Shares. ECS' opinion does not address the merits of the underlying decision by TMBR/ Sharp to engage in the merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote at the special meeting. ECS' opinion and its presentation to the TMBR/ Sharp board of directors on May 26, 2003 were among many factors taken into consideration by the TMBR/Sharp board of directors in making its determination to approve and recommend the merger.

     In arriving at its opinion, ECS, among other things:

     - reviewed certain publicly available business and financial information relating to TMBR/Sharp, including its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended March 31, 2000, March 31, 2001 and March 31, 2002;

     - reviewed a draft dated May 2, 2003, of TMBR/Sharp's unaudited financial statements for the fiscal year ended March 31, 2003;

     - reviewed certain publicly available business and financial information relating to Patterson-UTI, including its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002, and its unaudited financial statements on Form 10-Q for the fiscal quarters ended March 31, 2002 and March 31, 2003;

     - reviewed certain estimates of TMBR/Sharp's oil and gas reserves, including estimates of proved, probable and possible reserves prepared by Joe C. Neal & Associates as of April 1, 2003;

     - analyzed certain historical and projected financial and operating data of TMBR/Sharp;

     - reviewed certain estimates of TMBR/Sharp's yard inventory and other equipment related to the drilling business as prepared by the management of TMBR/Sharp;

     - reviewed certain research reports relating to the historical and projected financial and operating data of Patterson-UTI prepared by third-parties;

     - discussed the current operations and prospects of TMBR/Sharp and Patterson-UTI with the management and staff of TMBR/Sharp and Patterson-UTI, respectively;

     - reviewed the historical market prices and trading history of the TMBR/Sharp Shares and the Patterson-UTI Shares;

     - compared recent stock market capitalization indicators for TMBR/Sharp with recent stock market capitalization indicators for certain other publicly traded independent energy and land drilling companies;

     - compared the financial terms of the merger with the financial terms of other transactions that ECS deemed to be relevant;

     - participated in certain discussions among representatives of TMBR/Sharp and Patterson-UTI and their respective advisors;

     - reviewed the merger agreement dated May 26, 2003; and

     - reviewed such other financial studies and analyses and performed such other investigations and considered such other matters as ECS deemed necessary or appropriate.

     In preparing its opinion, ECS assumed and relied upon, without assuming any responsibility for or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to ECS by TMBR/Sharp and Patterson-UTI. ECS further relied upon the assurances of the representatives of the management of TMBR/Sharp and Patterson-UTI that they were unaware of any facts that would make the information provided to ECS incomplete or misleading in any material respect. With respect to projected financial and operating data, ECS assumed that the data had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and staff of TMBR/Sharp relating to the future financial and operational performance of TMBR/Sharp. With respect to the estimates of oil and gas reserves, ECS assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and staff of TMBR/Sharp (and its engineering consultants) relating to the oil and gas properties of TMBR/Sharp. ECS did not make an independent evaluation or appraisal of the assets or liabilities of either TMBR/ Sharp or Patterson-UTI nor, except for the estimates of oil and gas reserves and estimates of drilling equipment and yard inventory referred to above, was ECS furnished with any such evaluations or appraisals. In addition, ECS did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or facilities of TMBR/Sharp or Patterson-UTI.

     ECS was not asked to consider, and its opinion does not address, the price at which Patterson-UTI Shares or TMBR/Sharp Shares will trade following the announcement of the merger or the price at which the Patterson-UTI Shares will trade following the consummation of the merger.

     ECS' opinion was rendered on the basis of conditions in the securities markets and the oil and gas markets prevailing as of the date of its opinion and the condition and prospects, financial and otherwise, of TMBR/Sharp and Patterson-UTI as they had been represented to ECS as of the date of its opinion or as they were reflected in the materials and discussions described above.

     The following is a summary of the analyses performed by ECS in connection with the preparation of its opinion dated May 26, 2003, and presented to the TMBR/Sharp Board of Directors on that date.

     This summary includes information presented in tabular format. In order to fully understand these financial analyses, the tables must be read carefully together with the text accompanying each summary. The tables alone do not constitute a complete description of these financial analyses. Considering the data set forth in the tables without considering the full narrative description of these analyses, including the methodologies and assumptions underlying these analyses, could create a misleading or incomplete view of the financial analyses performed by ECS.

  SUMMARY OF ANALYSIS

     The following table sets forth the summary results of the material valuation methodologies utilized by ECS as part of its analysis:

                                                             CALCULATED METRICS
                       ----------------------------------------------------------------------------------------------
                                                           ENTERPRISE                     PREMIUM TO:
                                        EQUITY VALUE TO   VALUE TO 2003   -------------------------------------------
                         OFFER PRICE     LTM CASH FLOW       EBITDA       1-DAY PRIOR   30-DAYS PRIOR   60-DAYS PRIOR
                       ---------------  ---------------   -------------   -----------   -------------   -------------
OFFER PRICE
  METRICS............      $20.20           10.2x             7.6x            4%            19%             16%

ANALYSIS METHODOLOGY:  PER SHARE RANGE
                       ---------------
  Net Asset Value
    Analysis
    5-year strip
      average........  $17.35 - $19.92    8.7x - 10.0x     6.4x - 7.5x     (11)% - 2%      2% - 17%      (1)% - 14%
    strip flat.......  $17.27 - $19.79     8.7x - 9.9x     6.4x - 7.4x     (11)% - 1%      2% - 16%      (1)% - 13%
  5-year historical
    flat.............  $16.11 - $18.49     8.1x - 9.3x     5.9x - 6.9x    (17)% - (5)%    (5)% - 9%       (8)% - 6%
  Asset Transaction
    Analysis.........  $17.19 - $19.71     8.6x - 9.9x     6.3x - 7.4x     (12)% - 1%      1% - 16%      (2)% - 13%
  Company Transaction
    Analysis.........  $17.99 - $22.30    9.0x - 11.2x     6.7x - 8.4x     (8)% - 14%      6% - 31%        3% - 28%
  Publicly Traded
    Company
    Analysis.........  $17.13 - $22.30    8.6x - 11.2x     6.3x - 8.4x    (12)% - 14%      1% - 31%      (2)% - 28%
  Going Concern
    Analysis.........  $18.00 - $23.00    9.0x - 11.6x     6.7x - 8.7x     (8)% - 18%      6% - 35%        3% - 32%

  HISTORICAL STOCK TRADING RATIO ANALYSIS

     ECS analyzed the historical ratios of the closing prices of TMBR/Sharp Shares divided by corresponding closing prices of Patterson-UTI Shares for the period from May 24, 2002 to May 23, 2003. ECS noted the proposed merger exchange ratio of 0.568 was above the average historical trading ratio of 0.535 during such period. Additionally, ECS noted that the proposed merger exchange ratio was also above the three month average historical trading ratio of 0.546, the six month average historical trading ratio of 0.541, and the historical trading ratio of 0.538 from June 12, 2002, the date Patterson-UTI first announced it would acquire a portion of TMBR/Sharp Shares.

  IMPLIED PREMIUM ANALYSIS

     ECS calculated the premiums implied by comparing the $20.20 per share merger consideration for the TMBR/Sharp Shares in blended value offered by Patterson-UTI (based on the closing price of Patterson-UTI Shares on May 23, 2003) to the average historical trading price of TMBR/Sharp Shares for specified periods between May 23, 2002 and May 23, 2003, and between June 12, 2001 and June 12,

2002 (the date Patterson-UTI publicly announced its initial acquisition of TMBR/Sharp Shares), and derived the following results:

                                                       TMBR/SHARP         $20.20 OFFER
                                                      AVERAGE PRICE          PREMIUM
                                                    -----------------   -----------------
PERIOD                                              6/12/02   5/23/03   6/12/02   5/23/03
------                                              -------   -------   -------   -------
Last Price........................................  $15.75    $19.40      28%        4%
Day Prior.........................................  $13.92    $19.51      45%        4%
30 days...........................................  $15.29    $17.00      32%       19%
60 days...........................................  $13.70    $17.47      47%       16%
90 days...........................................  $12.15    $16.40      66%       23%
180 days..........................................  $12.80    $12.36      58%       63%
1 year............................................  $10.25    $13.45      97%       50%
52-Week High Price................................            $20.30                 0%
52-Week Low Price.................................            $12.05                68%

  NET ASSET VALUE ANALYSIS

     ECS conducted a net asset value analysis for the purpose of determining the equity reference value range per share of TMBR/Sharp Shares. ECS calculated the net present value of estimates of future after-tax cash flows for TMBR/Sharp's oil and gas reserve assets based on the proved, probable and possible reserve estimates referred to above, for its drilling assets using the reference value range from selected comparable drilling asset transactions (as described in Selected Comparable Asset Transactions Analysis below), and for its other non-reserve assets utilizing information provided by TMBR/Sharp.

     For the oil and gas assets, ECS evaluated three scenarios in which the principal variables were oil and gas prices. The three pricing scenarios, 5-Year Strip Average, Strip Flat, and 5-Year Historical Flat, were based on benchmarks for spot sales of West Texas Intermediate crude oil and for spot sales of Henry Hub gas. The strip pricing scenarios were based upon the publicly available average of oil and gas futures contract prices quoted on the New York Mercantile Exchange (NYMEX) as of May 23, 2003. The 5-Year Strip Average Case utilized the average price of the NYMEX futures for oil and gas for the period May 23, 2003 to December 31, 2007. The Strip Flat Case reflected the average NYMEX futures price for each year, 2003 to 2007, for oil and gas prices. For the period April 1, 2003 through December 31, 2003, the 5-Year Strip Average Case and the Strip Flat Case reflected actual prices from April 1, 2003 through May 23, 2003, blended with the NYMEX strip for the remainder of the year. The 5 Year Historical Flat Case reflected the average price of oil and gas for the five-year period between May 26, 1998 and May 23, 2003, as the constant price for oil and gas. Adjustments were made to the benchmarks based on the historical relationship between the benchmarks and TMBR/Sharp's realized prices.

     Applying after-tax discount rates of 10.0%-12.5%, 12.5%-15.0%, 15.0%-20.0%,
30.0%-40.0% and 40.0%-50.0% for the proved producing, proved non-producing, proved undeveloped, probable and possible reserve categories, respectively, to the after-tax cash flows, assuming a carry-over of TMBR/Sharp's existing tax positions, and adding net working capital of $9.4 million as of March 31, 2003, the net asset value analysis indicated equity reference value ranges that were divided by the diluted number of shares of TMBR/Sharp Shares outstanding to derive the following equity reference value ranges per share of TMBR/Sharp
Shares:

                                           5-YEAR                              5-YEAR
                                        STRIP AVERAGE      STRIP FLAT      HISTORICAL FLAT
                                       ---------------   ---------------   ---------------
Equity Reference Value Range per
  Common Share.......................  $17.35 - $19.92   $17.27 - $19.79   $16.11 - $18.49

     ECS noted the Patterson-UTI's implied offer price of $20.20 per TMBR/Sharp Share was in excess of the equity reference value ranges implied by ECS' net asset value analysis.

  SELECTED COMPARABLE ASSET TRANSACTIONS ANALYSIS

     ECS reviewed selected publicly available information related to 16 announced land-based drilling asset acquisitions announced between February 1999 and March 2003 located in North America (U.S. and Canada). The dataset for this analysis comprised selected transactions to acquire continental U.S. based land-drilling assets from February 1999 through March 2003. ECS reviewed the entire dataset for this analysis, taking into account all transactions listed and did not focus on any one particular transaction to derive the reference value range under this methodology. ECS reviewed purchase price multiples of drilling rigs for the acquired assets in each transaction. The number of transactions, the maximum, mean, median and minimum implied multiples as well as the selected benchmark ranges in these transactions were as follows:

DRILLING ASSETS
Number of Transactions......................................           16
Purchase Price of Drilling Assets/Rigs ($MM/Rig)
  Maximum...................................................         $6.1
  Mean......................................................         $3.2
  Median....................................................         $3.1
  Minimum...................................................         $1.0
Benchmark Multiples ($MM/Rig)...............................  $3.0 - $3.5

     After applying the benchmark multiples to TMBR/Sharp's corresponding rig count and adding estimates of TMBR/Sharp's yard inventory and other equipment as described above, ECS determined an enterprise reference value range for TMBR/Sharp's drilling assets. All transaction value to rig number datapoints for the selected transactions were available and were utilized in this analysis.

     ECS also reviewed selected publicly available information related to 67 announced oil and gas property acquisition transactions announced between January 2001 and May 2003 located primarily in the Texas Onshore and Mid Continent regions. Of a possible 134 transaction value datapoints to be considered, 108 were available and were utilized in this analysis. ECS reviewed purchase price multiples of equivalent reserves and equivalent daily production for the acquired assets in each transaction. For purposes of this analysis, an equivalency ratio of one barrel of oil to six thousand cubic feet of gas ("Mcfe") was used to compare quantities of oil with quantities of gas. The number of transactions, the maximum, mean, median and minimum implied multiples as well as the selected benchmark ranges in these transactions were as follows:

OIL AND GAS ASSETS
NUMBER OF TRANSACTIONS......................................   67

                                                                           PURCHASE PRICE OF DAILY
                                             PURCHASE PRICE OF RESERVES/         PRODUCTION/
                                                   PROVED RESERVES            DAILY PRODUCTION
                                                      ($/MCFE)                  ($/MCFE/DAY)
                                             ---------------------------   -----------------------
Maximum....................................             $2.13                      $8,915
Mean.......................................             $1.06                      $4,311
Median.....................................             $0.99                      $4,242
Minimum....................................             $0.44                       $975
Benchmark Multiples ($/Mcfe & $/Mcfe/day)..         $0.95 - $1.10              $4,000 - $4,400

     ECS applied the benchmark multiples to TMBR/Sharp's corresponding proved reserve and current daily production figures to determine enterprise reference value ranges for TMBR/Sharp's oil and gas assets. The dataset for this analysis comprised selected transactions under $500 million to acquire exploration and production assets in the Texas onshore and Mid-Continent regions from January 2001 through May 2003. ECS reviewed the entire dataset for this analysis, taking into account all transactions listed and did not focus on any one particular transaction to derive the reference value range under this methodology.

     Based on the enterprise reference value ranges determined above for the drilling and oil and gas business segments, respectively, and following adjustments for TMBR/Sharp's other corporate assets and liabilities, ECS determined a composite enterprise reference value range for TMBR/Sharp under this method of $90.3 million to $105.0 million. After adding net working capital of $9.4 million as of March 31, 2003, to the composite enterprise reference value range and dividing by the diluted number of shares of TMBR/Sharp Shares outstanding, the resulting equity reference value range per share of TMBR/Sharp Shares was $17.19 to $19.71.

     ECS noted the Patterson-UTI implied offer price of $20.20 per TMBR/Sharp Share was in excess of the equity reference value range implied by ECS' selected comparable asset transactions analysis.

  SELECTED COMPARABLE COMPANY TRANSACTIONS ANALYSIS

  Drilling Transactions

     ECS reviewed selected publicly available information on the following 15 company acquisition transactions and offers for control involving companies in the oil and gas drilling industry that were announced between April 1999 and February 2003:

ACQUIRER OR BIDDER FOR CONTROL                   TARGET               DATE OF ANNOUNCEMENT
------------------------------                   ------               --------------------
Trinidad Drilling Ltd..............  Saturn Drilling Inc.             February 24, 2003
Patterson-UTI Energy, Inc..........  TMBR/Sharp Drilling, Inc.        June 12, 2002
Parker Drilling Co. ...............  Australian Oil & Gas Corp. Ltd.  June 6, 2002
Ensign Resource Service Group        Australian Oil & Gas Corp. Ltd.  March 15, 2002
  Inc. ............................
Patterson-UTI Energy, Inc. ........  Odin Drilling, Inc.              March 12, 2002
Nabors Industries Inc. ............  Command Drilling Corp.           September 17, 2001
Abbot Group plc....................  Preussag Energie GmbH            August 31, 2001
TRC/TRC Capital....................  Precision Drilling Corp.         August 21, 2001
South Texas Drilling and             Mustang Drilling Inc.            February 20, 2001
  Exploration......................
Patterson Energy, Inc. ............  UTI Energy Corp.                 February 5, 2001
Patterson Energy, Inc. ............  Jones Drilling Corp.             November 15, 2000
Bonus Resources Services Corp. ....  Tetonka Drilling Inc.            September 11, 2000
Patterson Energy, Inc. ............  High Valley Drilling, Inc.       February 7, 2000
Tetonka Drilling Inc. .............  H&R Drilling Inc.                December 2, 1999
UTI Energy Corp. ..................  Norton Drilling Services, Inc.   April 26, 1999

     The dataset for this analysis comprised selected transactions between oil and gas land drilling companies from April 1999 through February 2003. ECS reviewed the entire dataset for this analysis, taking into account all transactions listed and did not focus on any one particular transaction to derive the reference value range under this methodology.

     Using publicly available information, ECS reviewed the transaction value, which for the purposes of this analysis was defined as purchase price of equity plus net obligations assumed, multiples of last twelve months ("LTM") earnings before interest, taxes, depreciation, depletion and amortization and exploration expense ("EBITDX") and of drilling rigs for the target company in each transaction. The maximum, mean, median and minimum implied multiples as well as the selected benchmark ranges in these transactions were as follows:

                                    IMPLIED MULTIPLES IN RECENT TRANSACTIONS
                                    -----------------------------------------
                                     MINIMUM     MEDIAN     MEAN     MAXIMUM    BENCHMARK RANGE
                                    ---------   --------   ------   ---------   ---------------
Transaction Value/LTM EBITDX......      4.0x       6.5x      8.7x      23.9x       6.0x - 8.5x
Transaction Value/Rig ($MM/rig)...     $1.3       $3.5      $4.0      $ 9.7       $3.5 - $4.5

     ECS applied the benchmark multiples to TMBR/Sharp's LTM EBITDX (for the drilling business) and rig count to determine enterprise reference value ranges for TMBR/Sharp's drilling business. Of a possible 30 transaction datapoints to be considered, 22 were available and were utilized in this analysis.

  Oil and Gas Transactions

     ECS also reviewed selected publicly available information on the following 19 company acquisition transactions and offers for control involving companies in the oil and gas exploration and production industry that were announced between January 2002 and March 2003:

ACQUIRER OR BIDDER FOR CONTROL                      TARGET               DATE OF ANNOUNCEMENT
------------------------------                      ------               --------------------
Evergreen Resources, Inc. ............  Carbon Energy Corporation        March 31, 2003
Cerberus Capital Management, L.P. ....  EXCO Resources Inc.              March 12, 2003
Patina Oil & Gas Corporation..........  Le Norman Partners, LLC          February 20, 2003
Plains Exploration & Production         3TEC Energy Corp.                February 3, 2003
  Co. ................................
Patina Oil & Gas Corporation..........  Bravo Natural Resources          November 6, 2002
Patina Oil & Gas Corporation..........  Le Norman Energy Corporation     October 23, 2002
Black Hills Corp. ....................  Mallon Resources                 October 1, 2002
Anadarko Petroleum Corp. .............  Howell Corp.                     September 30, 2002
Nuevo Energy Company..................  Athanor Resources,               September 18, 2002
                                        Inc./Yorktown
Unocal Corp. .........................  Pure Resources Inc.              August 20, 2002
Chesapeake Energy Corp. ..............  EnCana Corp./Enogex Corporation  July 25, 2002
BP Capital Energy Equity Fund.........  Penn Virginia Corporation        June 25, 2002
Newfield Exploration Co. .............  EEX Corporation                  May 29, 2002
Paramount Resources Ltd. .............  Summit Resources Ltd.            May 12, 2002
Plantation Petroleum Holdings LLC.....  Maynard Oil Company              April 25, 2002
Chesapeake Energy Corp. ..............  Canaan Energy Corp.              April 22, 2002
ECM Acquisition Company/Santos          Esenjay Exploration, Inc.        March 18, 2002
  America.............................
Cimarex Energy Co./Helmerich & Payne,   Key Production Company, Inc.     February 25, 2002
  Inc. ...............................
Patina Oil & Gas Corporation..........  Elysium Energy, LLC              January 14, 2002

     The dataset for this analysis comprised selected transactions between exploration and production companies with enterprise values of less than $1 billion from January 2003 through March 2003. ECS reviewed the entire dataset for this analysis, taking into account all transactions listed and did not focus on any one particular transaction to derive the reference value range under this methodology.

     Using publicly available information, ECS reviewed transaction value multiples of LTM EBITDX, equivalent proved reserves, and equivalent daily production for the target company in each transaction. The maximum, mean, median and minimum implied multiples as well as the selected benchmark ranges in these transactions were as follows:

                                   IMPLIED MULTIPLES IN RECENT TRANSACTIONS
                                  -------------------------------------------
                                   MINIMUM     MEDIAN      MEAN      MAXIMUM    BENCHMARK RANGE
                                  ---------   --------   --------   ---------   ---------------
Transaction Value/LTM EBITDX....       2.9x       5.7x       7.0x       18.6x        5.5x - 7.0x
Transaction Value/Daily
  Production($/Mcfe/d)..........    $1,092     $3,873     $4,111      $7,923    $4,000 - $4,600
Transaction Value/Proved
  Reserves......................    $ 0.52     $ 1.02     $ 1.05      $ 1.43    $  0.90 - $1.10

     ECS applied the benchmark multiples to TMBR/Sharp's LTM EBITDX (for the oil and gas business), current equivalent daily production, and equivalent proved reserves to determine enterprise reference value ranges for TMBR/Sharp's oil and gas business. Of a possible 57 transaction datapoints to be considered, 50 were available and were utilized in this analysis.

  Premiums Paid

     ECS also performed a premium analysis, which compared the offer price per target company share with the target company's share price for the periods of one day, 30 days and 60 days prior to the public announcement of the offer. Transaction premiums for both drilling company and oil and gas company transactions were included. The maximum, mean, median, and minimum premiums, which for the purposes of this analysis was defined as the excess of the offer price over the target company's price stated as a percentage above the target company's share price, as well as the benchmark ranges selected by ECS for these periods were as follows:

                                     IMPLIED PREMIUMS IN RECENT TRANSACTIONS
                                    -----------------------------------------
                                     MAXIMUM     MEAN     MEDIAN     MINIMUM    BENCHMARK RANGE
                                    ---------   ------   --------   ---------   ---------------
One Day Prior.....................     166%       40%       19%       (10)%      20.0 - 40.0%
30 Days Prior.....................     110%       34%       22%       (13)%      20.0 - 35.0%
60 Days Prior.....................     126%       41%       28%       (12)%      25.0 - 40.0%

     ECS applied these premium benchmarks to the corresponding stock prices of TMBR/Sharp for the periods of one day, 30 days and 60 days prior to May 23, 2003. All historical price datapoints for each selected transaction required in the premium analysis calculation were available and were utilized in this analysis. Based upon the enterprise reference value ranges implied by these multiples and the enterprise reference value ranges determined above for the drilling and oil and gas business segments, respectively, ECS determined a composite enterprise reference value range for TMBR/Sharp under this method of $95.0 million to $120.0 million. After adding net working capital of $9.4 million as of March 31, 2003, to the enterprise reference value range and dividing by the diluted number of shares of TMBR/Sharp common stock outstanding, the resulting equity reference value range per share of TMBR/Sharp common stock was $17.99 to $22.30.

     ECS noted the Patterson-UTI's implied offer price of $20.20 per TMBR/Sharp Share was within the equity reference value range implied by ECS' selected comparable company transactions analysis.

  SELECTED PUBLICLY TRADED COMPANIES ANALYSIS

     Using publicly available information, ECS calculated enterprise value multiples of historical and projected 2003 EBITDX and proved reserves for selected publicly traded companies with operating and financial characteristics comparable to TMBR/Sharp. Multiples of projected 2003 EBITDX for TMBR/ Sharp were based upon 2003 EBITDX projections prepared by ECS and reviewed by TMBR/Sharp management. ECS obtained the enterprise value of each company by adding the sum of its long-term and short-term debt to the sum of the market value of its common equity as of May 23, 2003, the market value of its preferred stock (or, if not publicly traded, liquidation or book value) and the book value of its minority interest in other companies and subtracting cash.

     ECS determined that the following drilling companies were relevant to an evaluation of TMBR/ Sharp's drilling business based upon ECS' view of the comparability of the operating and financial characteristics of these companies to those of TMBR/Sharp:

     - Nabors Industries, Ltd.

     - Patterson-UTI

     - Helmerich & Payne, Inc.

     - Unit Corporation

     - Grey Wolf, Inc.

     - Parker Drilling Company

     - Pioneer Drilling Company

     The dataset for this analysis comprised selected publicly traded US-based land drilling companies. ECS reviewed the entire dataset for this analysis, taking into account all companies listed and did not focus on any one particular company to derive the reference value range under this methodology.

     The minimum, median, mean and maximum multiples for the seven drilling-oriented companies are set forth below. The table also includes benchmark multiple ranges selected by ECS based on a review of the selected comparable company multiples.

                                              COMPARABLE COMPANY MULTIPLES
                                           ----------------------------------
                                           MINIMUM   MEDIAN   MEAN    MAXIMUM   BENCHMARK RANGE
                                           -------   ------   -----   -------   ---------------
Enterprise Value/LTM EBITDX..............   6.8x     14.1x    17.5x    29.9x     11.0x - 14.0x
Enterprise Value/2003 Estimated EBITDX...   5.6x     14.2x    13.1x    17.6x      9.0x - 13.0x

     ECS applied the benchmark multiples to TMBR/Sharp's LTM EBITDX and 2003 estimated EBITDX (for the drilling business) to determine enterprise reference value ranges for TMBR/Sharp's drilling business.

     ECS also determined that the following companies were relevant to an evaluation of the oil and gas business of TMBR/Sharp based upon ECS' view of the comparability of the operating and financial characteristics of these companies to those of TMBR/Sharp:

     - Beta Oil & Gas, Inc.

     - Brigham Exploration Co.

     - Carrizo Oil & Gas, Inc.

     - Clayton Williams Energy, Inc.

     - Contango Oil & Gas Co.

     - Edge Petroleum Corp.

     - PetroCorp, Inc.

     - The Exploration Company

     - Wiser Oil Company

     The dataset for this analysis comprised selected publicly traded exploration and production companies with an enterprise value of less than $250 million and operations primarily focused in the Texas onshore and Mid-Continent regions. ECS reviewed the entire dataset for this analysis, taking into account all companies listed and did not focus on any one particular company to derive the reference value range under this methodology.

     The minimum, median, mean and maximum multiples for the nine companies are set forth below. The table also includes benchmark multiple ranges selected by ECS based on a review of the selected comparable company multiples.

                                              COMPARABLE COMPANY MULTIPLES
                                           ----------------------------------
                                           MINIMUM   MEDIAN   MEAN    MAXIMUM   BENCHMARK RANGE
                                           -------   ------   -----   -------   ---------------
Enterprise Value/LTM EBITDX..............     2.5x     5.2x     5.8x    10.1x       4.0x - 6.0x
Enterprise Value/2003 Estimated EBITDX...     2.8x     3.6x     3.7x     5.1x       3.0x - 4.0x
Enterprise Value/Proved Reserves
  ($/Mcfe)...............................   $1.06    $1.77    $1.92    $3.58     $1.50 - $1.90

     ECS applied the benchmark multiples to TMBR/Sharp's LTM EBITDX, 2003 estimated EBITDX (for the oil and gas business) and proved reserve estimates to determine enterprise reference value ranges for TMBR/Sharp's oil and gas business.

     Based upon the enterprise reference value ranges determined above for the drilling and oil and gas business segments, respectively, ECS determined a composite enterprise reference value range for TMBR/ Sharp under this method of $90.0 million to $120.0 million. After adding net working capital of $9.4 million as of March 31, 2003, to the composite enterprise reference value range and dividing by the diluted number of TMBR/Sharp Shares outstanding, the composite equity reference value range per TMBR/Sharp Share was $17.13 to $22.30.

     ECS noted the Patterson-UTI's implied offer price of $20.20 per TMBR/Sharp Share was within the equity reference value range implied by ECS' selected publicly traded companies analysis.

  GOING CONCERN ANALYSIS

     ECS projected the potential financial performance of TMBR/Sharp, without giving effect to the merger, for the five-year period beginning on January 1, 2003, utilizing two cases and various assumptions for both the drilling and oil and gas business segments. Going Concern Case 1 used a constant exit multiple of 6.0x projected 2007 EBITDX, a sensitivity of annual dayrate/utilization rate increases of 1%, 3%, and 5% for the drilling business with associated increases in corporate overhead and drilling maintenance capital expenditures, and the three different pricing assumptions and operating projections assumptions as described above in the "Net Asset Value Analysis" for the oil and gas business. Going Concern Case 2 used the same variables as in Going Concern Case 1 for the drilling business, the 5-Year Historical Price Case for the oil and gas business with the same operating projections assumptions as in the "Net Asset Value Analysis," and exit multiples of 5.0x, 6.0x, and 7.0x projected 2007 EBITDX. ECS prepared these projections using operating and reserve projections prepared and/or provided by TMBR/ Sharp management and staff (or their consultants) and certain assumptions based upon discussions with TMBR/Sharp management regarding TMBR/Sharp's potential future operating and financial performance. From the equity reference values implied by this analysis, ECS determined a composite equity reference value range per diluted TMBR/Sharp Share of $18.00 to $23.00.

     ECS noted the Patterson-UTI's implied offer price of $20.20 per TMBR/Sharp Share was within the composite equity reference value range implied by the going concern analysis.

  PRO FORMA MERGER ANALYSIS

     ECS analyzed the pro forma financial effects of the merger as of May 23, 2003, and for the fiscal years ended 2003 and 2004 with operating projections based upon research analyst estimates for Patterson-UTI and projections prepared by ECS for TMBR/Sharp (with review by TMBR/Sharp management). For purposes of its analysis, ECS used the merger exchange ratio and assumed the merger would be accounted for using purchase accounting. ECS also assumed that the merger consideration would be 45% cash and 55% stock, TMBR/Sharp's selling, general and administrative expenses would decrease by 50% as a result of merger synergies, and the corporate income tax rate would be 35%. The pro forma merger analysis indicated that the merger would be accretive to Patterson-UTI's 2003 and 2004 estimated earnings by 3.0% and 2.8%, respectively, and accretive to Patterson-UTI's 2003 and 2004 cash flow by 12.1% and 8.7%, respectively.

  GENERAL

     The description set forth above constitutes a summary of the analyses employed and factors considered by ECS in rendering its opinion to the TMBR/Sharp board of directors. ECS believes that its analyses must be considered as a whole and that selecting portions of its analyses, without considering all analyses and factors, could create an incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

     In arriving at its opinion, ECS did not attribute any particular weight to any analysis that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis. Any estimates resulting from the analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth in this document.

     In addition, analyses based on forecasts of future results are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by these analyses. Estimates of reference values of companies do not purport to be appraisals or necessarily reflect the prices at which companies may actually be sold. Because the estimates are inherently subject to uncertainty and based upon numerous factors or events beyond the control of the parties and ECS, ECS cannot assure you that the estimates will prove to be accurate.

     No transaction involving companies other than Patterson-UTI and TMBR/Sharp used in the analyses of selected comparable transactions is identical to TMBR/Sharp, Patterson-UTI or the proposed merger. Accordingly, these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading values and acquisition values of the companies considered.

     ECS, as part of its investment banking business, is continually engaged in the evaluation of energy-related businesses and their securities in connection with mergers and acquisitions, private placements and valuations for corporate and other purposes. TMBR/Sharp selected ECS as its financial advisor because it is an investment banking firm whose principals have substantial experience in transactions similar to the proposed merger.

     Pursuant to an engagement letter between ECS and TMBR/Sharp dated as of November 13, 2002 (and as amended March 3, 2003), TMBR/Sharp agreed to pay to ECS (i) a retainer fee of $50,000 in cash, payable promptly following TMBR/Sharp's execution of the engagement letter, (ii) an opinion fee of $450,000 in cash, payable promptly upon delivery of a written fairness opinion by ECS, regardless of the conclusion reached by ECS in the opinion and (iii) a transaction fee of 0.5% of the transaction proceeds in cash conditioned upon consummation of the merger. The 0.5% transaction fee to be received by ECS on completion of the merger is based on the closing price of Patterson-UTI Shares on the day of the closing of the merger and excludes TMBR/Sharp Shares owned by Patterson-UTI and TMBR/Sharp before the merger. Assuming the closing price of Patterson-UTI Shares on the day of the merger is the same as at the end of the
trading day on           , 2003, $[     ], the transaction consideration would
be $[     ] in cash and [     ] in Patterson-UTI Shares, resulting in total
transaction consideration of $[     ] and a transaction fee payable to ECS of
$[     ]. In addition, TMBR/Sharp also agreed to reimburse ECS for its reasonable out-of-pocket expenses related to its rendering of financial advisory services to TMBR/Sharp, including the reasonable fees and expenses of its counsel. TMBR/Sharp also agreed to indemnify ECS and its affiliates, the respective directors, officers, partners, agents, employees of ECS and its affiliates and controlling persons for certain expenses, losses, claims, damages and liabilities related to or arising out of its rendering of services under its engagement as financial advisor. During the past two years, TMBR/Sharp has not paid any fees to ECS, Mr. Weinberg or any of their affiliates except in connection with the retention of ECS as financial advisor to TMBR/Sharp in the merger.

SOURCE OF FUNDS FOR CASH PORTION OF MERGER CONSIDERATION

     Patterson-UTI currently intends to pay the cash portion of the merger consideration to TMBR/Sharp shareholders out of funds available on hand and existing financing facilities.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

  GENERAL

     In considering the recommendation of the TMBR/Sharp board of directors, you should be aware that certain members of TMBR/Sharp's management team and board of directors, including Mr. Brown, have interests in the merger that are different from, or in addition to, your interests as a TMBR/Sharp shareholder. These interests include compensatory payments to be paid pursuant to retention agreements with eight officers and directors of TMBR/Sharp, and the receipt of cash payments in exchange for the cancellation and termination of stock options held by these same officers and directors to purchase TMBR/Sharp Shares. In the aggregate, the payments to the eight officers and directors under the retention agreements and the cash-out of stock options held by these officers and directors will be approximately $6,116,466, including a payment of $700,800 to Mr. Brown pursuant to his retention agreement and approximately $3,482,625 in connection with the cash-out of his stock options. For the reasons described below, these additional interests did not affect the TMBR/Sharp board's ability to exercise its judgment solely for the benefit of TMBR/Sharp and its shareholders:

     - TMBR/Sharp's board was aware of these additional interests and the board's decision to approve the merger was made with full knowledge of the existence of these additional interests and their terms;

     - the officers' retention agreements were recommended by non-employee directors solely for the purpose of ensuring that TMBR/Sharp's officers would continue to devote their services for the best interests of TMBR/Sharp and its shareholders and not be distracted by the uncertainties created by Patterson-UTI's ownership interest in TMBR/Sharp and any potential change in control;

     - the TMBR/Sharp directors believed the officers' retention agreements to be prudent and in the best interests of TMBR/Sharp and its shareholders;

     - these additional interests were not implemented for the purpose of creating a deterrent to any takeover proposal;

     - all of the stock options held by the officers and directors of TMBR/Sharp were granted in the normal course of business in accordance with TMBR/Sharp's past practices and not in contemplation of the proposed transaction with Patterson-UTI or any other party; and

     - four of the five TMBR/Sharp directors are non-employee directors, and the only compensation that each such non-employee director will receive in connection with the merger is $30,200 resulting from the cash-out of such director's stock options.

  RETENTION AGREEMENTS

     In November 2002, TMBR/Sharp entered into retention agreements with Thomas
C. Brown, TMBR/Sharp's Chairman of the Board and Chief Executive Officer, Jeffrey D. Phillips, TMBR/Sharp's President, Don H. Lawson, TMBR/Sharp's Vice-President of Operations, Patricia R. Elledge, TMBR/ Sharp's Treasurer and Controller and six other TMBR/Sharp employees. TMBR/Sharp entered into these retention agreements as a result of the determination of the TMBR/Sharp board of directors and compensation committee that it was imperative for TMBR/Sharp to be able to rely upon these individuals to continue in their respective positions with TMBR/Sharp without concern that such employees might be distracted by the personal uncertainties and risks created by any proposed change of control of TMBR/

Sharp. Each retention agreement provides for the payment of a cash bonus within five days following the consummation of the merger in an amount that is equal to the officer's base salary during the preceding twelve months times an applicable multiple. The table below sets forth the applicable multiple for each officer who has a retention agreement:

NAME                                  APPLICABLE MULTIPLE   BASE SALARY(1)   RETENTION PAYMENT(2)
----                                  -------------------   --------------   --------------------
Thomas C. Brown.....................         2.92x             $240,000            $700,800
Jeffrey D. Phillips.................         2.97x             $140,000            $352,816
Don H. Lawson.......................         1.80x             $ 90,000            $162,000
Patricia R. Elledge.................         1.60x             $120,000            $192,000

---------------


(1) Calculated for the twelve month period beginning December 1, 2002 and ending November 30, 2003.


(2) Payments under these agreements may be reduced to an amount that does not exceed $1.00 less than three times such officer's "Base Amount" within the meaning of Section 280G of the Internal Revenue Code. The amount for Mr. Phillips reflects such a reduction.

  CONSIDERATION FOR TMBR/SHARP SHARES


     The directors and officers of TMBR/Sharp will receive the same per share consideration for their TMBR/Sharp Shares in the merger as every other TMBR/Sharp shareholder. The table below sets forth the estimated aggregate amount of consideration that will be received in the merger by TMBR/Sharp directors and officers on account of their ownership of TMBR/Sharp Shares as of December 1, 2003:


                                                      AMOUNT OF CASH TO
                                        NUMBER OF      BE RECEIVED FOR    NUMBER OF PATTERSON-
                                        TMBR/SHARP       TMBR/SHARP         UTI SHARES TO BE
NAME                                   SHARES OWNED   SHARES IN MERGER     RECEIVED IN MERGER
----                                   ------------   -----------------   --------------------
Thomas C. Brown......................    177,278         $1,611,457              55,340
Jeffrey D. Phillips..................          0                  0                   0
Don H. Lawson........................        990              9,000                 309
Patricia R. Elledge..................          0                  0                   0
David N. Fitzgerald..................     58,282            529,784              18,193
Michael M. Cone......................     14,900            135,441               4,651
Raymond E. Batchelor.................      6,200             56,358               1,935
James B. Taylor......................      4,600             41,814               1,435
                                         -------         ----------              ------
     TOTAL...........................    262,250         $2,383,854              81,863
                                         =======         ==========              ======

  STOCK OPTIONS

     If the TMBR/Sharp shareholders approve the merger agreement, after the special meeting but before the completion of the merger, TMBR/Sharp will make a cash payment to each holder of a stock option granted under a TMBR/Sharp benefit plan. The cash amount to be paid for each TMBR/Sharp Share subject to the option will equal the difference between $20.20 and the exercise price per TMBR/Sharp Share subject to the option, less applicable withholding taxes. All stock options to purchase TMBR/Sharp Shares will vest after the merger is approved at the special meeting and before the completion of the merger.


     The following table sets forth the number of TMBR/Sharp Shares subject to stock options that are owned by the officers and directors of TMBR/Sharp as of December 1, 2003, and the amount that each officer and director will receive in exchange for the cancellation and termination of those options in connection with the merger:

                                                  NUMBER OF TMBR/SHARP   POTENTIAL PAYMENT
                                                   SHARES SUBJECT TO     UPON TERMINATION
NAME                                                    OPTIONS             OF OPTIONS
----                                              --------------------   -----------------
Thomas C. Brown.................................        235,000             $3,482,625
Jeffrey D. Phillips.............................         52,000                614,650
Don H. Lawson...................................         32,000                403,775
Patricia R. Elledge.............................         10,000                 87,000
David N. Fitzgerald.............................         10,000                 30,200
Michael M. Cone.................................         10,000                 30,200
Raymond E. Batchelor............................         10,000                 30,200
James B. Taylor.................................         10,000                 30,200
                                                        -------             ----------
     TOTAL......................................        369,000             $4,708,850
                                                        =======             ==========

  EMPLOYMENT AGREEMENTS

     Other than the retention agreements and option agreements entered into by TMBR/Sharp with its directors and officers, as disclosed in "-- Retention Agreements" and "-- Stock Options", none of TMBR/Sharp's directors or officers is a party to an employment agreement that would require any payment upon completion of the merger.

  INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS' AND OFFICERS' INSURANCE

     The merger agreement provides that Patterson-UTI will indemnify each of our present and former directors and officers after the effective time of the merger. The merger agreement further provides that for a period of six years after the effective time of the merger, Patterson-UTI must use commercially reasonable efforts to purchase and maintain in effect for TMBR/Sharp's directors and officers liability insurance protection with the same coverage and in the same amount and on terms and conditions no less favorable to such individuals than that provided by our current insurance policies; provided that Patterson-UTI will not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by TMBR/Sharp prior to the merger agreement. In such case Patterson-UTI will purchase as much coverage as possible for such amount. The persons benefiting from the insurance provisions of the merger agreement include all persons who serve or have served as officers or directors of TMBR/Sharp, or an officer, director or employee of TMBR/Sharp who acts as a fiduciary under any TMBR/Sharp employee benefit plan.

  DIRECTORS AND OFFICERS

     None of the directors or officers of TMBR/Sharp will become a director or officer of Patterson-UTI in connection with the merger. Patterson-UTI currently has no arrangements or agreements with any of the officers of TMBR/Sharp regarding employment following completion of the merger. Patterson-UTI and Messrs. Brown, Phillips and Lawson, however, may consider employment or consulting arrangements in the future.

  TRANSACTIONS WITH PATTERSON-UTI

     Since July 2001, Tri-C Resources, Inc., a privately owned oil and gas exploration company controlled by Michael M. Cone, has utilized the contract drilling services of Patterson-UTI for the purposes of drilling eight wells owned and operated by Tri-C in Matagorda and Jackson Counties, Texas. Tri-C paid a total of approximately $1,020,882 to Patterson-UTI for these contract drilling services. Tri-C selected Patterson-UTI as its drilling contractor after obtaining competitive bids from three contract drilling companies, including Patterson-UTI. Mr. Cone has been a director of TMBR/Sharp since March 2001.

     BHC Pipe and Equipment Company, a privately held oil field equipment supply company controlled by Raymond H. Batchelor, has sold drilling equipment from time to time to Patterson-UTI and certain of its predecessors. Since February 2000, BHC has invoiced Patterson-UTI and its predecessors for a total of approximately $120,605 for equipment sales. Mr. Batchelor has been a director of TMBR/Sharp since March 2001.

  EMPLOYEE COMPENSATION AND BENEFITS

     From and after the effective time of the merger, individuals who are officers of TMBR/Sharp who continue as employees of Patterson-UTI or Sub will be immediately eligible to participate in any qualified employee benefit plan maintained and sponsored by Patterson-UTI and will be credited with vesting service for their years of service with TMBR/Sharp. In addition, Patterson-UTI will generally provide compensation and employee benefits, which are comparable to the compensation and employee benefits provided to all similarly situated employees of Patterson-UTI, to each TMBR/Sharp officer who continues as an employee of Patterson-UTI after the merger.

ACCOUNTING TREATMENT

     The merger will be accounted for as a business combination using the "purchase" method of accounting under generally accepted accounting principles in the United States. Patterson-UTI will be the acquiror for financial accounting purposes.

OPINIONS THAT THE MERGER CONSTITUTES A REORGANIZATION UNDER SECTION 368(a) OF THE INTERNAL REVENUE CODE

     The completion of the merger is conditioned on, among other things, the receipt of opinions from tax counsel for each of Patterson-UTI and TMBR/Sharp that the merger will qualify as a "reorganization" under Section 368(a) of the Internal Revenue Code. These opinions will be delivered only if the holders of TMBR/Sharp Shares receive in the merger an amount of Patterson-UTI Shares with a value equal to at least forty percent (40%) of the total consideration paid by Patterson-UTI for all TMBR/Sharp Shares. The total consideration takes into account the amount of cash paid or deemed to be paid to holders of TMBR/Sharp Shares in connection with the merger, cash paid to holders of TMBR/Sharp Shares who perfect their dissenters' rights and cash paid by Patterson-UTI to acquire TMBR/Sharp Shares within twelve (12) months of the date of the merger agreement.

     In addition to the market value of the Patterson-UTI Shares on the date of the merger and the other items described above, various factors affect the determination of whether the value of the Patterson-UTI Shares received by the TMBR/Sharp shareholders in exchange for TMBR/Sharp Shares is equal to at least forty percent (40%) of the combined value of the total consideration paid by Patterson-UTI for all TMBR/Sharp Shares, including:

     - The amount, if any, to be paid to TMBR/Sharp shareholders who perfect their dissenters' rights;

     - Whether prior to and in connection with the merger TMBR/Sharp (or certain parties related to TMBR/Sharp) redeems or acquires TMBR/Sharp Shares or makes distributions to the TMBR/Sharp shareholders; and

     - Whether there will be any repurchases by Patterson-UTI (or certain parties related to Patterson-UTI) of the Patterson-UTI Shares to be issued in the merger.

     Accordingly, it may not be possible to state with certainty the minimum trading price of the Patterson-UTI Shares that would cause the value of the Patterson-UTI Shares to be received in the merger to be equal to at least forty percent (40%) of the combined value of the total consideration paid by Patterson-UTI for all TMBR/Sharp Shares.

     If, on or before the closing date, it is determined that Patterson-UTI and TMBR/Sharp will not receive opinions from their respective tax counsels to the effect that the merger will qualify as a

"reorganization" under Section 368(a) of the Code and the parties agree to proceed with a taxable transaction under a revised structure, an amended proxy statement/prospectus with revised disclosure regarding the new structure and material United States federal tax consequences will be mailed to you at least 20 days prior to the special meeting. If the shareholders have already voted to approve the merger, TMBR/Sharp would hold another special meeting to vote on the revised merger proposal after the amended proxy statement/prospectus had been mailed to you.

REGULATORY MATTERS

     Under the HSR Act, the parties cannot complete the merger until they have notified and furnished information to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and a specified waiting period expires or is terminated. Patterson-UTI and TMBR/Sharp filed the required notification and report forms under the HSR Act with the FTC and the Antitrust Division on June 11, 2003. On July 3, 2003, the FTC notified the parties that the FTC and the Antitrust Division had terminated the specified waiting period under the HSR Act.

     Each state in which Patterson-UTI or TMBR/Sharp has operations also may review the merger under state antitrust laws.

     At any time before the effective time of the merger, the FTC, the Antitrust Division, a state or non-U.S. governmental authority or a private person or an entity could seek under the antitrust laws, among other things, to enjoin the merger or to cause Patterson-UTI or TMBR/Sharp to divest assets or businesses as a condition to completion of the merger. If a challenge to the merger is made, Patterson-UTI and TMBR/Sharp may not prevail. The obligations of Patterson-UTI and TMBR/Sharp to consummate the merger are subject to the condition that there be no order or injunction of a U.S. or non-U.S. court of competent jurisdiction or other governmental authority that prohibits the consummation of the merger. Each party has agreed to use its reasonable efforts to have any such order or injunction lifted or vacated.

     Patterson-UTI and TMBR/Sharp believe that they will obtain all material required regulatory approvals prior to the special meeting. It is not certain, however, that all approvals will be received by that time, or at all, and governmental authorities may impose unfavorable conditions for granting the required approvals.

INTERESTED SHAREHOLDER TRANSACTIONS UNDER TEXAS LAW

     TMBR/Sharp is a Texas corporation. In general, Article 13 of the TBCA prevents an "interested shareholder," which is generally a person who owns or has the right to acquire 20% or more of a corporation's outstanding voting stock, or an affiliate or associate thereof, from engaging in a "business combination," which is defined to include mergers and certain other transactions, with a Texas corporation for a period of three years following the date such person became an interested shareholder unless, among other things, prior to such date the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became an interested shareholder. The board of directors of TMBR/Sharp has recommended the merger, approved the merger agreement and the other transactions contemplated by the merger agreement and has rendered inapplicable to the merger the provisions of Article 13 of the TBCA.

FEDERAL SECURITIES LAWS CONSEQUENCES; RESALE RESTRICTIONS

     All Patterson-UTI Shares that will be distributed to TMBR/Sharp shareholders in the merger will be freely transferable, except for restrictions applicable to "affiliates" of TMBR/Sharp. Persons who are deemed to be affiliates of TMBR/Sharp may resell Patterson-UTI Shares received by them only in transactions permitted by the resale provisions of Rule 145 or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of TMBR/Sharp generally include executive officers, directors and significant shareholders of TMBR/Sharp. The merger agreement requires TMBR/Sharp to cause each of its directors and executive officers who TMBR/Sharp believes may be deemed to be affiliates of TMBR/Sharp to execute a written agreement to the effect that those persons will not sell, assign or transfer any of the Patterson-UTI Shares issued to them in the merger unless that sale, assignment or transfer has been registered under the Securities Act, is in conformity with Rule 145 or is otherwise exempt from the registration requirements under the Securities Act.

     This proxy statement/prospectus does not cover any resales of the Patterson-UTI Shares to be received by TMBR/Sharp's shareholders in the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

DISSENTERS' RIGHTS OF APPRAISAL

     Each holder of TMBR/Sharp Shares has the right to dissent to the merger in accordance with Articles 5.11 through 5.13 of the TBCA ("Articles 5.11-5.13"). If the statutory procedures are complied with and the merger is consummated, dissenting holders would be entitled to receive cash equal to the "fair value" of the shares held by them in lieu of receiving consideration proposed under the merger agreement. See Annex C to this proxy statement/prospectus. Such "fair value" is determined as of the day immediately preceding the special meeting (excluding any appreciation or depreciation in anticipation of the merger). In addition, dissenting shareholders may be entitled to receive payment of interest beginning 91 days from the date of consummation of the merger to the date of a judicial determination on the amount determined to be the fair value of their shares. Any judicial determination of the fair value of the shares could be based upon considerations other than or in addition to the merger consideration and the market value of the shares, including asset values, the investment value of the shares and any other valuation considerations generally accepted in the investment community. The value so determined for dissenting shares could be more than, less than or equal to the merger consideration, and payment of such consideration would take place subsequent to payment pursuant to the merger.

     The TBCA provides that, in the absence of fraud in the transaction, the statutory dissenters' rights remedy provided under the TBCA to a shareholder objecting to the merger is the exclusive remedy for the recovery of the value of such shareholder's shares or for money damages to such shareholder with respect to the merger. If TMBR/Sharp complies with the requirements of Article 5.12 of the TBCA, any shareholder who fails to comply with the requirements of that Article will not be entitled to bring suit for the recovery of the value of his shares or for money damages to the shareholder with respect to the merger.

     The rights of dissenting holders of TMBR/Sharp shares are governed by Articles 5.11-5.13. The following summary of applicable provisions of Articles 5.11-5.13 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Articles 5.11-5.13, which is attached to this proxy statement/prospectus as Annex C and incorporated by reference herein.

     A holder of TMBR/Sharp Shares who has filed a written objection to the merger prior to the special meeting, who has not voted in favor of approval of the merger agreement and who has made a demand for compensation, all as provided under Articles 5.11-5.13 is entitled under such provisions, as an alternative to receiving the consideration offered in the merger for his shares, to the fair value of his shares. The following is a summary of the procedural steps that must be taken if the dissenters' rights are to be validly exercised.

     TMBR/Sharp shareholders may elect to exercise their right to dissent from the merger by filing with TMBR/Sharp, at the address set forth below, prior to the special meeting, a written objection to the merger, setting forth that such shareholder's right to dissent will be exercised if the merger is effected and such shareholder's address for any notice.

     If the merger is effected and such shareholder has not voted in favor of approving the merger agreement, TMBR/Sharp will within ten (10) days after the merger is effected, deliver or mail to such shareholder written notice that the merger has been effected, and such shareholder may, within ten

(10) days from the delivery or mailing of such notice, make written demand on TMBR/Sharp for payment of the fair value of such holder's shares.

     The fair value of any dissenting shares will be the value thereof as of the day immediately preceding the special meeting, excluding any appreciation or depreciation in anticipation of the merger. The shareholder demand will state the number of shares owned by the dissenting shareholder and the fair value of such shares as estimated by him. Any shareholder failing to make demand within the ten (10) day period will be bound by the merger.

     A dissenting shareholder's written objection to the merger and demand for payment must be in addition to and separate from any vote against approval of the merger agreement. Neither voting against, abstaining from voting, nor failing to vote for approval of the merger agreement will constitute the written notice required to be filed by a dissenting shareholder. Failure to vote against the approval of the merger agreement, however, will not constitute a waiver of rights under Articles 5.11-5.13, provided that a written notice has been properly delivered. A shareholder voting for the approval of the merger agreement will be deemed to have waived his dissenters' rights.

     Under Articles 5.11-5.13, holders of record of shares are entitled to dissenters' rights as described above, and the procedures to perfect such rights must be carried out by and in the name of holders of record. Persons who are beneficial but not record owners of shares and who wish to exercise dissenters' rights with respect to the merger should consult promptly with the record holders of their shares as to the exercise of such rights. All written objections and demands for payment should be addressed to TMBR/ Sharp Drilling, Inc., 4607 West Industrial Boulevard, Midland, Texas 79703, Attn: James M. Alsup, Secretary. All written objections and demand for payment must be received before the special meeting. Demands for payment must be made as described above.

     Within twenty (20) days after receipt by TMBR/Sharp of a demand for payment made by a dissenting shareholder, TMBR/Sharp must deliver or mail to such dissenting shareholder a written notice that will either (i) state that TMBR/Sharp accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the merger was effected upon the surrender of the stock certificates duly endorsed or (ii) will contain an estimate by TMBR/Sharp of the fair value of such shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the merger was effected, upon receipt of notice within sixty (60) days after that date from the dissenting shareholder that such shareholder agrees to accept that amount, upon the surrender of the stock certificates duly endorsed. In addition, within the twenty (20) day period after demanding payment for his shares, each holder of certificates representing shares so demanding payment shall submit such certificates to TMBR/Sharp for notation thereon that such demand has been made. The failure of holders of certificates representing shares to do so will, at TMBR/Sharp's option, terminate such shareholder's rights under the provisions of the TBCA relating to dissenters' rights unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct.

     If, within sixty (60) days after the date on which the merger was effected, the value of such shares is agreed upon between the dissenting shareholder and the surviving company, payment therefor will be made within ninety (90) days after the date on which the merger was effected and upon surrender of the stock certificates duly endorsed. Upon payment of the agreed value, the dissenting shareholder will cease to have any interest in the shares or in TMBR/Sharp.

     If, within sixty (60) days after the date on which the merger was effected, the dissenting shareholder and the surviving company do not so agree, then the dissenting shareholder or the surviving company may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which TMBR/Sharp's principal office is located, asking for a finding and determination of the fair value of such dissenting shareholder's shares.

     In connection with the filing of a petition, TMBR/Sharp will provide such court with a list of names and addresses of all its shareholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached. After the hearing of the petition, the court will determine the dissenting shareholders who have complied with the provisions of the TBCA relating to dissenters' rights and have become entitled to the value of and payment for their shares, and will appoint one or more qualified appraisers to determine the value.

     The appraisers will determine the fair value of the shares held by the dissenting shareholders adjudged by the court to be entitled to payment and will file their report of the value in the office of the clerk of the court. The court will determine the fair value of the shares held by the dissenting shareholders entitled to payment therefor and will direct the payment of that value by the Sub, as the surviving company in the merger, together with interest thereon, beginning 91 days after the date on which the merger was effected to the date of such judgment, to the dissenting shareholders entitled thereto. Upon payment of the judgment by TMBR/Sharp to such dissenting shareholders, the dissenting shareholders will cease to have any interest in those shares or in TMBR/Sharp.

     In the absence of fraud in the transaction, the remedy provided by the provisions of the TBCA relating to dissenters' rights to a shareholder objecting to the merger is the exclusive remedy for the recovery of the value of his shares or money damages to such shareholder with respect to the merger. If TMBR/Sharp complies with the requirements of Article 5.12, in the absence of fraud in the transaction, any dissenting shareholder who fails to comply with the requirements of the provisions of such Article will not be entitled to bring suit for the recovery of the value of his shares or money damages to such shareholder with respect to the merger.

     Any shareholder who has demanded payment for his shares and has not voted in favor of the merger agreement as described above shall not thereafter be entitled to vote or exercise any other rights of a shareholder except (i) the right to receive payment for his shares pursuant to the provisions described above and (ii) the right to maintain an appropriate action to obtain relief on the ground that the merger would be or was fraudulent. Such shares shall not thereafter be considered outstanding for the purposes of any subsequent vote of TMBR/Sharp shareholders.

     Any shareholder who has demanded payment for his shares as described above may withdraw such demand at any time before payment for his shares or before any petition has been filed asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless TMBR/Sharp shall consent thereto, after any such petition has been filed. If, however, such demand is withdrawn as herein before provided, or if TMBR/Sharp terminates the shareholder's rights as provided above, or if no petition asking for a finding and determination of fair value of such shares by a court has been filed within the time period described above, or if after the hearing of a petition filed as described above, the court determines that such shareholder is not entitled to the relief as described above, then, in any such case, such shareholder and all persons claiming under him will be conclusively presumed to have approved and ratified the merger from which he dissented and will be bound thereby, the right of such shareholder to be paid the fair value of his shares will cease, and his status as a shareholder will be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder will be entitled to receive any dividends or other distributions made to holders of shares in the interim.

     Any shareholder contemplating the exercise of dissenters' rights is urged to read carefully the provisions of the TBCA relating to dissenters' rights, attached hereto as Annex C.

     FAILURE TO COMPLY STRICTLY WITH ALL OF THE PROCEDURES SET FORTH IN ARTICLES 5.11-5.13 OF THE TBCA MAY RESULT IN THE LOSS OF A SHAREHOLDER'S STATUTORY APPRAISAL RIGHTS. CONSEQUENTLY, ANY SHAREHOLDER WISHING TO EXERCISE APPRAISAL RIGHTS IS URGED TO CONSULT LEGAL COUNSEL BEFORE ATTEMPTING TO EXERCISE APPRAISAL RIGHTS.

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

                              THE MERGER AGREEMENT

     The following is a summary of the merger agreement, which is attached as Annex A to this proxy statement/prospectus and incorporated in this document. To understand the merger more fully, and for a more complete legal description of the merger, you are urged to read carefully the entire proxy statement/ prospectus, including the merger agreement and the other annexes.

STRUCTURE OF THE MERGER

     Upon the terms and conditions of the merger agreement, and in accordance with Texas law, at the effective time of the merger, TMBR/Sharp will merge with and into Sub. Sub will be the surviving company under the name TMBR/Sharp Drilling, LLC, and will be a wholly owned subsidiary of Patterson-UTI. The separate corporate existence of TMBR/Sharp will cease at the effective time of the merger.

WHEN THE MERGER BECOMES EFFECTIVE

     The closing date of the merger will occur on the second business day following the date on which all conditions to the merger, other than those conditions that by their nature are to be satisfied at the closing, have been satisfied or waived, unless the parties agree on another time. Contemporaneously with the closing, Sub and TMBR/Sharp will file articles of merger with the Secretary of State of the State of Texas. The effective time of the merger will be the time Sub and TMBR/Sharp file the articles of merger with the Secretary of State of the State of Texas or at a later time as we may agree and specify in the articles of merger.

CONVERSION OF STOCK AND STOCK OPTIONS

     At the effective time of the merger:

     - each outstanding share of TMBR/Sharp common stock, except those (1) shares owned directly or indirectly by Patterson-UTI or TMBR/Sharp, including treasury stock, and (2) shares held by TMBR/Sharp shareholders who validly exercise their dissenters' rights under Texas law, will be converted into the right to receive $9.09 in cash and 0.312166 of a Patterson-UTI Share;

     - TMBR/Sharp Shares held by TMBR/Sharp shareholders who exercise their dissenters' rights under Texas law will be treated as described under "The Merger -- Dissenters' Rights of Appraisal", assuming that those shareholders validly exercise their dissenters' rights; and

     - TMBR/Sharp Shares owned or held by Patterson-UTI or TMBR/Sharp, including treasury stock, will be canceled.

     If, before the effective time of the merger, the issued and outstanding Patterson-UTI Shares or TMBR/Sharp Shares are changed into a different number of shares as a result of a reclassification, recapitalization, stock split, stock combination, stock dividend or share exchange, an appropriate and proportionate adjustment will be made to the number of Patterson-UTI Shares to be received by the TMBR/Sharp shareholders.

     If the TMBR/Sharp shareholders approve the merger agreement, after the special meeting but before the completion of the merger, TMBR/Sharp will make a cash payment to each holder of a stock option granted under a TMBR/Sharp benefit plan. The cash amount to be paid for each TMBR/Sharp Share subject to the option will equal the difference between $20.20 and the exercise price per TMBR/Sharp Share subject to the option, less applicable withholding taxes. All stock options to purchase TMBR/Sharp Shares will vest after the merger is approved at the special meeting and before the completion of the merger.

     For a description of Patterson-UTI Shares and TMBR/Sharp Shares and a description of the comparative rights of holders of Patterson-UTI Shares and TMBR/Sharp Shares, see "Comparison of the Rights of Patterson-UTI Stockholders and TMBR/Sharp Shareholders".

EXCHANGE PROCEDURES

  EXCHANGE AGENT

     As soon as practicable after the effective time of the merger, Sub will deposit with the exchange agent, for the benefit of the holders of TMBR/Sharp Shares, an amount in cash and certificates representing Patterson-UTI Shares sufficient to effect the conversion of TMBR/Sharp Shares into the cash and stock consideration to be paid in the merger. Sub will also make funds available to the exchange agent from time to time after the effective time of the merger as needed to pay any cash instead of fractional shares or any dividends or other distributions declared by Patterson-UTI on Patterson-UTI Shares with a record date after the effective time of the merger and a payment date on or before the date the relevant TMBR/Sharp stock certificate was surrendered.

     At the effective time of the merger, the stock transfer books of TMBR/Sharp will be closed and no further issuances or transfers of TMBR/Sharp Shares will be made. If, after the effective time, valid TMBR/Sharp stock certificates are presented to the surviving company for any reason, they will be cancelled and exchanged as described above to the extent allowed by applicable law.

  EXCHANGE OF SHARES

     Promptly after the effective time of the merger, the exchange agent will mail to you a transmittal letter and instructions explaining how to surrender your certificates to the exchange agent. TMBR/Sharp shareholders who surrender their stock certificates to the exchange agent, together with a properly completed and signed transmittal letter and any other documents required by the instructions to the transmittal letter, will receive:

     - Patterson-UTI Shares certificates representing the number of whole shares to which each holder is entitled in accordance with the 0.312166 exchange ratio; and

     - A check, after any required tax withholdings are deducted, in the aggregate amount of:

      - $9.09 per TMBR/Sharp Share surrendered to the exchange agent;

      - the amount of cash being paid in lieu of fractional Patterson-UTI Shares; and

      - any cash dividends and any other dividends or other distributions declared by Patterson-UTI on Patterson-UTI Shares with a record date after the effective time of the merger and a payment date on or before the date the relevant TMBR/Sharp stock certificate was surrendered.

     If you have a TMBR/Sharp stock certificate, you should surrender that certificate for exchange after the effective time of the merger. Until you surrender your TMBR/Sharp stock certificates, dividends or other distributions declared with a record date after the effective time of the merger will accrue, but will not be paid, on Patterson-UTI Shares that you are entitled to receive as a result of the conversion of your shares of TMBR/Sharp Shares. When you surrender your certificates, any unpaid dividends or other distributions will be paid, less the amount of any withholding taxes that may be required. No interest will be paid or accrued on:

     - the $9.09 in cash being paid per TMBR/Sharp Share surrendered to the exchange agent;

     - the amount of cash being paid in lieu of fractional Patterson-UTI Shares; or

     - any cash dividends and any other dividends or other distributions declared by Patterson-UTI on Patterson-UTI Shares with a record date after the effective time of the merger and a payment date on or before the date the relevant TMBR/Sharp stock certificate was surrendered.

     The exchange agent will deliver to Patterson-UTI any Patterson-UTI Shares to be issued in the merger or funds set aside by Patterson-UTI to pay the cash consideration, cash in lieu of fractional shares in connection with the merger or to pay dividends or other distributions on Patterson-UTI Shares to be issued in the merger that are not claimed by former TMBR/Sharp shareholders within one year after the effective time of the merger. Thereafter, Patterson-UTI will act as the exchange agent and former TMBR/

Sharp shareholders may look only to Patterson-UTI for payment of their Patterson-UTI Shares, cash consideration, cash in lieu of fractional shares and unpaid dividends and distributions. None of Patterson-UTI, the surviving company, the exchange agent or any other person will be liable to any former TMBR/ Sharp shareholder for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

     If any certificates for Patterson-UTI Shares are to be issued in a name other than that in which the TMBR/Sharp stock certificate surrendered in exchange for such shares is registered, the person requesting the exchange must
(i) pay any transfer or other taxes required by reason of the issuance of certificates for Patterson-UTI Shares in a name other than that of the registered holder of the certificate surrendered or (ii) establish to the satisfaction of Patterson-UTI or the exchange agent that such tax has been paid or is not applicable.

     TMBR/SHARP STOCK CERTIFICATES SHOULD NOT BE RETURNED WITH THE ENCLOSED PROXY CARD. A TRANSMITTAL LETTER AND ACCOMPANYING INSTRUCTIONS WILL BE PROVIDED TO TMBR/SHARP SHAREHOLDERS FOLLOWING THE EFFECTIVE TIME OF THE MERGER.

  FRACTIONAL SHARES

     No fractional Patterson-UTI Shares will be issued to TMBR/Sharp shareholders. Instead of fractional shares, each TMBR/Sharp shareholder otherwise entitled to a fractional share will receive, in cash rounded to the nearest cent and without interest, an amount representing the fractional share, rounded to four decimal places, multiplied by the average of the midpoint of the daily high and low trading prices of Patterson-UTI Shares as reported under Nasdaq National Market Issues Reports in the Wall Street Journal for each of the first 20 consecutive trading days in the period commencing 25 trading days prior to the closing date of the merger.

  REPRESENTATIONS AND WARRANTIES

     The merger agreement contains customary representations and warranties by TMBR/Sharp relating to, among other things:

     - corporate organization, qualification and good standing;

     - the absence of subsidiaries;

     - capital structure;

     - corporate power and authority to enter into the merger agreement, and due execution, delivery and enforceability of the merger agreement;

     - conflicts with, violations of or defaults under charter documents, bylaws, material agreements, orders, decrees, licenses or permits as a result of the merger;

     - authorizations, consents, approvals and filings required to enter into the merger agreement or to complete the transactions contemplated by the merger agreement;

     - accurate filings with the SEC in compliance with applicable rules and regulations;

     - information to be supplied for the registration statement of which this document is a part;

     - the absence of certain changes or events;

     - the absence of undisclosed material liabilities;

     - the absence of default or violation of charter documents and other agreements;

     - state takeover statutes and required shareholder actions;

     - litigation matters;

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

     - employee benefits and ERISA compliance;

     - tax matters;

     - the absence of parachute payments;

     - environmental matters;

     - compliance with laws and possession of permits;

     - public disclosure of material agreements;

     - title to properties;

     - intellectual property matters;

     - the absence of a material adverse change in the most recent independent petroleum engineer's report relating to TMBR/Sharp's oil and gas properties;

     - labor matters;

     - fairness opinion of financial advisors;

     - insurance matters;

     - broker's and finder's fees;

     - the determinations and recommendations of the TMBR/Sharp board of directors;

     - the required vote of TMBR/Sharp shareholders to approve the merger agreement; and

     - the intention of TMBR/Sharp directors and officers to vote in favor of the merger agreement.

     The merger agreement contains customary representations and warranties by Patterson-UTI and Sub relating to, among other things:

     - organization, qualification and good standing;

     - capital structure;

     - power and authority to enter into the merger agreement, and due execution, delivery and enforceability of the merger agreement;

     - conflicts with, violations of or defaults under charter documents, bylaws, material agreements, orders, decrees, licenses or permits as a result of the merger;

     - authorizations, consents, approvals and filings required to enter into the merger agreement or to complete the transactions contemplated by the merger agreement;

     - accurate filings with the SEC in compliance with applicable rules and regulations;

     - information to be supplied for this registration statement of which this document is a part;

     - the absence of a material adverse change;

     - the absence of undisclosed material liabilities;

     - compliance with laws and possession of permits;

     - broker's and finder's fees;

     - litigation matters;

     - financing capability; and

     - tax matters.

     The representations and warranties contained in the merger agreement will not survive the merger, but they form the basis of certain conditions to each party's obligations to complete the merger.

COVENANTS AND OTHER AGREEMENTS

  OPERATING COVENANTS

     Prior to the effective time of the merger TMBR/Sharp has agreed to conduct its operations in the ordinary course in substantially the same manner as previously conducted and to use all reasonable efforts to preserve intact its business organization and goodwill. Prior to the effective time of the merger, and unless Patterson-UTI and Sub consent otherwise in writing, with certain exceptions TMBR/Sharp has agreed not to:

     - declare, set aside or pay dividends on, or make any other distributions in respect of, any of its capital stock; split, combine or reclassify any of its capital stock; or redeem, purchase or otherwise acquire any shares of its capital stock;

     - issue, deliver, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock;

     - amend its articles of incorporation or bylaws;

     - acquire or agree to acquire any business, entity or assets that would be material to TMBR/Sharp, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

     - sell, lease, mortgage, pledge, grant a lien on or otherwise encumber or dispose of any of its properties or assets, except (i) in the ordinary course of business and (ii) other transactions involving not in excess of $100,000 in the aggregate;

     - incur any indebtedness for borrowed money, except:

      - under working capital borrowings under revolving credit facilities incurred in the ordinary course of business;

      - borrowings to fund the payments to the holders of TMBR/Sharp stock options; and

      - indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date of the merger agreement;

     - make any loans, advances or capital contributions to, or investments in, any other person, other than employees in the ordinary course of business consistent with past practice;

     - guarantee any indebtedness, issue any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others;

     - make or incur any capital expenditure, except in the ordinary course of business and, in the case of any single expenditure in excess of $200,000 and any expenditures in the aggregate in excess of $500,000, as previously disclosed in writing to Patterson-UTI;

     - make any material election relating to taxes or settle or compromise any material tax liability;

     - take any extraordinary action that causes its net operating loss carryforwards to be reduced;

     - satisfy any liabilities, other than satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its balance sheet as of December 31, 2002;

     - waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which it is a party;

     - adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

     - enter into any new collective bargaining agreement;

     - change any accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

     - settle or compromise any litigation other than settlements or compromises:

      - of litigation where the amount paid does not exceed $100,000, or

      - in consultation and cooperation with Patterson-UTI, and, with respect to any such settlement, with the prior written consent of Patterson-UTI;

     - enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee, except that, TMBR/Sharp may hire additional employees, so long as it does not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees;

     - adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing TMBR/Sharp benefit plan;

     - grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice;

     - grant any stock options or stock awards;

     - adopt or amend any compensation, employment or employee benefit plan or arrangement;

     - increase any compensation or benefits of any person, other than in the ordinary course of business consistent with past practice; or

     - take any action that would, or could reasonably be expected to, result in its representations and warranties in the merger agreement becoming untrue.

  ADDITIONAL AGREEMENTS

     The merger agreement contains additional agreements between Patterson-UTI and TMBR/Sharp relating to, among other things:

     - convening and holding the TMBR/Sharp shareholder meeting;

     - making and maintaining the required recommendation by TMBR/Sharp's board of directors to its shareholders;

     - preparing, filing and distributing this document and filing the registration statement of which this document is a part;

     - providing access to information and cooperating regarding filings with governmental and other agencies and organizations;

     - using their commercially reasonable efforts to satisfy the conditions to closing;

     - providing notice of (i) any representation or warranty in the merger agreement becoming untrue or inaccurate or (ii) the failure to materially comply with or satisfy any covenant, condition or agreement in the merger agreement;

     - making public announcements; and

     - listing on the Nasdaq National Market, upon official notice of issuance, the shares of Patterson-UTI to be issued in connection with the merger.

  EMPLOYEE BENEFIT PLANS

     Generally, TMBR/Sharp officers and employees at the effective time of the merger who continue as employees of Patterson-UTI or Sub will be immediately eligible to participate in any Patterson-UTI benefit plan that is provided to such persons and will be credited with vesting service for their years of service with TMBR/Sharp. Patterson-UTI will take such actions as are necessary so that each TMBR/ Sharp employee who continues as an employee of Patterson-UTI or Sub will not be subject to preexisting condition exclusions or waiting periods for coverages under any Patterson-UTI benefit plan. Patterson-UTI may temporarily retain one or more of TMBR/Sharp's benefit plans to provide for a more efficient transition of TMBR/Sharp employees to Patterson-UTI's benefit plans. Subject to that temporary retention, Patterson-UTI or Sub will provide to each TMBR/Sharp employee who continues as an employee of Patterson-UTI or Sub after the effective time of the merger, compensation and employee benefits that are comparable to the compensation and employee benefits provided to all similarly-situated employees of Patterson-UTI or Sub.

  INDEMNIFICATION AND INSURANCE

     From and after the effective time of the merger, Patterson-UTI and the surviving company will indemnify and hold harmless to the fullest extent permitted under applicable law each person who is, or has been at any time prior to the effective time of the merger, an officer or director of TMBR/Sharp and each person who served at the request of TMBR/Sharp as a director, officer, employee or fiduciary of another entity. Those persons will be indemnified to the fullest extent permitted by law against all losses, including fees and expenses of counsel, arising out of or pertaining to actions taken by them, or failures to act, while serving in those capacities, whether claimed before or after the effective time of the merger.

     The surviving company will maintain directors' and officers' liability insurance for six years after the effective time of the merger to cover persons who are or were covered by TMBR/Sharp's existing directors' and officers' liability insurance policies at any time before the effective time of the merger. The terms of the insurance will be of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to such persons than the existing insurance with respect to acts or omissions prior to the effective time of the merger. However, the surviving company will not be required to pay annual premiums in excess of 200% of the last annual premium paid by TMBR/ Sharp, but will be required to purchase as much coverage as possible for such amount.

  AFFILIATE AGREEMENTS

     TMBR/Sharp has agreed to use its best efforts to cause its affiliates, as defined by Rule 145 under the Securities Act of 1933, to deliver to Patterson-UTI written agreements no later than 30 days prior to the effective time of the merger that restrict their ability to sell, transfer or otherwise dispose of any Patterson-UTI Shares issued to them in connection with the merger, except:

     - in compliance with Rule 145 under the Securities Act of 1933;

     - pursuant to an effective registration statement under the Securities Act of 1933; or

     - in reliance upon an opinion of counsel reasonably acceptable to Patterson-UTI, to the effect that such sale, transfer or other disposition is exempt from registration under the Securities Act of 1933.

     Certain agreements in the merger agreement will survive the effective time of the merger.

CONDITIONS PRECEDENT

  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER

     The obligations of Patterson-UTI, Sub and TMBR/Sharp to complete the merger are subject to the following conditions:

     - approval of the merger agreement and the related transactions by the holders of at least two-thirds of the outstanding TMBR/Sharp Shares entitled to vote at the special meeting;

     - the expiration or termination of the waiting period under the HSR Act (which has occurred) and the filing, occurrence or receipt of other authorizations, consents, orders, or approvals required to consummate the transactions contemplated by the merger agreement;

     - the absence of any legal restraint or prohibition preventing the consummation of the merger;

     - the approval for listing of the Patterson-UTI Shares to be issued in the merger on the Nasdaq National Market, upon official notice of issuance; and

     - a registration statement registering the issuance of the Patterson-UTI Shares shall have become effective, no stop order suspending the effectiveness of the registration statement shall have been issued and remain effective and all necessary state securities or "Blue Sky" authorizations shall have been received.

  CONDITIONS TO OBLIGATIONS OF PATTERSON-UTI AND SUB

     Unless waived in whole or in part by Patterson-UTI and Sub, the obligations of Patterson-UTI and Sub to effect the merger are subject to the following conditions:

     - performance in all material respects by TMBR/Sharp of its obligations under the merger agreement;

     - certification that each of the representations and warranties of TMBR/Sharp contained in the merger agreement is true and correct in all material respects;

     - receipt of all required third party authorizations, consents or approvals that, if not received, would have a material adverse effect on the surviving company assuming the merger had taken place;

     - absence of a material adverse change in TMBR/Sharp's business, operations or financial condition;

     - holders of no more than five percent (5%) of the outstanding TMBR/Sharp Shares entitled to vote at the special meeting properly perfect their dissenters' rights;

     - receipt of an opinion of legal counsel to TMBR/Sharp substantially to the effect set forth in exhibit A to the merger agreement attached as Annex A to this proxy statement/prospectus, which form of opinion addresses such matters as organization, existence and good standing, authority, non-contravention, absence of legal proceedings, receipt of required consents and material compliance as to form of the proxy statement/prospectus;

     - receipt of an opinion satisfactory to Patterson-UTI of its tax counsel, Fulbright & Jaworski L.L.P., to the effect that, if the merger is consummated in accordance with the terms of the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - receipt of a copy of certified resolutions duly adopted by TMBR/Sharp's board of directors approving the merger agreement and the consummation of the merger and the related transactions and directing the submission of the merger to a vote of TMBR/Sharp's shareholders;

     - receipt of a copy of certified resolutions duly adopted by the holders of at least two-thirds of the outstanding TMBR/Sharp Shares entitled to vote at the special meeting approving the merger agreement and the related transactions; and

     - receipt of a comfort letter from KPMG LLP, TMBR/Sharp's independent auditors, in form and substance satisfactory to Patterson-UTI and Sub, with respect to the financial statements and certain financial information related to TMBR/Sharp.

  CONDITIONS TO OBLIGATIONS OF TMBR/SHARP

     Unless waived in whole or in part by TMBR/Sharp, the obligations of TMBR/Sharp to effect the merger are subject to the following conditions:

     - performance in all material respects by Patterson-UTI and Sub of their obligations under the merger agreement;

     - certification that each of Patterson-UTI's and Sub's representations and warranties contained in the merger agreement is true and correct in all material respects;

     - receipt of all required third party authorizations, consents or approvals that, if not received, would have a material adverse effect on the surviving company assuming the merger had taken place;

     - absence of a material adverse change in Patterson-UTI's business or operations;

     - receipt of an opinion of legal counsel to Patterson-UTI and Sub substantially to the effect set forth in exhibit B to the merger agreement attached as Annex A to this proxy/statement prospectus, which form of opinion addresses such matters as organization, existence and good standing; authority, non-contravention, absence of legal proceedings, receipt of required consents, material compliance as to form of the proxy statement/prospectus and legality of the Patterson-UTI Shares to be issued in the merger;

     - receipt of an opinion satisfactory to TMBR/Sharp of its tax counsel, Haynes and Boone, LLP, to the effect that, if the merger is consummated in accordance with the terms of the merger agreement, the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     - receipt of a comfort letter from PricewaterhouseCoopers LLP, Patterson-UTI's independent auditors, in form and substance satisfactory to TMBR/Sharp, with respect to the financial statements and certain financial information related to Patterson-UTI and Sub; and

     - receipt of a copy of certified resolutions duly adopted by Patterson-UTI's board of directors and Sub's managing member approving the merger agreement and the consummation of the merger and the related transactions.

Neither Patterson-UTI nor TMBR/Sharp will waive the condition to closing that requires receipt of the tax opinions referenced above. If these opinions are unable to be delivered at the closing of the merger and Patterson-UTI and TMBR/Sharp desire to proceed with a merger other than as a "reorganization" within the meaning of Section 368(a) of the Code, they will do so only after revising the structure of the transaction. In such case, an amended proxy statement/prospectus with revised disclosure regarding the new structure and the material United States federal income tax consequences will be mailed to you at least 20 days prior to the special meeting. If the shareholders have already voted to approve the merger, TMBR/Sharp would hold another special meeting to vote on the revised merger proposal after the amended proxy statement/prospectus had been mailed. See "Material United States Federal Income Tax Consequences" on page 57.

NO SOLICITATION

     TMBR/Sharp has agreed that it will not, and will not permit its officers, directors, employees, investments bankers, attorneys or other advisors, agents and other representatives to, directly or indirectly:

     - solicit, initiate or encourage, or otherwise intentionally facilitate, the making of any proposal that constitutes a third party "acquisition proposal" of the type described below;

     - subject to certain exceptions, enter into any agreement with respect to any acquisition proposal; or

     - participate in any discussions or negotiations regarding, furnish any information with respect to, or facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, an acquisition proposal; provided, however, that:

      - to the extent required by the fiduciary obligations of the TMBR/Sharp board of directors, as determined in good faith after consultation with outside legal counsel;

      - before approval of the merger by the TMBR/Sharp shareholders; and

      - subject to TMBR/Sharp providing written notice to Patterson-UTI of its decision to take such action in response to an unsolicited written request, TMBR/Sharp may:

        - pursuant to a confidentiality agreement that contains substantially the same terms as the confidentiality agreement contained in the merger agreement, furnish information to, or enter into discussions or negotiations with, any person or entity that has made a superior proposal of the type described below; and

        - ask for information solely to determine whether or not the unsolicited acquisition proposal is a superior proposal.

     TMBR/Sharp will promptly notify Patterson-UTI of any pending negotiations relating to, or the receipt of, any acquisition proposal.

     As used in the merger agreement, "acquisition proposal" means any proposal or offer, other than a proposal or offer by Patterson-UTI or any of its affiliates:

     - for a merger or other business combination involving TMBR/Sharp;

     - to acquire from TMBR/Sharp or any of its affiliates in any manner, directly or indirectly, an equity interest in TMBR/Sharp, any voting securities of TMBR/Sharp or a material amount of the assets of TMBR/Sharp; or

     - to acquire from the TMBR/Sharp shareholders by tender offer, exchange offer or otherwise more than 20% of the outstanding TMBR/Sharp Shares.

     Except in connection with the termination of the merger agreement as described in "-- Termination" below, the TMBR/Sharp board of directors will not be permitted to:

     - withdraw, modify, or propose to withdraw or modify its approval or recommendation of the merger agreement or the merger, or

     - approve or recommend any acquisition proposal, except that:

if the TMBR/Sharp board of directors receives an acquisition proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof after consultation with outside legal counsel), it determines to be a superior proposal, the TMBR/Sharp board of directors may withdraw or modify its approval or recommendation of the merger agreement or the merger and may terminate the merger agreement (subject to the conditions in the eleventh through sixteenth bullet points under "-- Termination"), in each case at any time after midnight on the third business day following Patterson-UTI's receipt of written notice of the superior proposal advising Patterson-UTI that the TMBR/Sharp board of directors has received an acquisition proposal which it has determined to be a superior proposal. The notice must specify the material terms and conditions of the superior proposal (including the proposed financing and a copy of any documents conveying the proposal) and identifying the party making the superior proposal.

     As used in the merger agreement, the term "superior proposal" means any bona fide acquisition proposal to acquire, directly or indirectly, all of the then outstanding TMBR/Sharp Shares or all or substantially all the assets of TMBR/Sharp, and otherwise on terms which a majority of the members of TMBR/Sharp's board of directors determines in its good faith reasonable judgment (after consultation with its financial advisor) to be more favorable to TMBR/Sharp's shareholders than the merger and which it intends to recommend that the TMBR/Sharp shareholders approve.

TERMINATION

     Before the effective time of the merger, the merger agreement may be terminated:

     - by mutual written consent of Patterson-UTI and TMBR/Sharp, or by mutual action of their respective boards of directors;

     - by either Patterson-UTI or TMBR/Sharp, if:

      - the affirmative vote of the holders of two-thirds of the outstanding TMBR/Sharp Shares entitled to vote on the approval of the merger agreement and the related transactions is not obtained upon a vote at the special meeting or an adjournment thereof;

      - the effective time of the merger has failed to occur on or before December 31, 2003, unless the failure is the result of a material breach of the merger agreement by the party seeking the termination; or

      - any court or other governmental entity has issued a final and nonappealable order, decree or ruling or has taken any other final and nonappealable action that enjoins, restrains or prohibits the purchase of TMBR/Sharp Shares pursuant to the merger;

     - by Patterson-UTI, if:

      - TMBR/Sharp fails to hold and call the TMBR/Sharp shareholder meeting by December 31, 2003;

      - TMBR/Sharp breaches any of its representations or warranties in, or fails to materially perform any of its covenants, agreements or obligations under, the merger agreement, if such breach or failure (i) would cause any of the conditions to the obligations of all parties to consummate the merger or to the obligations of Patterson-UTI and Sub to consummate the merger not to be satisfied and (ii) cannot be or has not been cured within 30 days following receipt of written notice of such breach; or

      - TMBR/Sharp's board of directors (i) withdraws or modifies, in any manner adverse to Patterson-UTI, its recommendation or approval of the merger agreement or the related transactions, or (ii) recommends or resolves to recommend to the TMBR/Sharp shareholders an acquisition proposal;

     - by TMBR/Sharp:

      - if:

        - its shareholders have not approved the merger agreement;

        - it has notified Patterson-UTI of its receipt of a superior proposal;

        - it has not received by the end of the third business day after receipt of the notice of the superior proposal an offer from Patterson-UTI that is no less favorable than the superior proposal; and

        - it has paid to Patterson-UTI, a $3.5 million termination fee; or

      - if Patterson-UTI or Sub breaches any of its representations or warranties in, or fails to materially perform any of its covenants, agreements or obligations under, the merger agreement, if such breach or failure (i) would cause any of the conditions to the obligations of all parties to consummate the merger or to the obligations of TMBR/Sharp to consummate the merger not to be satisfied and (ii) cannot be or has not been cured within 30 days following receipt of written notice of such breach.

FEES AND EXPENSES

     TMBR/Sharp will pay $3.5 million to Patterson-UTI promptly upon:

     - the termination of the merger agreement:

      - by Patterson-UTI or TMBR/Sharp, if the TMBR/Sharp shareholders have not voted to approve the merger, and prior to the shareholder meeting, a third party has made a bona fide written acquisition proposal that has not been withdrawn;

      - by TMBR/Sharp because it receives a superior proposal (which termination must comply with the tenth through sixteenth bullet points under "-- Termination"); or

     - the TMBR/Sharp board of directors taking any action set forth in the twelfth and thirteenth bullet points under "-- No Solicitation" and not reinstating its recommendation of the merger agreement or withdrawing its approval or recommendation or both of any such acquisition proposal within two business days of taking such actions.

     Whether or not the merger is consummated, each of Patterson-UTI, Sub and TMBR/Sharp will bear its own costs and expenses in connection with the merger agreement and the related transactions, except that Patterson-UTI and TMBR/Sharp will share equally the costs and expenses in connection with filings and related matters under the HSR Act.

AMENDMENT

     Patterson-UTI, Sub and TMBR/Sharp may amend the merger agreement at any time before the effective time of the merger. However, after the approval of the merger agreement by the TMBR/Sharp shareholders, no amendment may be made that would require further approval by such shareholders without the further approval of such shareholders.

EXTENSION; WAIVER

     Patterson-UTI, Sub and TMBR/Sharp may, at any time before the effective time of the merger and to the extent legally allowed:

     - extend the time for the performance of any of the obligations or the other acts of the other parties;

     - waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement; or

     - waive compliance with any of the agreements or conditions contained in the merger agreement.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion sets forth the material U.S. federal income tax consequences of the merger. This discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the "IRS"), and other applicable authorities, all as in effect on the date of this document and all of which are subject to change or differing interpretations, possibly with retroactive effect. This discussion is limited to holders who hold TMBR/Sharp Shares as capital assets for U.S. federal income tax purposes (generally, assets held for investment). This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of their particular circumstances or to holders who may be subject to special treatment under U.S. federal income tax laws, such as tax exempt organizations, financial institutions, insurance companies, broker-dealers, holders who hold TMBR/Sharp Shares as part of a hedge, straddle, wash sale, synthetic security, conversion transaction, or other integrated investment comprised of TMBR/Sharp Shares and one or more investments, holders with a "functional currency" (as defined in the Code) other than the U.S. dollar, and persons who acquired TMBR/Sharp Shares in compensatory transactions. Further, this discussion does not address any aspect of state, local or foreign taxation. Except as otherwise indicated, statements of legal conclusion regarding tax treatments, tax effects or tax consequences discussed in this section constitute the opinions of Fulbright & Jaworski L.L.P., counsel to Patterson-UTI, and Haynes and Boone, LLP, counsel to TMBR/Sharp.

     An opinion of counsel is not binding on the IRS or any court. No ruling has been or will be obtained from the IRS regarding any matter relating to the merger. No assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to any of the tax aspects described below.

     THIS DISCUSSION IS NOT A SUBSTITUTE FOR AN INDIVIDUAL ANALYSIS OF THE TAX CONSEQUENCES OF THE MERGER TO YOU. WE URGE YOU TO CONSULT A TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER IN LIGHT OF YOUR OWN SITUATION.

     As used in this section, a "U.S. holder" is (i) an individual U.S. citizen or resident alien; (ii) a corporation, partnership or other entity created or organized under U.S. law (federal or state); (iii) an estate whose worldwide income is subject to U.S. federal income tax; or (iv) a trust if a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust. A "non-U.S. holder" is any holder other than a U.S. holder.

     This discussion does not address the U.S. federal income tax consequences to non-U.S. holders that are subject to special treatment under U.S. federal income tax laws, such as (i) a non-U.S. holder that holds TMBR/Sharp Shares in connection with a trade or business conducted in the United States or in connection with an office or fixed place of business located in the United States, (ii) an individual non-U.S. holder that is deemed to be present in the United States for 183 days or more in the current taxable year, (iii) an individual non-U.S. holder that is an expatriate subject to the provisions of
Section 877 of the Code, (iv) a non-U.S. holder that is subject to or affected by the provisions of an income tax treaty to which the United States is a party, or (v) a non-U.S. holder that owns or has owned (either directly or indirectly) more than five percent (5%) of the outstanding shares of Patterson-UTI Shares at any time during the five (5) year period preceding the effective time of the merger.

     If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of TMBR/Sharp Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Holders of TMBR/Sharp Shares that are partnerships and partners in such partnerships are urged to consult their tax advisors regarding the U.S. federal income tax consequences of owning and disposing of TMBR/Sharp Shares in the merger.

TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS



  THE MERGER



     Patterson-UTI and TMBR/Sharp have made representations to both tax counsels, including a representation that holders of TMBR/Sharp Shares will receive in the merger an amount of Patterson-UTI Shares with a value equal to at least forty percent (40%) of the total consideration paid by Patterson-UTI for all TMBR/Sharp Shares. The total consideration takes into account the amount of cash paid or deemed to be paid to holders of TMBR/Sharp Shares in connection with the merger, cash paid to holders of TMBR/Sharp Shares who perfect their dissenters' rights and cash paid by Patterson-UTI to acquire TMBR/Sharp Shares within twelve (12) months of the date of the merger agreement. Based in part on such representations, it is the opinion of Fulbright & Jaworski L.L.P., tax counsel for Patterson-UTI, and Haynes and Boone, LLP, tax counsel for TMBR/Sharp, that the merger, when effected in accordance with the terms of the merger agreement, will be treated for United States federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code. The following discussion sets forth the material United States federal income tax consequences to U.S. holders in a merger that qualifies as a "reorganization" within the meaning of Section 368(a) of the Code.



     A U.S. holder who exchanges TMBR/Sharp Shares for shares of Patterson-UTI Shares and cash in the merger will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of cash received pursuant to the merger, and (ii) the amount, if any, by which (a) the sum of the fair market value of the Patterson-UTI Shares as of the effective time of the merger and the amount of cash received pursuant to the merger exceeds (b) such U.S. holder's adjusted tax basis in such holder's TMBR/Sharp Shares. Gain recognized upon the exchange generally will be capital gain, unless the receipt of cash by a U.S. holder has the effect of a distribution of a dividend, in which case the gain will be treated as dividend income to the extent of the U.S. holder's ratable share of TMBR/Sharp's accumulated earnings and profits as calculated for U.S. federal income tax purposes. In determining whether or not the receipt of cash has the effect of a distribution of a dividend, certain constructive ownership rules must be taken into account. Any recognized capital gain will be long-term capital gain if the U.S. holder has held TMBR/ Sharp Shares for more than one year.


     If a U.S. holder receives cash in lieu of a fractional share of Patterson-UTI Shares in exchange for shares of Patterson-UTI Shares, such U.S. holder will generally recognize capital gain or loss equal to the difference between the cash received in lieu of such fractional share and the portion of such U.S. holder's adjusted tax basis in TMBR/Sharp Shares surrendered that is allocable to such fractional share. The capital gain or loss will be long-term capital gain or loss if the holding period for TMBR/Sharp Shares exchanged for cash in lieu of the fractional share of Patterson-UTI stock is more than one year at the time of the merger.

     A U.S. holder will have an aggregate tax basis in the shares of Patterson-UTI Shares received pursuant to the merger equal to the aggregate adjusted tax basis in TMBR/Sharp Shares surrendered pursuant to the merger, (i) reduced by (a) the portion of such U.S. holder's adjusted tax basis in TMBR/ Sharp shares surrendered in the merger that is allocable to a fractional share of Patterson-UTI Shares for which cash is received, and (b) the amount of cash received by such U.S. holder pursuant to the merger, and (ii) increased by the amount of gain (including the portion of such gain that is treated as a dividend as described above) recognized by such U.S. holder (but not by any gain recognized upon the receipt of cash in lieu of a fractional share of Patterson-UTI Shares pursuant to the merger). The holding period of the Patterson-UTI Shares received by a U.S. holder pursuant to the merger will include the holding period of TMBR/Sharp Shares surrendered in exchange therefor, provided that such TMBR/Sharp Shares are held as capital assets of the effective time of the merger.

     One of the requirements that must be satisfied in order for the merger to qualify as a "reorganization" under Section 368(a) of the Code is the continuity of interest requirement. This requirement will be satisfied if the shareholders of TMBR/Sharp exchange a substantial portion of their proprietary interest in TMBR/Sharp for proprietary interests in Patterson-UTI. In the opinion of Haynes and Boone, LLP and of

Fulbright & Jaworski L.L.P., the continuity of interest requirement will be satisfied under applicable case law if, as of the effective time of the merger, the value of the Patterson-UTI Shares received in connection with the merger by the shareholders of TMBR/Sharp equals or exceeds forty percent (40%) of the total consideration paid or deemed paid by Patterson-UTI in exchange for all TMBR/Sharp Shares, taking into account the amount of cash paid or deemed paid to holders of TMBR/Sharp Shares in connection with the merger, cash paid to TMBR/Sharp shareholders who perfect their dissenters' rights and cash paid by Patterson-UTI to acquire TMBR/Sharp Shares within twelve (12) months of the date of the merger agreement.

     Various factors affect whether the value of the Patterson-UTI Shares received by the shareholders of TMBR/Sharp in exchange for TMBR/Sharp Shares is equal to at least forty percent (40%) of the combined value of the total consideration paid by Patterson-UTI for all TMBR/Sharp Shares, including:

     - the amount, if any, to be paid to shareholders of TMBR/Sharp who perfect their dissenters' rights;

     - whether prior to and in connection with the merger TMBR/Sharp (or certain parties related to TMBR/Sharp) redeems or acquires TMBR/Sharp Shares or makes distributions to the shareholders of TMBR/Sharp; and

     - whether there will be any repurchases by Patterson-UTI (or certain parties related to Patterson-UTI) of the Patterson-UTI Shares to be issued in the merger.

     Accordingly, it may not be possible to state with any certainty the minimum trading price of the Patterson-UTI Shares at which the value of the Patterson-UTI Shares to be received in the merger will be equal to at least forty percent (40%) of the value of the total consideration paid by Patterson-UTI for all TMBR/Sharp Shares.

     Holders of TMBR/Sharp Shares are entitled to dissenters' rights under Texas law in connection with the merger. If a U.S. holder receives cash pursuant to the exercise of dissenters' rights, that U.S. holder generally will recognize gain or loss measured by the difference between the cash received and such holder's adjusted tax basis in such holder's TMBR/Sharp Shares. This gain should be long-term capital gain or loss if the U.S. holder held TMBR/Sharp Shares for more than one year at the time at which any cash is received. Any holder of TMBR/Sharp Shares that plans to exercise dissenters' rights in connection with the merger is urged to consult a tax advisor to determine the related tax consequences.

     However, if the IRS were to successfully challenge the conclusion that the merger is treated as a "reorganization" within the meaning of Section 368(a) of the Code, then each U.S. holder would recognize gain or loss equal to the difference between the sum of the fair market value of the Patterson-UTI Shares and the amount of cash received in the merger (including cash received in lieu of fractional shares of Patterson-UTI Shares) and such U.S. holder's tax basis in TMBR/Sharp Shares surrendered in exchange therefor. Further, if the merger is not treated as a "reorganization" within the meaning of Section 368(a) of the Code, TMBR/Sharp would be subject to tax on the deemed sale of its assets to Patterson-UTI with gain or loss for this purpose measured by the difference between TMBR/Sharp's tax basis in its assets and the fair market value of the consideration deemed to be received therefor (i.e., the cash and Patterson-UTI Shares). Such gain or loss would be reported on TMBR/Sharp's final tax return, subject to the effect of any tax carryovers and the effect of its other income or loss for such period, and Patterson-UTI would become liable for any such tax liability by virtue of the merger.

  BACKUP WITHHOLDING

     United States federal income tax law requires that a holder of TMBR/Sharp Shares provide the exchange agent with his correct taxpayer identification number, which is, in the case of a holder who is an individual, a social security number, or, in the alternative, establish a basis for exemption from backup withholding. Exempt holders, including, among others, corporations and some foreign individuals, are not subject to backup withholding and reporting requirements. If the correct taxpayer identification number or an adequate basis for exemption is not provided, a holder will be subject to backup withholding. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder will be allowed as a credit against such U.S. holder's U.S. federal income tax and may entitle the U.S. holder to a refund, provided that the required information is furnished to the IRS.

     To prevent backup withholding, each holder of TMBR/Sharp Shares must complete the Substitute Form W-9 which will be provided by the exchange agent with the transmittal letter and certify under penalties of perjury that (i) the taxpayer identification number provided is correct or that the holder is awaiting a taxpayer identification number; and (ii) the holder is not subject to backup withholding because (a) the holder is exempt from backup withholding, (b) the holder has not been notified by the IRS that he is subject to backup withholding as a result of the failure to report all interest or dividends, or
(c) the IRS has notified the holder that he is no longer subject to backup withholding. The Substitute Form W-9 must be completed, signed and returned to the exchange agent.

  INFORMATION REPORTING

     Shareholders of TMBR/Sharp receiving Patterson-UTI Shares in the merger should file a statement with their U.S. federal income tax return setting forth their adjusted tax basis in TMBR/Sharp Shares exchanged in the merger, as well as the fair market value of the Patterson-UTI Shares and the amount of cash received in the merger. In addition, shareholders of TMBR/Sharp will be required to retain permanent records of these facts relating to the merger.

TAX CONSEQUENCES OF THE MERGER TO NON-U.S. HOLDERS

     This discussion does not address the U.S. federal income tax consequences to non-U.S. holders that are subject to the special rules described above.

  THE MERGER

     Provided that TMBR/Sharp has not been a U.S. real property holding corporation within the meaning of Section 897(c) of the Code (a "USRPHC") within the 5-year period ending on the date of the merger, a non-U.S. holder generally will not be subject to U.S. federal income tax on gain or income realized on the exchange of TMBR/Sharp Shares for Patterson-UTI Shares and cash, unless, (i) in the case of an individual non-U.S. holder, such holder either (a) is present in the U.S. for 183 days or more in the year of such exchange, or (b) has gain from the exchange of TMBR/Sharp Shares that is attributable to an office or other fixed place of business in the U.S., and (ii) in the case of a corporate non-U.S. holder, such holder has gain from the exchange of TMBR/Sharp Shares that is attributable to an office or other fixed place of business in the U.S. A corporate non-U.S. holder may also, under certain circumstances, be subject to an additional branch profits tax with respect to gain that is effectively connected with the conduct of a trade or business in the United States. TMBR/Sharp believes that it has not been a USRPHC during the relevant 5-year period.

     Even if it is determined that TMBR/Sharp has been a USRPHC during the relevant 5-year period, a non-U.S. holder not described in the preceding sentence will not be subject to U.S. federal income tax on any such gain or income provided that such holder does not actually or constructively own 5% or more of the outstanding TMBR/Sharp Shares on the date of the merger.

  BACKUP WITHHOLDING

     In general, backup withholding and information reporting will not apply to payments made by us or our paying agents in their capacities as such to a non-U.S. holder if the holder has provided the required certification that the holder is not a U.S. person on IRS Form W-8BEN, IRS Form W-8ECI, IRS Form W-8EXP, or IRS Form W-8IMY, as applicable, and provided that neither we nor our paying agent has actual knowledge that the holder is a U.S. person. Payments of the proceeds from a disposition by a non-U.S. holder of TMBR/Sharp Shares made to or through a foreign office of a broker will generally not be subject to information reporting or backup withholding. However, information reporting will apply to those payments, if the broker is: (i) a U.S. person, (ii) a controlled foreign corporation for U.S. federal income tax purposes, (iii) a foreign person 50% or more of whose gross income from all sources is effectively connected with a U.S. trade or business for a specified three-year period, or (iv) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons, as defined in Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a U.S. trade or business, unless (a) such broker has documentary evidence in its records that the beneficial owner is not a U.S. person and certain other conditions are met or (b) the beneficial owner otherwise establishes an exemption.

     Payments of the proceeds from a disposition by a non-U.S. holder made to or through the U.S. office of a broker is subject to information reporting and backup withholding unless the statement that the payee is not a U.S. person described above has been received (and the payor does not have actual knowledge that the beneficial owner is a U.S. person) or the holder or beneficial owner otherwise establishes an exemption from information reporting and backup withholding. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder's U.S. federal income tax and may entitle the non-U.S. holder to a refund, provided that the required information is furnished to the IRS.

                   DESCRIPTION OF PATTERSON-UTI CAPITAL STOCK

     The following summary description of our capital stock is qualified in its entirety by the provisions of Patterson-UTI's restated certificate of incorporation and amended and restated bylaws and by Delaware law.

GENERAL

     Patterson-UTI is authorized by its restated certificate of incorporation to issue 200,000,000 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share, of which 100,000 have been designated as Series A Participating Preferred Stock.

COMMON STOCK

  VOTING RIGHTS

     The holders of Patterson-UTI Shares are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders, including the election of directors. Holders of Patterson-UTI Shares do not have cumulative voting rights.

  DIVIDENDS

     The holders of Patterson-UTI Shares are entitled to receive dividends when, as and if declared by the Patterson-UTI board of directors out of funds legally available therefor. However, if any shares of Patterson-UTI preferred stock are at the time outstanding, the payment of dividends on Patterson-UTI Shares or other distributions (including Patterson-UTI's repurchase of Patterson-UTI Shares) will be subject to the declaration and payment of all cumulative dividends on outstanding shares of Patterson-UTI preferred stock.

  LIQUIDATION

     In the event of the dissolution, liquidation or winding up of Patterson-UTI, the holders of Patterson-UTI Shares will be entitled to share ratably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Patterson-UTI indebtedness, and the payment of the aggregate liquidation preference of the preferred stock.

  OTHER RIGHTS

     The holders of Patterson-UTI Shares do not have any conversion, redemption or preemptive rights.

  TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Patterson-UTI Shares is Continental Stock Transfer & Trust Company, New York, New York.

  LISTING

     Outstanding Patterson-UTI Shares are traded on the Nasdaq National Market under the symbol "PTEN".

PREFERRED STOCK

     The Patterson-UTI board of directors can, without approval of its stockholders, issue one or more additional series of preferred stock and determine the number of shares of each series and the rights, preferences and limitations of each series by appropriate board resolutions. The terms of the preferred stock will be subject to and qualified by the certificate of designation relating to any applicable series of preferred stock. Undesignated preferred stock may enable the Patterson-UTI board of directors to render more difficult or to discourage an attempt to obtain control of Patterson-UTI by means of a tender offer, proxy contest, merger or otherwise, and to thereby protect the continuity of Patterson-UTI's management. As a result, the issuance of shares of a series of preferred stock may discourage bids for Patterson-UTI

Shares or may otherwise adversely affect the market price of Patterson-UTI Shares or any other of Patterson-UTI preferred stock. The issuance of shares of preferred stock may also adversely affect the rights of the holders of Patterson-UTI Shares. For example, any preferred stock issued may rank prior to Patterson-UTI Shares as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into Patterson-UTI Shares or other securities.

STOCKHOLDER RIGHTS PLAN

     The Patterson-UTI board of directors has adopted a stockholder rights plan, which provides each Patterson-UTI Share's holder a preferred share purchase right (the "Rights"). The Rights permit the holder to purchase one one-thousandth of a share (a unit) of Series A preferred stock at an initial exercise price of $75 per share under certain circumstances. The purchase price, the number of units of preferred stock and the type of securities issuable upon exercise of the Rights are subject to adjustment. The Rights expire on October 23, 2011 unless earlier redeemed or exchanged. Until a Right is exercised, the holder thereof has no rights as a stockholder of Patterson-UTI, including the right to vote or receive dividends. The Rights become exercisable on the earlier to occur of (i) the acquisition by a person or group of affiliated or associated persons of 15% or more of the outstanding Patterson-UTI Shares, or (ii) 10 business days following the commencement of or announcement of an intention to acquire 15% or more of the outstanding Patterson-UTI Shares through a tender offer or exchange offer.

OTHER PROVISIONS HAVING A POSSIBLE ANTI-TAKEOVER EFFECT

  SECTION 203 OF DGCL

     As a Delaware corporation, Patterson-UTI is subject to Section 203 of the DGCL. Subject to limited exceptions, Section 203 of the DGCL prohibits "business combinations," including certain mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15% or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless: (1) the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the corporation prior to the transaction, (2) after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of the interested stockholder and (b) shares held by specified employee benefit plans, or (3) at or subsequent to such time the person becomes an interested stockholder, the business combination is approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.

     In addition to being subject to Section 203 of the DGCL, Patterson-UTI's restated certificate of incorporation and amended and restated bylaws contain certain provisions that could discourage potential takeover attempts and make more difficult attempts by stockholders to change management. The following paragraphs set forth a summary of these provisions:

  SPECIAL MEETINGS OF STOCKHOLDERS

     The Patterson-UTI restated certificate of incorporation provides that special meetings of stockholders may be called only by the Patterson-UTI board of directors (or a majority of the members thereof), the chief executive officer, the president or the holders of a majority of the outstanding stock entitled to vote at such special meeting. This provision will make it more difficult for Patterson-UTI stockholders to call a special meeting.

  NO STOCKHOLDER ACTION BY WRITTEN CONSENT

     The Patterson-UTI restated certificate of incorporation provides that stockholder action may be taken only at annual or special meetings and not by written consent of the stockholders.

             COMPARISON OF THE RIGHTS OF PATTERSON-UTI STOCKHOLDERS
                          AND TMBR/SHARP SHAREHOLDERS

     As a result of the merger, the holders of TMBR/Sharp Shares will become holders of Patterson-UTI Shares. The rights of TMBR/Sharp's shareholders are currently governed by the TBCA and the articles of incorporation and bylaws of TMBR/Sharp. The rights of Patterson-UTI's stockholders are governed by the DGCL and the restated certificate of incorporation and amended and restated bylaws of Patterson-UTI.

     The following is a summary of material differences between the rights of TMBR/Sharp shareholders and Patterson-UTI stockholders. Because TMBR/Sharp is a Texas corporation and Patterson-UTI is a Delaware corporation, these differences arise from differences between the TBCA and the DGCL in addition to differences between the articles of incorporation and bylaws of TMBR/Sharp and the restated certificate of incorporation and amended and restated bylaws of Patterson-UTI.

     The following summaries are qualified in their entirety by reference to the TBCA and DGCL and the governing corporate instruments of TMBR/Sharp and Patterson-UTI to which you are referred. The identification of specific differences in the rights of these holders as material is not intended to indicate that other equally important or more significant differences do not exist. For more information and to obtain copies of the restated certificate of incorporation and amended and restated bylaws of Patterson-UTI, see the section entitled "Where You Can Find Additional Information" on page 78.

                            AUTHORIZED CAPITAL STOCK

                 TMBR/Sharp                                    Patterson-UTI
The total number of authorized shares of       The total number of authorized shares of
capital stock of TMBR/Sharp is 60,000,000,     capital stock of Patterson-UTI is
consisting of 50,000,000 shares of TMBR/Sharp  201,000,000, consisting of 200,000,000
Shares, par value $0.10 per share, and         Patterson-UTI Shares, par value $0.01 per
10,000,000 shares of preferred stock, par      share; and 1,000,000 shares of preferred
value $0.10 per share.                         stock, par value $0.01 per share, 100,000 of
                                               which have been designated as Series A
                                               Participating Preferred Stock. See
                                               "Description of Patterson-UTI Capital Stock".

                               BOARD OF DIRECTORS

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA, the articles of incorporation  The DGCL permits the certificate of or bylaws of a corporation may set the number  incorporation or the bylaws of the
of directors or provide the manner of          corporation to govern the number and terms of
determining the number of directors. The       directors. The amended and restated bylaws of
TMBR/Sharp articles of incorporation set the   Patterson-UTI provide that the number of
number of directors on the initial board of    directors will be four, or such other number
directors and the TMBR/Sharp bylaws provide    as may be fixed or changed by amendment of
that the number of directors will be not less  the bylaws or by resolution of the board of
than one nor more than nine, with the number   directors. The current number of
of directors to serve for the ensuing year to  Patterson-UTI directors, as fixed by
be established from time to time by            resolution of the Patterson-UTI board of
resolution of the board of directors. The      directors, is nine. The DGCL permits the
current number of TMBR/Sharp directors, as     certificate of incorporation to provide for
fixed by resolution of the TMBR/Sharp board    the division of directors into up to three
of directors, is five. The TBCA permits the    classes, with the term of office of each
bylaws of a corporation to provide that        class of directors expiring in successive
directors be divided into up to three          years. The Patterson-UTI restated certificate
classes. The bylaws of TMBR/Sharp do not       of incorporation does not divide the board
provide for classification of the board of     into classes. Under the DGCL and the
directors. Under the TBCA and the bylaws of    Patterson-UTI amended and restated bylaws,
TMBR/Sharp, directors hold office until the    directors hold office until the next annual
next annual meeting                            meeting of stockholders and until his or her

                 TMBR/Sharp                                    Patterson-UTI
of shareholders and until his or her           successor is elected and qualified.
successor is elected and qualified.
                                               Under the Patterson-UTI amended and restated
Under the TMBR/Sharp bylaws, a quorum at any   bylaws, a majority of the whole authorized
meeting of the TMBR/Sharp board of directors   number of directors constitutes a quorum for
consists of a majority of the number of        the transaction of business, except that a
directors fixed by the bylaws. The bylaws of   majority of the directors in office shall
TMBR/Sharp provide that the action of a        constitute a quorum for filling a vacancy on
majority of the directors present at a         the board. The Patterson-UTI amended and
meeting at which a quorum is present will be   restated bylaws provide that the act of a
the act of the board of directors, unless the  majority of the directors present at a
act of a greater number is required by         meeting at which a quorum is present shall be
statute or TMBR/Sharp's articles of            the act of the board.
incorporation or bylaws.

                               CUMULATIVE VOTING

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA, shareholders are allowed to    The DGCL permits cumulative voting for the
cumulate their votes in the election of        election of directors if provided for by the
directors unless prohibited in the             certificate of incorporation. The
corporation's articles of incorporation. The   Patterson-UTI restated certificate of
TMBR/Sharp articles of incorporation           incorporation does not provide for cumulative
expressly prohibit cumulative voting.          voting.

                               PREEMPTIVE RIGHTS

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA, a shareholder has preemptive   Under the DGCL, a stockholder does not have
rights unless the articles of incorporation    preemptive rights unless the corporation's
limit those rights. The TMBR/Sharp articles    certificate of incorporation specifically
of incorporation expressly deny the            grants those rights. The Patterson-UTI
shareholders preemptive rights.                restated certificate of incorporation does
                                               not grant preemptive rights.

                              REMOVAL OF DIRECTORS

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA and TMBR/Sharp's bylaws, any    Under the DGCL and Patterson-UTI's amended
director or the entire board of directors of   and restated bylaws, any director or the
a corporation with an unclassified board,      entire board of directors of a corporation
such as TMBR/Sharp, may be removed, with or    with an unclassified board, such as
without cause, by the vote of the holders of   Patterson-UTI, may be removed by the holders
a majority of the shares entitled to vote at   of a majority of shares then entitled to vote
any meeting of shareholders called expressly   at an election of directors.
for such purpose.

                      COMMITTEES OF THE BOARD OF DIRECTORS

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA and the TMBR/Sharp bylaws, the  Under the DGCL and the Patterson-UTI amended
TMBR/Sharp board of directors may designate    and restated bylaws, the Patterson-UTI board
one or more committees from among its          of directors may designate one or more
members. The TMBR/Sharp board of directors     committees, which will have such powers as
currently has a compensation committee and an  the Patterson-UTI board of directors may
audit committee.                               provide, subject to restrictions in the DGCL.
                                               The Patterson-UTI board of directors
                                               currently has an executive committee, a
                                               compensation committee, an audit committee
                                               and a corporate governance and nominating
                                               committee.

                        SPECIAL MEETINGS OF STOCKHOLDERS

                 TMBR/Sharp                                    Patterson-UTI
The TBCA provides that a special meeting of    Under the DGCL, the board of directors or any
shareholders may be called by the president,   person authorized in the corporation's
the board of directors or such other persons   certificate of incorporation or bylaws may
authorized in the corporation's articles of    call a special meeting of stockholders. Under
incorporation or bylaws, or by holders of at   the Patterson-UTI restated certificate of
least 10% of all shares entitled to vote at    incorporation, special meetings of the
the meeting, unless the articles of            stockholders may be called at any time by a
incorporation provide for a different          majority of the board of directors by action
percentage not greater than 50%. The           at a meeting or without a meeting, the chief
TMBR/Sharp bylaws provide that a special       executive officer, the president or the
meeting of shareholders may be called by the   holders of a majority of the issued and
chairman of the board, the president, the      outstanding stock of Patterson-UTI entitled
board of directors or the holders of not less  to be voted at such special meeting.
than 10% of all shares entitled to vote at
the meetings.

                         QUORUM AT STOCKHOLDER MEETINGS

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA and the TMBR/Sharp bylaws, the  Under the DGCL and the Patterson-UTI amended holders of record of a majority of the shares  and restated bylaws, the holders of shares
entitled to vote at a shareholders meeting,    entitling them to exercise a majority of the
present in person or represented by proxy,     voting power of Patterson-UTI entitled to
constitute a quorum for the transaction of     vote at the meeting, present in person or
business. In the absence of a quorum, the      represented by proxy, constitute a quorum for
shareholders present in person or represented  the transaction of business to be conducted by proxy at a meeting may adjourn the meeting  at such meeting. The holders of a majority of
until a quorum is present or represented.      the voting shares represented at a meeting,
                                               whether or not a quorum is present, may
                                               adjourn the meeting from time to time until a
                                               quorum is present.

                     STOCKHOLDER ACTION BY WRITTEN CONSENT

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA, shareholders may take any      Under the DGCL, unless the certificate of
action that may be taken at any annual or      incorporation provides otherwise,
special meeting of the shareholders without a  stockholders may take any action without a
meeting, without prior notice and without a    meeting, without prior notice and without a
vote if all of the shareholders entitled to    vote, if written consents are signed by the
vote on the matter consent to the action in    holders of not less than the minimum number
writing. The TMBR/Sharp bylaws include a       of votes that would be necessary to authorize
similar provision allowing action by           or take such action at a meeting if all
shareholders without a meeting.                shares were present and voted. However, the
                                               Patterson-UTI restated certificate of
                                               incorporation prohibits Patterson-UTI
                                               stockholders from taking action by written
                                               consent.

                    STOCKHOLDER PROPOSALS AT ANNUAL MEETINGS

                 TMBR/Sharp                                    Patterson-UTI
Neither the TMBR/Sharp articles of             The Patterson-UTI amended and restated bylaws
incorporation nor bylaws have a provision      provide that a stockholder may propose
that requires a shareholder to provide         business to be brought before a stockholder
advance notice to TMBR/ Sharp of business      meeting if certain requirements are
that the shareholder proposes be considered    satisfied. Patterson-UTI must receive notice
at an annual meeting. However,                 of the proposed business at its

                 TMBR/Sharp                                    Patterson-UTI
shareholders wishing to submit a proposal at   principal executive offices not less than 90
an annual meeting must comply with the rules   days nor more than 120 days prior to the
for shareholder proposals contained in the     anniversary date of the immediately preceding
proxy rules of the Securities Exchange Act of  annual meeting of stockholders; provided,
1934. Under the proxy rules, the proposal      however, that in the event that the annual
must be received at the company's principal    meeting is called for a date that is not
executive offices not less than 120 calendar   within 30 days before or after such
days before the date of the company's proxy    anniversary date, notice by the stockholder
statement released to shareholders in          to be timely must be received not later than
connection with the previous year's annual     the close of business on the tenth day
meeting. However, if the company did not hold  following the day on which the notice of the
an annual meeting the previous year, or if     date of the meeting was mailed or public
the date of the current year's annual meeting  disclosure of the annual meeting date was
has been changed by more than 30 days from     made, whichever occurs first.
the date of the previous year's meeting, then
the deadline is a reasonable time before the   The Patterson-UTI amended and restated bylaws
company begins to print and mail its proxy     also require that the notice of proposed
materials. The deadline for submitting a       business contain certain information. A
proposal is usually found in the proxy         stockholder's notice must set forth (i) a
statement for the preceding year. The proxy    brief description of each matter desired to
rules contain other restrictions regarding     be brought before the annual meeting and the
shareholder proposals, including restrictions  reasons for conducting such business at the
on who is eligible to submit a proposal and    annual meeting, (ii) the name and record
the length of the proposal.                    address of the stockholder proposing such
                                               business, (iii) the class and number of
                                               shares beneficially owned by the stockholder,
                                               (iv) any material interest the stockholder
                                               may have in the proposed business and (v) a
                                               representation that such stockholder intends
                                               to appear in person or by proxy at the annual
                                               meeting to bring such business before the
                                               meeting. The chairman at the meeting may
                                               determine that the stockholder's proposal
                                               does not comply with the required procedures
                                               and declare that the business not be
                                               transacted.

              BUSINESS COMBINATION WITH AN INTERESTED STOCKHOLDER

                 TMBR/Sharp                                    Patterson-UTI
Pursuant Article 13 of the TBCA, a public      Subject to limited exceptions, Section 203 of
corporation is generally prevented from        the DGCL prohibits "business combinations,"
entering into or engaging in certain business  including certain mergers, sales and leases
combinations, including certain mergers,       of assets, issuances of securities and
sales and leases of assets, issuances of       similar transactions by a corporation or a
securities and similar transactions, with a    subsidiary with an "interested stockholder"
person who beneficially owns 20% or more of a  who beneficially owns 15% or more of a
corporation's outstanding voting shares (an    corporation's voting stock, within three
"affiliated shareholder") during the           years after the person or entity becomes an
three-year period immediately following the    interested stockholder, unless: (1) the
affiliated shareholder's acquisition of        transaction that will cause the person to
shares, unless specific conditions are         become an interested stockholder is approved
satisfied. The three-year restriction does     by the board of directors of the corporation
not apply if either: (i) before the date a     prior to the transaction, (2) after the
person becomes an affiliated shareholder, the  completion of the transaction in which the
board of directors of the corporation          person becomes an interested stockholder, the
approved the business combination or           interested stockholder holds at least 85% of
acquisition of shares made by the affiliated   the voting stock of the corporation not
shareholder on that date or (ii) not less      including (a) shares held by officers and
than six months after the date a person        directors of the interested stockholder and
becomes an affiliated shareholder, the         (b) shares held by specified employee benefit
business combination is approved at a meeting  plans, or (3) at or subsequent to such time
by the affirmative vote of at least            the person becomes an interested stockholder,
two-thirds of the corporation's outstanding    the business combination is
voting shares not beneficially owned by the
affiliated

                 TMBR/Sharp                                    Patterson-UTI
shareholder or its affiliates or associates.   approved by the board of directors and
                                               holders of at least 66 2/3% of the
Article 13 of the TBCA provides that these     outstanding voting stock, excluding shares
prohibitions do not apply in certain           held by the interested stockholder.
circumstances, including when a public
corporation expressly elects not to be         A Delaware corporation may elect not to be
governed by these provisions of the TBCA       governed by Section 203. Patterson-UTI has
through a provision in the corporation's       not made such an election, and is therefore
articles of incorporation or bylaws. Neither   subject to Section 203 of the DGCL.
the TMBR/Sharp articles of incorporation nor
bylaws make such an election, and TMBR/Sharp
is therefore subject to Article 13 of the
TBCA.

                          DISSENTERS' APPRAISAL RIGHTS

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA, a shareholder is entitled to   Under the DGCL, stockholders of a corporation
dissent from and obtain the appraised value    involved in a merger have the right to demand
of his or her shares in connection with any    and receive payment of the fair value of
plan of merger or exchange or disposition of   their stock in certain mergers. However,
all or substantially all of the corporation's  appraisal rights are not available to
assets if the TBCA requires a shareholder      stockholders if the shares are (1) listed on
vote on the action and the shareholder has     a national securities exchange, (2)
shares of a class entitled to vote on that     designated as a national market system
transaction. However, a shareholder does not   security on an interdealer quotation system
have the right to dissent from any plan of     operated by the National Association of
merger in which there is a single surviving    Securities Dealers, Inc. or (3) held of
or new corporation, or from any plan of        record by more than 2,000 stockholders.
exchange, if (1) the shares held by the        Notwithstanding the foregoing sentence,
shareholder are listed on a national           appraisal rights are available to
securities exchange, listed on the Nasdaq      stockholders if the stockholders are required
Stock Market, designated a national market     to accept in the merger anything other than
security by the National Association of        (a) shares of stock of the surviving
Securities Dealers, Inc. or held of record by  corporation in the merger, (b) shares of
not less than 2,000 shareholders, (2) the      stock of another corporation that, at the
shareholder is not required by the terms of    effective date of the merger, will be listed
the plan of merger or the plan of exchange to  on a national securities exchange, designated
accept for his or her shares any               as a national market system security on an
consideration that is different than the       interdealer quotation system operated by the
consideration to be provided to any other      National Association of Securities Dealers,
holder of shares of the same class or series   Inc. or held of record by more than 2,000
and (3) the shareholder is not required by     holders, (c) cash in lieu of fractional
the terms of the plan of merger or the plan    shares or (d) any combination of the
of exchange to accept for his or her shares    foregoing.
consideration (a) other than shares of a
corporation which immediately after the        A Delaware corporation's certificate of
effective time of the merger will be listed    incorporation may provide that appraisal
on a national securities exchange, approved    rights will be available in the event of the
for quotation as a national market security    sale of all or substantially all of a
by the National Association of Securities      corporation's assets or adoption of an
Dealers, Inc., or held of record by not less   amendment to its certificate of
than 2,000 shareholders, (b) cash in lieu of   incorporation. The Patterson-UTI restated
fractional shares the shareholder is           certificate of incorporation does not provide
otherwise entitled to receive, or (c) any      for such rights.
combination of such securities and cash in
lieu of fractional shares. See "The
Merger -- Dissenters' Rights of Appraisal".

                                   DIVIDENDS

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA, generally the board of         Under the DGCL, a corporation may pay
directors of a corporation may authorize a     dividends out of surplus. If there is no
corporation to make distributions only if,     surplus, dividends may be paid out of net
(1) after giving effect to                     profits for the current or

                 TMBR/Sharp                                    Patterson-UTI
the distribution the corporation would be      preceding fiscal year unless the capital of
solvent and (2) the distribution does not      the corporation has been decreased to an
exceed the surplus of the corporation. Under   amount less than the aggregate amount of the
the TMBR/Sharp articles of incorporation, the  capital represented by the issued and
board of directors may, in its discretion,     outstanding stock having a preference upon
out of funds legally available for the         the distribution of assets. Under the
payment of dividends and at such times and in  Patterson-UTI restated certificate of
such manner as determined by the board of      incorporation, the board of directors may, in
directors, declare and pay dividends on the    its discretion, declare and pay dividends on
common stock of TMBR/Sharp. Under the          the Patterson-UTI Shares out of the assets of
TMBR/Sharp bylaws, the board of directors may  Patterson-UTI which are by law available declare dividends upon the outstanding shares  therefore, in cash, property or securities of
TMBR/Sharp Shares, subject to the provisions   Patterson-UTI.
of the TBCA and the articles of
incorporation, at any regular or special
meeting. Dividends may be declared and paid
in cash, in property, or in TMBR/Sharp
Shares, or in any combination thereof.

                               LIQUIDATION RIGHTS

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA, a corporation liquidating its  Under the DGCL, a dissolved corporation or assets must satisfy its debts and liabilities  successor entity must pay claims against the
before making distributions to its             corporation before making distributions to
shareholders according to their respective     its stockholders.
rights and interests. Under TMBR/ Sharp's
articles of incorporation, the shareholders
of TMBR/Sharp shall be entitled to receive
ratably any or all assets remaining to be
paid or distributed after payment or
provision for payment of the debts and other
liabilities of TMBR/Sharp and payment or
setting aside for payment of any preferential
amount due to the holders of any other class
or series of stock.

                                  RIGHTS PLAN

                 TMBR/Sharp                                    Patterson-UTI
TMBR/Sharp has not adopted a "shareholder      Patterson-UTI has adopted a stockholder
rights plan," pursuant to which a person or    rights plan pursuant to which a person or
group attempting to acquire, or merge with,    group attempting to acquire, or merge with,
TMBR/Sharp could experience substantial        Patterson-UTI could experience substantial
dilution of its ownership of TMBR/Sharp.       dilution of its ownership of Patterson-UTI.
                                               The Patterson-UTI board of directors has
                                               adopted a stockholder rights plan, which
                                               provides each Patterson-UTI Share's holder a
                                               preferred share purchase right (the
                                               "Rights"). The Rights permit the holder to
                                               purchase one one-thousandth of a share (a
                                               unit) of Series A preferred stock at an
                                               initial exercise price of $75 per share under
                                               certain circumstances. The purchase price,
                                               the number of units of preferred stock and
                                               the type of securities issuable upon exercise
                                               of the Rights are subject to adjustment. The
                                               Rights expire on October 23, 2011 unless
                                               earlier redeemed or exchanged. Until a Right
                                               is exercised, the holder thereof has no
                                               rights as a

                 TMBR/Sharp                                    Patterson-UTI
                                               stockholder of Patterson-UTI, including the
                                               right to vote or receive dividends. The
                                               Rights become exercisable on the earlier to
                                               occur of (i) the acquisition by a person or
                                               group of affiliated or associated persons of
                                               15% or more of the outstanding Patterson-UTI
                                               Shares, or (ii) 10 business days following
                                               the commencement of or announcement of an
                                               intention to acquire 15% or more of the
                                               outstanding Patterson-UTI Shares through a
                                               tender offer or exchange offer.

                        AMENDMENT OF GOVERNING DOCUMENTS

                 TMBR/Sharp                                    Patterson-UTI
Under the TBCA, an amendment of the articles   Under the DGCL, an amendment to a
of incorporation requires a resolution of the  corporation's certificate of incorporation board of directors setting forth the proposed  requires a resolution of the board of
amendment and directing that it be submitted   directors setting forth the proposed
to the shareholders for approval and the       amendment and declaring its advisability, the
approval of the holders of at least            board directing that the amendment be
two-thirds of the outstanding shares of stock  considered at a special meeting or annual entitled to vote on the amendment. Each class  meeting of stockholders and the approval of a or series of stock affected must also approve  majority of all shares of stock entitled to
by at least a two-thirds vote amendments       vote on the amendment, voting together as a
affecting the rights of that class or series.  single class, and the approval of a majority
The TMBR/Sharp articles of incorporation do    of the outstanding stock of each class
not contain provisions regarding amendments    entitled to vote separately on the amendment
to the articles of incorporation.              unless a higher vote is required in the
                                               corporation's certificate of incorporation.
Under the TBCA, a corporation's board of       The Patterson-UTI restated certificate of
directors may amend or repeal the              incorporation provides that Patterson-UTI
corporation's bylaws or adopt new bylaws       reserves the right to amend, alter or repeal
unless (1) the articles of incorporation       any provision contained in the restated
reserve the power exclusively to the           certificate of incorporation in the manner
shareholders in whole or in part or (2) the    prescribed by statute.
shareholders in amending, repealing or
adopting a particular bylaw expressly provide  Under the DGCL, stockholders have the power
that the board of directors may not amend or   to amend, adopt or repeal a corporation's
repeal that bylaw. Unless the articles of      bylaws and the certificate of incorporation
incorporation or a bylaw adopted by the        can confer the power to adopt, amend or
shareholders provide otherwise, the            repeal the bylaws upon the board of
shareholders may amend, repeal or adopt        directors. The Patterson-UTI amended and
bylaws even though the bylaws may also be      restated bylaws provide that such bylaws may
amended, repealed or adopted by the board of   be altered, amended, repealed, or new bylaws
directors. The TMBR/Sharp bylaws provide that  may be adopted, either by the affirmative
they may be altered, amended or repealed, or   vote or written consent of a majority of the
new bylaws may be adopted, by the affirmative  whole board of directors, or by the
vote of a majority of the directors present    affirmative vote of a majority of the
at any meeting of the board of directors at    outstanding stock of Patterson-UTI, present
which a quorum is present or by unanimous      in person or represented by proxy, given at
written consent of all of the directors,       an annual meeting or at any special meeting
subject to repeal or change by action of the   at which a quorum shall be present. The
shareholders. The TMBR/Sharp articles of       Patterson-UTI restated certificate of
incorporation provide that the board of        incorporation provides that the board of
directors is expressly authorized to alter,    directors is authorized to make, alter or
amend or repeal the bylaws or to adopt new     repeal the bylaws.
bylaws without any action on the part of the
shareholders, but the bylaws made by the
directors and the powers so conferred may be
altered or repealed by the shareholders.

     UNAUDITED CONDENSED COMBINED PRO FORMA FINANCIAL DATA OF PATTERSON-UTI

     The following unaudited condensed combined pro forma financial statements and explanatory notes have been prepared to give effect to the proposed merger. At the effective time of the proposed merger, TMBR/Sharp will be merged with and into Sub. If the merger is completed, each TMBR/Sharp Share (except those shares owned directly or indirectly by TMBR/Sharp or Patterson-UTI, and those shares held by dissenting shareholders), will be converted into the right to receive $9.09 in cash and 0.312166 of a Patterson-UTI Share. The transaction is being accounted for as a purchase business combination.

     An unaudited condensed combined pro forma balance sheet as of September 30, 2003 and unaudited condensed combined pro forma statements of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002, have been prepared to reflect the proposed merger. The following unaudited condensed combined pro forma financial statements have been prepared based upon historical financial statements of Patterson-UTI and TMBR/Sharp. Patterson-UTI's fiscal year ends on December 31 and TMBR/Sharp's fiscal year ends on March 31. The unaudited condensed combined pro forma financial statements reflect certain balance sheet and statement of operations reclassifications made to conform TMBR/Sharp's presentations to those of Patterson-UTI. The unaudited condensed combined pro forma financial statements should be read in conjunction with:

     - Patterson-UTI's historical audited consolidated financial statements for the year ended December 31, 2002, and its unaudited consolidated financial statements as of September 30, 2003 and for the nine months ended September 30, 2003; and

     - TMBR/Sharp's historical audited financial statements for the fiscal year ended March 31, 2003, and its unaudited financial statements as of September 30, 2003 and for the six months ended September 30, 2003.

     The unaudited condensed combined pro forma balance sheet was prepared by combining Patterson-UTI's historical unaudited consolidated balance sheet as of September 30, 2003 and TMBR/ Sharp's historical unaudited balance sheet as of September 30, 2003, adjusted to reflect the proposed merger, as if it had occurred at September 30, 2003.

     The unaudited condensed combined pro forma statements of operations were prepared using the historical consolidated statements of operations for Patterson-UTI and the historical statements of operations for TMBR/Sharp assuming the proposed merger had occurred on January 1, 2002. The unaudited condensed combined pro forma statement of operations for the year ended December 31, 2002 was prepared by combining the historical audited consolidated statement of operations of Patterson-UTI for the year ended December 31, 2002 and the historical audited statement of operations of TMBR/Sharp for the fiscal year ended March 31, 2003. The unaudited condensed combined pro forma statement of operations for the nine months ended September 30, 2003 was prepared by combining the historical unaudited consolidated statement of operations of Patterson-UTI for the nine month period ended September 30, 2003 and the historical unaudited statement of operations of TMBR/Sharp for the six months ended September 30, 2003 combined with the TMBR/Sharp operating results for the three months ended March 31, 2003. The unaudited condensed combined pro forma statements of operations give effect to the costs related to the proposed merger, and the impact of other purchase accounting adjustments.

     The unaudited condensed combined pro forma financial statements are prepared for illustrative purposes only, and are not necessarily indicative of the operating results or financial position that would have occurred if the merger transaction described above had been consummated at the beginning of the periods or the dates indicated, nor are they necessarily indicative of any future operating results or financial position. The unaudited condensed combined pro forma financial statements do not include any adjustments related to any restructuring charges, profit improvements, potential cost savings or one-time charges which may result from the proposed merger or the result of final valuations of tangible and intangible assets and liabilities.

     The proposed merger had not been consummated as of the preparation of these unaudited condensed combined pro forma financial statements.

              UNAUDITED CONDENSED COMBINED PRO FORMA BALANCE SHEET
                             AT SEPTEMBER 30, 2003

                                                   PATTERSON-UTI     TMBR/SHARP
                                                   ENERGY, INC.    DRILLING, INC.           PRO FORMA
                                                   SEPTEMBER 30,   SEPTEMBER 30,    -------------------------
                                                       2003             2003        ADJUSTMENTS    COMBINED
                                                   -------------   --------------   -----------   -----------
                                                                         (IN THOUSANDS)
Current assets:
  Cash and cash equivalents......................   $   111,317       $  6,653       $(40,405)A   $    72,856
                                                                                       (4,709)B
  Accounts receivable............................       141,066          7,284             --         148,350
  Inventory......................................        15,989            197             --          16,186
  Deposits.......................................            --            782             --             782
  Deferred tax assets............................        19,350             --             --          19,350
  Other..........................................         5,418          1,415             --           6,833
                                                    -----------       --------       --------     -----------
         Total current assets....................       293,140         16,331        (45,114)        264,357
Property and equipment, at cost, net.............       675,625         33,255         50,745 B       759,625
Goodwill and other intangible assets, net........        51,203             --         33,924 B        85,127
Investment in equity securities..................        18,371             --        (17,681)A            --
                                                                                         (690)C
Deferred tax asset...............................            --          5,928            666 B         6,594
Other............................................         2,508            174             --           2,682
                                                    -----------       --------       --------     -----------
         Total assets............................   $ 1,040,847       $ 55,688       $ 21,850     $ 1,118,385
                                                    ===========       ========       ========     ===========
Current liabilities:
  Accounts payable:
    Trade........................................   $   (40,008)      $ (3,941)      $     --     $   (43,949)
    Accrued revenue distribution.................        (8,897)            --             --          (8,897)
    Other........................................        (2,812)            --             --          (2,812)
  Federal and state income taxes payable, net....        (6,796)            --             --          (6,796)
  Accrued expenses...............................       (52,565)        (2,299)        (4,200)A       (59,064)
                                                    -----------       --------       --------     -----------
         Total current liabilities...............      (111,078)        (6,240)        (4,200)       (121,518)
Deferred tax liabilities.........................      (130,839)            --        (17,850)B      (148,431)
                                                                                          258 C
Other............................................        (3,775)          (485)            --          (4,260)
                                                    -----------       --------       --------     -----------
         Total liabilities.......................      (245,692)        (6,725)       (21,792)       (274,209)
                                                    -----------       --------       --------     -----------
Stockholders' equity:
  Preferred stock................................            --             --             --              --
  Common stock...................................          (824)          (677)           (14)A          (838)
                                                                                          677 B
  Additional paid-in capital.....................      (504,776)       (72,644)       (49,439)A      (554,215)
                                                                                       72,644 B
  Retained earnings..............................      (295,924)        24,208        (24,208)B      (295,924)
  Accumulated other comprehensive income.........        (5,286)            --            432 C        (4,854)
  Treasury stock.................................        11,655            150           (150)B        11,655
                                                    -----------       --------       --------     -----------
         Total stockholders' equity..............      (795,155)       (48,963)           (58)       (844,176)
                                                    -----------       --------       --------     -----------
         Total liabilities and stockholders'
           equity................................   $(1,040,847)      $(55,688)      $(21,850)    $(1,118,385)
                                                    ===========       ========       ========     ===========

         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2002

                                               PATTERSON-UTI     TMBR/SHARP
                                               ENERGY, INC.    DRILLING, INC.         PRO FORMA
                                               DECEMBER 31,      MARCH 31,      ----------------------
                                                   2002             2003        ADJUSTMENTS   COMBINED
                                               -------------   --------------   -----------   --------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues:
  Drilling...................................    $410,295          $31,310        $    --     $441,605
  Drilling and completion fluids.............      69,943               --             --       69,943
  Pressure pumping...........................      32,996               --             --       32,996
  Oil and natural gas........................      14,723            6,891             --       21,614
                                                 --------          -------        -------     --------
                                                  527,957           38,201             --      566,158
                                                 --------          -------        -------     --------
Operating costs and expenses:
  Drilling...................................     318,201           21,563             --      339,764
  Drilling and completion fluids.............      60,762               --             --       60,762
  Pressure pumping...........................      19,802               --             --       19,802
  Oil and natural gas........................       3,956            2,618             --        6,574
  Depreciation, depletion and amortization...      91,216            7,409          1,300 D     99,925
  General and administrative.................      26,140            3,981             --       30,121
  Bad debt expense...........................         320               --             --          320
  Merger costs...............................          --               --             --           --
  Restructuring and other charges............       4,700               --             --        4,700
  Other......................................        (538)            (475)            --       (1,013)
                                                 --------          -------        -------     --------
                                                  524,559           35,096          1,300      560,955
                                                 --------          -------        -------     --------
Operating income.............................       3,398            3,105         (1,300)       5,203
                                                 --------          -------        -------     --------
Other income (expense):
  Interest income............................       1,110               30           (808)E        332
  Interest expense...........................        (532)              --             --         (532)
  Other, net.................................        (137)             122             --          (15)
                                                 --------          -------        -------     --------
                                                      441              152           (808)        (215)
                                                 --------          -------        -------     --------
Income before income taxes...................       3,839            3,257         (2,108)       4,988
Income tax expense (benefit):................       1,670           (6,855)         7,080 F      1,895
                                                 --------          -------        -------     --------
Net income...................................    $  2,169          $10,112        $(9,188)    $  3,093
                                                 ========          =======        =======     ========
Net income per common share:
  Basic......................................    $   0.03          $  1.86                    $   0.04
                                                 ========          =======                    ========
  Diluted....................................    $   0.03          $  1.78                    $   0.04
                                                 ========          =======                    ========
Weighted average number of common shares
  outstanding:
  Basic......................................      78,705            5,427                      80,069
                                                 ========          =======                    ========
  Diluted....................................      81,252            5,676                      82,693
                                                 ========          =======                    ========

         UNAUDITED CONDENSED COMBINED PRO FORMA STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2003

                                              PATTERSON-UTI     TMBR/SHARP
                                              ENERGY, INC.    DRILLING, INC.
                                               NINE MONTHS     NINE MONTHS
                                                  ENDED           ENDED              PRO FORMA
                                              SEPTEMBER 30,   SEPTEMBER 30,    ----------------------
                                                  2003             2003        ADJUSTMENTS   COMBINED
                                              -------------   --------------   -----------   --------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating revenues:
  Drilling..................................    $468,609          $25,422        $    --     $494,031
  Drilling and completion fluids............      51,431               --             --       51,431
  Pressure pumping..........................      31,509               --             --       31,509
  Oil and natural gas.......................      16,329            7,405             --       23,734
                                                --------          -------        -------     --------
                                                 567,878           32,827             --      600,705
                                                --------          -------        -------     --------
Operating costs and expenses:
  Drilling..................................     353,893           17,816             --      371,709
  Drilling and completion fluids............      45,483               --             --       45,483
  Pressure pumping..........................      18,032               --             --       18,032
  Oil and natural gas.......................       3,509            2,273             --        5,782
  Depreciation, depletion and
     amortization...........................      73,825            6,190            341 D     80,356
  General and administrative................      20,560            3,123             --       23,683
  Bad debt expense..........................         259               --             --          259
  Merger costs..............................          --               --             --           --
  Restructuring and other charges...........      (2,452)              --             --       (2,452)
  Other.....................................      (1,582)             (84)            --       (1,666)
                                                --------          -------        -------     --------
                                                 511,527           29,318            341      541,186
                                                --------          -------        -------     --------
Operating income............................      56,351            3,509           (341)      59,519
                                                --------          -------        -------     --------
Other income (expense):
  Interest income...........................         808               20           (606)E        222
  Interest expense..........................        (216)              --             --         (216)
  Other, net................................         137             (766)            --         (629)
                                                --------          -------        -------     --------
                                                     729             (746)          (606)        (623)
                                                --------          -------        -------     --------
Income before income taxes..................      57,080            2,763           (947)      58,896
Income tax expense (benefit):...............      21,690           (5,926)         6,616 F     22,380
                                                --------          -------        -------     --------
Net income..................................    $ 35,390          $ 8,689        $(7,563)    $ 36,516
                                                ========          =======        =======     ========
Net income per common share:
  Basic.....................................    $   0.44          $  1.58                    $   0.45
                                                ========          =======                    ========
  Diluted...................................    $   0.43          $  1.51                    $   0.44
                                                ========          =======                    ========
Weighted average number of common shares
  outstanding:
  Basic.....................................      80,535            5,494                      81,919
                                                ========          =======                    ========
  Diluted...................................      82,261            5,750                      83,725
                                                ========          =======                    ========

                NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA
                              FINANCIAL STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

1.  PRO FORMA FINANCIAL STATEMENTS

     The basis of the unaudited pro forma condensed combined balance sheet reflects the purchase of all outstanding TMBR/Sharp Shares in exchange for cash and Patterson-UTI Shares on the conversion ratio of one TMBR/Sharp Share for $9.09 in cash and 0.312166 of a Patterson-UTI Share. The pro forma condensed combined financial statements also reflect 1,059 TMBR/Sharp Shares owned by Patterson-UTI prior to the announcement of the merger which had a cost basis of $17,681. At September 30, 2003, 5,504 TMBR/Sharp Shares were outstanding.

2.  PERIODS PRESENTED

     The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2002 were prepared using Patterson-UTI's historical audited consolidated statement of operations for the period ended December 31, 2002 and the TMBR/Sharp audited historical statement of operations for the year ended March 31, 2003. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2003 was prepared using Patterson-UTI's unaudited consolidated statement of operations for the nine-month period ended September 30, 2003 and TMBR/Sharp's unaudited statement of operations for the six-month period ended September 30, 2003 combined with TMBR/Sharp's operating results for the three months ended March 31, 2003. The three months activity was determined by subtracting the results of operations for the nine months ended December 31, 2002 from the twelve month results reflected in the TMBR/Sharp statement of operations for the twelve month period ended March 31, 2003.

3.  PRO FORMA ADJUSTMENTS

     A. Based on a price of $35.64 per Patterson-UTI Share, which represents the five day average price of Patterson-UTI Shares using the closing price of Patterson-UTI Shares on the two business days before, the day of and the two business days after the announcement of the merger on May 27, 2003, the purchase price was calculated as follows:

Cash of $9.09 per share for the 4,445 TMBR/Sharp Shares
  outstanding at September 30, 2003, excluding the 1,059
  TMBR/Sharp Shares owned by Patterson-UTI..................   $ 40,405
Patterson-UTI Shares issued at $35.64 per share (4,445
  TMBR/Sharp Shares X .312166 X $35.64).....................     49,453
1,059 TMBR/Sharp Shares previously acquired by
  Patterson-UTI, at cost (see also tickmark "C" on page
  76).......................................................     17,681
Estimated acquisition costs.................................      4,200
                                                               --------
Total estimated purchase price..............................   $111,739
                                                               ========

                NOTES TO UNAUDITED CONDENSED COMBINED PRO FORMA
                      FINANCIAL STATEMENTS -- (CONTINUED)

     B. The purchase price was allocated to assets acquired and liabilities assumed based upon their estimated fair market values. This allocation is preliminary based on the current estimates of fair value. The final purchase accounting allocation will be based on the fair value of assets and liabilities actually purchased when the merger is consummated. The allocation of the purchase price is as follows:

                                                HISTORICAL
                                                  AMOUNT       PURCHASE PRICE    PRO FORMA
                                               OF TMBR/SHARP     ALLOCATION     ADJUSTMENTS
                                               -------------   --------------   -----------
                                                              DEBIT (CREDIT)
Cash.........................................    $     --         $ (4,709)      $ (4,709)(1)
Current assets...............................      16,331           16,331             --
Property & equipment.........................      33,255           84,000         50,745 (2)
Goodwill.....................................          --           33,924         33,924 (3)
Deferred tax asset...........................       5,928            6,594            666 (4)
Other long-term assets.......................         174              174             --
Current liabilities..........................      (6,240)          (6,240)            --
Other long term liabilities..................        (485)            (485)            --
Deferred tax liability.......................          --          (17,850)       (17,850)(5)
Common stock.................................        (677)              --            677 (6)
Additional paid-in capital...................     (72,644)              --         72,644 (6)
Accumulated deficit..........................      24,208               --        (24,208)(6)
Treasury stock...............................         150               --           (150)(6)
                                                 --------         --------       --------
                                                 $     --         $111,739       $111,739
                                                 ========         ========       ========

---------------

(1) Amount estimated to be paid by TMBR/Sharp to purchase outstanding options to purchase TMBR/ Sharp Shares.

(2) Adjustment to increase the carrying value of property and equipment to its estimated fair market value.

(3) The excess of the aggregate purchase price over the estimated fair market value of the identifiable assets acquired and liabilities assumed.

(4) Adjustment to adjust deferred tax assets to recognize the estimated net realizable value of existing NOL carryforwards.

(5) Adjustment to record an estimated deferred tax liability due to the difference in the fair market value of the property and equipment and the estimated tax basis of the same assets.

(6) Adjustment to eliminate historical stockholders' equity of TBMR/Sharp.

     C. Reversal of recognized gain of $690, deferred taxes of $258 and other comprehensive income of $432 associated with 1,059 TMBR/Sharp Shares previously acquired by Patterson-UTI.

     D. To record additional depreciation and depletion expense due to adjustment of property and equipment to fair market value. The portion of the purchase price allocated to equipment (rigs) is depreciated using 10 year lives.

     E. Adjustment to interest income to provide for decreased cash on hand as a result of purchase.

     F. Adjustment to income tax expense (benefit) to reflect Patterson-UTI's estimated effective tax rate of 38%.

                                 LEGAL MATTERS

     The validity of the Patterson-UTI Shares to be delivered to TMBR/Sharp shareholders in connection with the merger and certain other legal matters in connection with the merger will be passed upon by Fulbright & Jaworski L.L.P., counsel to Patterson-UTI.

     Certain legal matters in connection with the merger will be passed upon for TMBR/Sharp by Haynes and Boone, LLP and Lynch, Chappell & Alsup, P.C.

                                    EXPERTS

     The consolidated financial statements of TMBR/Sharp as of March 31, 2003 and 2002 and for each of the years in the two-year period ended March 31, 2003 have been incorporated in this proxy statement/prospectus by reference to TMBR/Sharp's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, in reliance on the report of KPMG LLP, independent accountants, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing. Such financial statements have been audited by KPMG LLP independent certified public accountants, to the extent and with respect to the periods indicated in respect thereon.

     The consolidated financial statements as of March 31, 2001 and for the fiscal year ended March 31, 2001 incorporated in this proxy statement/prospectus by reference to TMBR/Sharp's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report. Arthur Andersen LLP has not consented to the inclusion of their report in this proxy statement/prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

     The estimated reserve evaluations and related calculations of Joe C. Neal & Associates, Midland, Texas, an independent petroleum engineering firm, incorporated in this proxy statement/prospectus by reference from TMBR/Sharp's Annual Report on Form 10-K for the fiscal year ended March 31, 2003, have been so incorporated in reliance upon the authority of Joe C. Neal & Associates as an expert in petroleum engineering.

     The consolidated financial statements of Patterson-UTI as of December 31, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2002 incorporated in this proxy statement/prospectus by reference to Patterson-UTI's Annual Report on Form 10-K for the year ended December 31, 2002, except as they relate to UTI Energy Corp. as of December 31, 2000 and the year then ended, have been audited by PricewaterhouseCoopers LLP, independent auditors, and, insofar as they relate to UTI Energy Corp., by Ernst & Young LLP, independent auditors, whose reports thereon appear therein. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of said firms as experts in auditing and accounting.

     The estimated reserve evaluations and related calculations of Mr. Brian Wallace, P.E., Dallas, Texas, an independent petroleum engineer, incorporated in this proxy statement/prospectus by reference from Patterson-UTI's Annual Report on Form 10-K for the year ended December 31, 2002, have been so incorporated in reliance upon the authority of Mr. Wallace as an expert in petroleum engineering.

                      WHERE YOU CAN FIND MORE INFORMATION

     Patterson-UTI and TMBR/Sharp file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy materials that Patterson-UTI and TMBR/Sharp have filed with the Securities and Exchange Commission at the following Securities and Exchange Commission public reference room:

                             450 Fifth Street, N.W.
                                   Room 1024
                             Washington, D.C. 20549

     Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room.

     The Patterson-UTI Shares and the TMBR/Sharp Shares are traded on Nasdaq National Market under the symbols "PTEN" and "TBDI", respectively, and our Securities and Exchange Commission filings can also be read at the following address:

         Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006

     Our Securities and Exchange Commission filings are also available to the public on the Securities and Exchange Commission's internet website at http://www.sec.gov. In addition, Patterson-UTI's Securities and Exchange Commission filings are also available to the public on Patterson/UTI's website, http://www.patenergy.com. TMBR/Sharp does not maintain a corporate website.

     We incorporate by reference into this proxy statement/prospectus the documents listed below and any future filings Patterson-UTI or TMBR/Sharp make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including any filings after the date of this proxy statement/prospectus, until the special meeting and the effective time of the merger. The information incorporated by reference is an important part of this proxy statement/prospectus. Any statement in a document incorporated by reference into this proxy statement/ prospectus will be deemed to be modified or superseded to the extent a statement contained in (1) this proxy statement/prospectus or (2) any other subsequently filed document that is incorporated by reference into this proxy statement/prospectus modifies or supersedes such statement.

                           PATTERSON-UTI SEC FILINGS

     - Patterson-UTI's Annual Report on Form 10-K for the fiscal year ended December 31, 2002.

     - Patterson-UTI's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003.

     - Patterson-UTI's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003.

     - Patterson-UTI's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003.

     - Patterson-UTI's definitive proxy statement filed on March 24, 2003.

     - Patterson-UTI's Current Report on Form 8-K filed on May 27, 2003.

                             TMBR/SHARP SEC FILINGS

     - TMBR/Sharp's Annual Report on Form 10-K for the fiscal year ended March 31, 2003.

     - TMBR/Sharp's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2003.

     - TMBR/Sharp's Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2003.

     You may request a copy of these filings, at no cost, by writing to or telephoning to us at the following address:

          Patterson-UTI Energy, Inc.                     TMBR/Sharp Drilling, Inc.
                P.O. Box 1416                          4607 West Industrial Boulevard
             Snyder, Texas 79550                            Midland, Texas 79703
        Attention: Jonathan D. Nelson                  Attention: Patricia R. Elledge
           Chief Financial Officer                        Tel. No.: (432) 699-5050
           Tel. No.: (325) 574-6300

                          ANNEX A -- MERGER AGREEMENT

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                          PATTERSON-UTI ENERGY, INC.,
                         PATTERSON-UTI ACQUISITION, LLC
                                      AND
                           TMBR/SHARP DRILLING, INC.
                                  MAY 26, 2003

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                            -------
ARTICLE 1  THE MERGER.....................................................      A-6
         1.1  The Merger..................................................      A-6
         1.2  Effective Time..............................................      A-6
         1.3  Effects of the Merger.......................................      A-6
         1.4  Articles of Organization and Regulations....................      A-6
         1.5  Officers....................................................      A-7
         1.6  Further Assurances..........................................      A-7
         1.7  Closing.....................................................      A-7

ARTICLE 2  EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP
             INTERESTS OF THE CONSTITUENT COMPANIES; EXCHANGE OF
CERTIFICATES..............................................................      A-7
         2.1  Effect on Capital Stock and Membership Interests............      A-7
         2.2  Surviving Company to Make Certificates Available............      A-8
         2.3  Dividends; Transfer Taxes...................................      A-9
         2.4  No Fractional Shares........................................      A-9
         2.5  Return of Exchange Fund.....................................      A-9
         2.6  Further Ownership Rights in Company Common Stock............     A-10
         2.7  Closing of the Company Transfer Books.......................     A-10

ARTICLE 3  REPRESENTATIONS AND WARRANTIES.................................     A-10
         3.1  Representations and Warranties of the Company...............     A-10
         3.2  Representations and Warranties of Parent and Sub............     A-21

ARTICLE 4  COVENANTS RELATING TO CONDUCT OF BUSINESS......................     A-25
         4.1  Conduct of Business of the Company..........................     A-25

ARTICLE 5  ADDITIONAL AGREEMENTS..........................................     A-27
         5.1  Shareholder Approval; Preparation and Filing of the S-4 and
              Proxy Statement/ Prospectus.................................     A-27
         5.2  Access to Information.......................................     A-28
         5.3  Reasonable Efforts; Notification............................     A-29
         5.4  Indemnification.............................................     A-30
         5.5  Letter of the Company's Accountants.........................     A-31
         5.6  Report of Independent Petroleum Engineers...................     A-31
         5.7  Letter of Parent's Accountants..............................     A-32
         5.8  Fees and Expenses...........................................     A-32
         5.9  Company Stock Options.......................................     A-32
        5.10  Public Announcements........................................     A-32
        5.11  Agreement to Defend.........................................     A-32
        5.12  Nasdaq National Market......................................     A-32
        5.13  Employee Benefit Plans......................................     A-32
        5.14  Agreements of Others........................................     A-33

ARTICLE 6  CONDITIONS PRECEDENT...........................................     A-33
         6.1  Conditions to Each Party's Obligation to Effect the
              Merger......................................................     A-33
         6.2  Conditions to Obligations of Parent and Sub.................     A-33
         6.3  Condition to Obligations of the Company.....................     A-34

                                                                             PAGE
                                                                            -------

ARTICLE 7  TERMINATION, AMENDMENT AND WAIVER..............................     A-35
         7.1  Termination.................................................     A-35
         7.2  Procedure for Termination, Amendment, Extension or Waiver...     A-36
         7.3  Effect of Termination.......................................     A-36
         7.4  Amendment...................................................     A-36
         7.5  Extension; Waiver...........................................     A-36

ARTICLE 8  SPECIAL PROVISIONS AS TO CERTAIN MATTERS.......................     A-36
         8.1  Takeover Defenses of the Company............................     A-36
         8.2  No Solicitation.............................................     A-37
         8.3  Fee and Expense Reimbursements..............................     A-38

ARTICLE 9  GENERAL PROVISIONS.............................................     A-38
         9.1  Nonsurvival of Representations and Warranties...............     A-38
         9.2  Notices.....................................................     A-39
         9.3  Definitions.................................................     A-40
         9.4  Interpretation..............................................     A-40
         9.5  Counterparts................................................     A-40
         9.6  Entire Agreement; No Third-Party Beneficiaries..............     A-40
         9.7  Governing Law...............................................     A-40
         9.8  Assignment..................................................     A-40
         9.9  Enforcement of the Agreement................................     A-40
        9.10  Performance by Sub..........................................     A-41
        9.11  Severability................................................     A-41
Exhibit A -- Form of opinion of counsel to the Company....................  A-1
Exhibit B -- Form of opinion of counsel to Parent and Sub.................  B-1
Exhibit C -- Form of Affiliate Agreement..................................  C-1
Schedule I -- Company Disclosure Schedule.................................  S-I-1
Schedule II -- Certain Officers of the Company............................  S-II-1
Schedule III -- Certain Officers of Parent................................  S-III-1

                             INDEX OF DEFINED TERMS

                                                                SECTION
                                                              ------------
affiliate...................................................        9.3(a)
Agreement...................................................      Preamble
Applicable Period...........................................        8.2(a)
Acquisition Proposal........................................        8.2(a)
Articles of Merger..........................................           1.2
Cash Consideration..........................................        2.1(c)
Certificates................................................        2.2(a)
Closing.....................................................           1.8
Closing Price...............................................           2.4
Code........................................................      Preamble
Company.....................................................  Introduction
Company Balance Sheet.......................................        3.1(e)
Company Balance Sheet Date..................................        3.1(e)
Company Benefit Plan........................................        3.1(l)
Company Charter Documents...................................        3.1(d)
Company Disclosure Schedule.................................           3.1
Company Financial Advisor...................................        3.1(u)
Company Permits.............................................        3.1(p)
Company Regulatory Documents................................        5.3(c)
Company Representatives.....................................           8.2
Company SEC Documents.......................................        3.2(e)
Company Shareholder Approval................................        3.1(j)
Company Share and Company Shares............................      Preamble
Company Stock Option........................................           5.6
Company's Stock Plans.......................................        3.1(c)
Dissenting Shareholders.....................................      Preamble
Dissenting Shares...........................................        2.1(e)
Effective Time..............................................           1.2
Employer....................................................        3.1(l)
Environmental Claim.........................................        3.1(o)
Environmental Permits.......................................        3.1(o)
Environmental Laws..........................................        3.1(o)
ERISA.......................................................        3.1(l)
Exchange Act................................................        3.1(d)
Exchange Agent..............................................        2.2(a)
Exchange Fund...............................................        2.2(a)
Exchange Ratio..............................................        2.1(c)
Fairness Opinion............................................        3.1(u)
Governmental Entity.........................................        3.1(d)
Hazardous Materials.........................................        3.1(o)
hereof, herein and hereunder................................           9.4
HSR Act.....................................................        3.1(d)

                                                                SECTION
                                                              ------------
include, includes or including..............................           9.4
Indemnified Parties.........................................        5.4(a)
IRS.........................................................        3.1(l)
knowledge...................................................        9.3(b)
Liens.......................................................        3.1(d)
material adverse effect or material adverse change..........        9.3(c)
Merger......................................................      Preamble
Merger Consideration........................................        2.1(c)
Nasdaq National Market......................................           2.4
Notice of Superior Proposal.................................        8.2(b)
Parent......................................................  Introduction
Parent Balance Sheet........................................        3.2(d)
Parent Balance Sheet Date...................................        3.2(d)
Parent Charter Documents....................................        3.1(c)
Parent Common Stock.........................................      Preamble
Parent Preferred Stock......................................        3.2(b)
Parent Regulatory Documents.................................        5.3(c)
Parent Rights Agreements....................................        2.1(c)
Parent SEC Documents........................................        3.2(d)
person......................................................        9.3(d)
Proxy Statement/Prospectus..................................        3.1(d)
S-4.........................................................        3.2(f)
S-8 Registration Statement..................................           5.6
Sarbanes-Oxley..............................................        3.1(e)
SARs........................................................        3.1(c)
SEC.........................................................        3.1(d)
Securities Act..............................................        3.1(e)
Shareholder Meeting.........................................        3.1(f)
Sub.........................................................  Introduction
subsidiary..................................................        9.3(e)
superior proposal...........................................        8.2(c)
Surviving Company...........................................           1.1
Tax or Taxes................................................        3.1(m)
Tax Return..................................................        3.1(m)
TBCA........................................................           1.1
Trading Day.................................................           2.4

                          AGREEMENT AND PLAN OF MERGER

     This Agreement and Plan of Merger is dated as of May 26, 2003, among Patterson-UTI Energy, Inc., a Delaware corporation ("Parent"), Patterson-UTI Acquisition, LLC, a Texas limited liability company ("Sub") and a wholly owned subsidiary of Parent, and TMBR/Sharp Drilling, Inc., a Texas corporation (the "Company").

     WHEREAS, the respective Boards of Directors of each of Parent and the Company, and the sole member of Sub, have approved the acquisition of the Company by Parent on the terms and subject to the conditions of this Agreement and Plan of Merger (this "Agreement");

     WHEREAS, in order to effect such acquisition of the Company, the respective Boards of Directors of each of Parent and the Company, and the sole member of Sub, have approved the merger of the Company with and into Sub (the "Merger"), upon the terms and subject to the conditions of this Agreement, whereby each issued and outstanding share of common stock, $.10 par value per share, of the Company (singularly, "Company Share", and plurally, "Company Shares") not owned directly or indirectly by Parent or the Company, except Company Shares held by persons who object to the Merger and comply with all of the provisions of Texas law concerning the right of holders of Company Shares to dissent from the Merger and require appraisal of their Company Shares ("Dissenting Shareholders") will be converted into the right to receive $9.09 in cash and 0.312166 of a share of common stock, $0.01 par value per share, of Parent (the "Parent Common Stock");

     WHEREAS, the parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. Upon the terms and subject to the conditions hereof and in accordance with the Texas Business Corporation Act (the "TBCA"), the Company shall be merged with and into Sub at the Effective Time (as defined below). Following the Merger, the separate corporate existence of the Company shall cease and Sub shall continue as the Surviving Company (the "Surviving Company") and shall succeed to and assume all the rights and obligations of the Company in accordance with the TBCA.

     1.2 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in ARTICLE 6, the parties shall file articles of merger or other appropriate documents with the Secretary of State of Texas (the "Articles of Merger") executed in accordance with the relevant provisions of the TBCA. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Texas or at such other time as Parent, Sub and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time").

     1.3  Effects of the Merger.  The Merger shall have the effects set forth in
Article 5.06 of the TBCA.

     1.4  Articles of Organization and Regulations.

     (a) The Articles of Organization of Sub, as in effect at the Effective Time, shall be the Articles of Organization of the Surviving Company until thereafter changed or amended as provided therein or by applicable law, provided that such Articles of Organization shall be amended hereby as of the Effective Time to change the name of the Surviving Company to TMBR/Sharp Drilling, LLC.

     (b) The regulations of Sub as in effect at the Effective Time shall be the regulations of the Surviving Company until thereafter changed or amended as provided therein or by applicable law.

     1.5 Officers. The officers of Sub at the Effective Time shall be the officers of the Surviving Company and shall hold office until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

     1.6 Further Assurances. If at any time after the Effective Time, the Surviving Company shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Company, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the constituent corporations to the Merger or (b) otherwise to carry out the purposes of this Agreement, the Surviving Company and its appropriate officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the constituent corporations to the Merger, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such constituent corporations, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such constituent corporation and otherwise to carry out the purposes of this Agreement.

     1.7 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fulbright & Jaworski L.L.P., 1301 McKinney Street, Suite 5100, Houston, Texas 77010, at 10:00 a.m., Houston time, on the second business day after the day on which the last of the conditions set forth in ARTICLE 6 shall have been fulfilled or waived or at such other time and place as Parent, Sub and the Company shall agree.

                                   ARTICLE 2

       EFFECT OF THE MERGER ON THE CAPITAL STOCK AND MEMBERSHIP INTERESTS
             OF THE CONSTITUENT COMPANIES; EXCHANGE OF CERTIFICATES

     2.1 Effect on Capital Stock and Membership Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any of the Company Shares:

          (a) Membership Interests of Sub. Each issued and outstanding membership interest of Sub shall be converted into and become an equivalent fully paid and nonassessable membership interest of the Surviving Company.

          (b) Cancellation of Treasury Shares and Parent Owned Shares. All Company Shares that are owned directly or indirectly by the Company as treasury stock and any Company Shares owned by Parent, Sub or any other wholly owned subsidiary of Parent shall be canceled, and no consideration shall be delivered in exchange therefor.

          (c) Conversion of Company Shares. Subject to the provisions of Sections 2.1(e), 2.1(f) and 2.4, each Company Share issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into $9.09 in cash (the "Cash Consideration") and 0.312166 (the "Exchange Ratio") of a validly issued, fully paid and nonassessable share of Parent Common Stock (collectively, the "Merger Consideration"). Pursuant to the Rights Agreement between Parent and Continental Stock Transfer & Trust Company, as Rights Agent, dated January 2, 1997, as amended ("Parent Rights Agreement"), each share of Parent Common Stock shall be accompanied by a right under the Parent Rights Agreement. All Company Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and each holder of a Certificate (as defined in Section 2.2(a)) representing any such shares shall cease to have any rights with respect thereto, except the right to receive certain dividends and other distributions as contemplated by Section 2.3, the Cash Consideration, shares of Parent Common

     Stock and any cash, without interest, in lieu of fractional shares to be issued or paid in consideration therefor upon the surrender of such Certificate in accordance with Section 2.2.

          (d) Treatment of Stock Options. Each outstanding Company Stock Option (as defined in Section 5.9) shall be treated as provided in Section 5.9.

          (e) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Company Shares that are outstanding immediately prior to the Effective Time and that are held by Dissenting Shareholders who shall have perfected dissenters' rights in accordance with Article 5.12 of the TBCA (the "Dissenting Shares") shall not be converted into or represent the right to receive the Merger Consideration (but instead shall be converted into the right to receive payment from the Surviving Company with respect to such Dissenting Shares in accordance with the TBCA), unless and until such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal under the TBCA. If any such Dissenting Shareholder shall have failed to perfect or shall have effectively withdrawn or lost such holder's rights to appraisal of such Company Shares under the TBCA, such Dissenting Shareholder's Company Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive, upon surrender as provided above, the Merger Consideration for the Certificate or Certificates that formerly evidenced such Company Shares. The Company shall, prior to the Effective Time, use all reasonable efforts to give Parent and Sub prompt notice of any written demands for payment of the fair value of any Company Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to the TBCA received by the Company relating to shareholders' rights of appraisal. Except with the prior written consent of Parent and Sub, the Company shall not voluntarily make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands.

          (f) Adjustment of Exchange Ratio. In the event of any reclassification, recapitalization, stock split, stock combination, stock dividend or share exchange with respect to Parent Common Stock or Company Shares, as the case may be, (or if a record date with respect to any of the foregoing should occur) subsequent to the date of this Agreement but prior to the Effective Time, appropriate and proportionate adjustments, if any, shall be made to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be the Exchange Ratio as so adjusted.

     2.2  Surviving Company to Make Certificates Available.

     (a) Exchange of Certificates. The Company and Parent shall authorize Continental Stock Transfer & Trust Company, New York, New York (or such other person or persons as shall be reasonably acceptable to the Company and Parent) to act as Exchange Agent hereunder (the "Exchange Agent"). As soon as practicable after the Effective Time, Sub shall deposit with the Exchange Agent for the benefit of the holders of certificates, which immediately prior to the Effective Time represented Company Shares (the "Certificates"), the Cash Consideration and certificates representing the shares of Parent Common Stock (such Cash Consideration and shares of Parent Common Stock, together with any dividends or distributions with respect thereto payable as provided in Section 2.3, being hereinafter referred to as the "Exchange Fund") issuable pursuant to
Section 2.1(c) in exchange for outstanding Company Shares.

     (b) Exchange Procedures. Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record of a Certificate whose shares were converted pursuant to Section 2.1 into shares of Parent Common Stock a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon actual and proper delivery of the Certificates to the Exchange Agent and shall contain instructions for use in effecting the surrender of the Certificates in exchange for the Cash Consideration and certificates representing shares of Parent Common Stock and shall be in such form and contain such other provisions as the Company and Parent may reasonably specify). Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Cash Consideration and a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to this Article 2, and the Certificate so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.2, each Certificate shall, at and after the Effective Time, be deemed to represent only the right to receive, upon surrender of such Certificate, the Cash Consideration, the certificate representing the appropriate number of shares of Parent Common Stock, cash in lieu of fractional shares, if any, as provided in Section 2.4 and certain dividends and other distributions as contemplated by Section 2.3.

     2.3 Dividends; Transfer Taxes. No dividends or other distributions that may be declared on or after the Effective Time on Parent Common Stock or are payable to the holders of record thereof on or after the Effective Time will be paid to persons entitled by reason of the Merger to receive certificates representing Parent Common Stock until such persons surrender their Certificates, as provided in Section 2.2, and no Cash Consideration or cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.4 until such holder of such Certificate shall so surrender such Certificate. Subject to the effect of applicable law, there shall be paid to the record holder of the certificates representing such Parent Common Stock (a) at the time of such surrender or as promptly as practicable thereafter, the amount of any dividends or other distributions theretofore paid with respect to whole shares of such Parent Common Stock and having a record date on or after the Effective Time and a payment date prior to such surrender and (b) at the appropriate payment date or as promptly as practicable thereafter, the amount of dividends or other distributions payable with respect to whole shares of Parent Common Stock and having a record date on or after the Effective Time but prior to surrender and a payment date subsequent to surrender. In no event shall the person entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any cash or certificate representing shares of Parent Common Stock is to be paid to or issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of Parent Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     2.4 No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates pursuant to this Article 2, and no Parent dividend or other distribution or stock split or combination shall relate to any fractional security, and such fractional interests shall not entitle the owner thereof to vote or to any rights of a security holder of Parent. In lieu of any such fractional securities, each holder of Company Shares who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Shares then held of record by such holder) shall receive cash (without interest) in an amount equal to the product of such fractional part of a share of Parent Common Stock multiplied by the Closing Price and rounded to the nearest cent. As used in this Agreement, (a) "Closing Price" means the average of the midpoint of the daily high and low trading prices of Parent Common Stock, rounded to four decimal places, as reported under Nasdaq National Market Issues Reports in The Wall Street Journal for each of the first 20 consecutive Trading Days in the period commencing twenty-five (25) Trading Days prior to the date of the Closing and (b) "Trading Day" means a day on which the National Association of Securities Dealers, Inc. National Market ("Nasdaq National Market") is open for trading.

     2.5 Return of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the former shareholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand of Parent, and any former shareholders of the Company who have not theretofore complied with this Article 2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, Cash Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. None of the Company, Parent nor the Surviving Company shall be liable to any holder of Company Shares for shares (or dividends or distributions with respect thereto) or cash in lieu of fractional shares of Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     2.6 Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Certificates in accordance with the terms hereof (including any cash paid pursuant to Sections
2.3 or 2.4) shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares, subject, however, to the Surviving Company's obligation to pay any dividends or make any other distribution with a record date prior to the Effective Time which may have been declared or made by the Company on Company Shares in accordance with the terms of this Agreement.

     2.7 Closing of the Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Company, they shall be canceled and exchanged as provided in this Article 2.

                                   ARTICLE 3

                         REPRESENTATIONS AND WARRANTIES

     3.1 Representations and Warranties of the Company. The Company represents and warrants to Parent and Sub as follows, subject to any exceptions specified in the Company Disclosure Schedule in the form attached hereto as Schedule I to the extent that such exceptions reference a specific section of this Article 3 (the "Company Disclosure Schedule"):

          (a) Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business or in good standing (individually or in the aggregate) would not have, or would not reasonably be likely to have, a material adverse effect (as defined in Section 9.3(c)) on the Company.

          (b) No Subsidiaries. The Company has no subsidiaries, and does not own, directly or indirectly, any capital stock, equity interest or other ownership interest in any corporation, partnership, association, joint venture, limited liability company or other entity.

          (c) Capital Structure. As of the date hereof, the authorized capital stock of the Company consists of 50,000,000 Company Shares and 10,000,000 of preferred stock, par value $0.10 per share. At the close of business on May 23, 2003, (i) 5,494,136 Company Shares and no shares of preferred stock were issued and outstanding; (ii) 584,250 Company Shares were reserved for issuance by the Company pursuant to options or stock awards granted under the following plans:

                                                               SHARES
PLAN                                                          RESERVED
----                                                          --------
1994 Stock Option Plan......................................  240,000
1998 Stock Option Plan......................................  344,250
Directors' Fee Stock Plan...................................        0

     (collectively, the "Company's Stock Plans"), (iii) 276,000 Company Shares were reserved for issuance pursuant to options or stock awards not yet granted under the Company's Stock Plans and (iv) 1,268,739 Company Shares were held by the Company in its treasury. The Company has no outstanding stock appreciation rights ("SARs"). The Company Shares are listed on the Nasdaq National Market. Except as set forth above, no shares of capital stock or other equity or voting securities of the Company are reserved for issuance or are outstanding. All outstanding shares of capital stock of the Company are, and all Company Shares issuable upon the exercise of stock options will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by the Company since the Company Balance Sheet Date (as defined in Section 3.1(e)), other than Company Shares issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options described above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not as of the date of this Agreement and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any shares of the capital stock of the Company. True and correct copies of all agreements, instruments and other governing documents relating to the Company's Stock Plans have been furnished to Parent.

          (d) Authority; Non-contravention. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to Company Shareholder Approval (as defined in Section 3.1(j)), to consummate the Merger and other transactions contemplated hereby and to take such actions, if any, as shall have been taken with respect to the matters referred to in Section 3.1(j). The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to Company Shareholder Approval. This Agreement has been duly and validly executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien, mortgage, pledge, security interest, charge, claim or other encumbrance of any kind or nature ("Liens") on any of the properties or assets of the Company under, any provision of (i) the Articles of Incorporation or bylaws of the Company, each as amended through the date hereof (the "Company Charter Documents"), (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease, or other agreement, instrument, permit, concession, franchise or license applicable to the Company or its properties or assets or (iii) subject to governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to the Company or its properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not have, or would not reasonably be likely to have, a material adverse effect on the Company and would not, or would not reasonably be likely to, materially impair the ability of the Company to perform its obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or agency, domestic or foreign, including local authorities (a "Governmental Entity"), is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the filing of a premerger notification and report form by the Company under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (ii) the filing with the Securities and Exchange Commission (the "SEC") of (A) a proxy statement relating to the

     Company Shareholder Approval (such proxy statement as amended or supplemented from time to time, the "Proxy Statement/Prospectus"), (B) filings under Rule 14a-12 promulgated under the Exchange Act and (C) such reports under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be filed in connection with this Agreement and the transactions contemplated hereby, (iii) the filing of the Articles of Merger with the Secretary of State of Texas with respect to the Merger as provided in the TBCA and appropriate documents with the relevant authorities of other jurisdictions in which the Company is qualified to do business and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to be obtained or made would not have, or would not reasonably be likely to have, a material adverse effect on the Company.

          (e) Company SEC Documents. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since April 1, 1999 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Company SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company's disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable the Company to comply with, and the appropriate officers of the Company to make all certifications required under, the Sarbanes-Oxley Act of 2002 and the regulations promulgated thereunder (the "Sarbanes-Oxley Act"). The financial statements of the Company included in the Company SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). There is no liability or obligation of any kind, whether accrued, absolute, determined, determinable or otherwise, of the Company that is required by generally accepted accounting principles to be reflected or reserved against or otherwise disclosed in the most recent financial statements of the Company included in the Company SEC Documents which is not so reflected or reserved against that individually or in the aggregate would have a material adverse effect on the Company. For purposes of this Agreement, "Company Balance Sheet" means the balance sheet as of December 31, 2002 set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 2002 and "Company Balance Sheet Date" means December 31, 2002. To the Company's knowledge, (i) its appropriate officers will be able to make the certifications required under the Sarbanes-Oxley Act with respect to its Annual Report on Form 10-K for the year ended March 31, 2003 and (ii) the report of KPMG LLP on its audited financial statements included therein will be unqualified.

          (f) Information Supplied. None of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Registration Statement on Form S-4 to be filed with the SEC in connection with the issuance of shares of Parent Common Stock in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC or when it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and none of the information supplied or to be supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement/Prospectus relating to the Shareholder Meeting (defined below) will, at the date the Proxy Statement/Prospectus is mailed to the Company's shareholders and at the time of the Company's shareholders meeting convened for the purpose of obtaining the Company Shareholder Approval (the "Shareholder Meeting"), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement/Prospectus, as it relates to the Shareholder Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by the Company in this Section 3.1(f) with respect to statements made or incorporated by reference therein based on information supplied by Parent or Sub in writing for inclusion or incorporation by reference in the S-4 or the Proxy Statement/Prospectus.

          (g) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents filed with the SEC prior to the date hereof, since the Company Balance Sheet Date, the Company has conducted its business only in the ordinary course consistent with past practice and as permitted by
     Article 4, and there has not been

             (i) any event, occurrence, circumstance or development that has had, or has been reasonably likely to have, a material adverse effect with respect to the Company;

             (ii) any declaration, setting aside or payment of any dividend (whether in cash, stock or property) with respect to any of the Company's capital stock or any repurchase, redemption or other acquisition by the Company of any amount of outstanding shares of capital stock or other equity securities of, or other ownership interests in, the Company;

             (iii) any amendment of any term of any outstanding security of the Company that would materially increase the obligations of the Company under such security;

             (iv) (A) any incurrence or assumption by the Company of any indebtedness for borrowed money other than under existing credit facilities (or any renewals, replacements or extensions thereof that do not materially increase the commitments thereunder) or otherwise by the Company in the ordinary course of business consistent with past practices, or (B) any guaranty, endorsement or other incurrence or assumption of liability, whether directly, contingently or otherwise, by the Company for the obligations of any other person, other than in the ordinary course of business consistent with past practice or in connection with the obligations of the Company assumed at the Effective Time;

             (v) any creation or assumption by the Company of any Lien on any material asset of the Company other than in the ordinary course of business consistent with past practices;

             (vi) any making of any loan, advance or capital contribution to or material investment in any person by the Company other than loans, advances, capital contributions or investments, in each case not exceeding $10,000;

             (vii) (A) any contract or agreement entered into by the Company on or prior to the date hereof relating to any material acquisition or disposition of any assets or business or (B) any modification, amendment, assignment, termination or relinquishment by the Company of any contract, license or other right (including any insurance policy naming it as a beneficiary or loss payable payee) that reasonably would be likely to have a material adverse effect on the Company, other than transactions, commitments, contracts or agreements in the ordinary course of business consistent with past practices and those contemplated by this Agreement;

             (viii) (A) any granting by the Company to any officer of the Company of any increase in compensation, except in the ordinary course of business consistent with prior practice or as was required under employment agreements in effect as of the Company Balance Sheet Date,
        (B) any granting by the Company to any such officer of any increase in severance or termination pay, except as was required under employment, severance or termination agreements in effect as of the Company Balance Sheet Date, or (C) except in accordance with past practice as to officers, any entry by the Company into any employment, severance or termination agreement with any such officer;

             (ix) any damage, destruction or loss, whether or not covered by insurance, that has or reasonably could be expected to have a material adverse effect on the Company;

             (x) any change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or business, except insofar as may have been required by a change in generally accepted accounting principles; or

             (xi) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.1.

          (h) No Undisclosed Material Liabilities. There have been no liabilities or obligations, whether pursuant to contracts or otherwise, of any kind whatsoever incurred by the Company whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

             (i) liabilities or obligations (A) disclosed or provided for in the Company Balance Sheet or (B) disclosed in the Company SEC Documents filed with the SEC prior to the date of this Agreement;

             (ii) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on the Company; or

             (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

          (i) No Default. The Company is not in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of
     (i) the Company Charter Documents, (ii) any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which the Company is now a party or by which the Company or any of its properties or assets may be bound or (iii) any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, except in the case of clauses (ii) and (iii) for defaults or violations which in the aggregate would not have a material adverse effect on the Company.

          (j) State Takeover Statutes; Absence of Supermajority Provision. The Company has taken all action to assure that Article 13.03 of the TBCA shall not apply to the Merger or any of the other transactions contemplated hereby. Except for the approval of the Merger by the holders of two-thirds of the outstanding Company Shares, voting together as a class pursuant to which each share of Company Share is entitled to one vote ("Company Shareholder Approval"), no other shareholder action on the part of the Company is required for approval of the Merger Agreement and the transactions contemplated hereby. The Company has taken such action with respect to any other anti-takeover provisions in the Company Charter Documents to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

          (k) Litigation. There is no suit, action, proceeding or investigation presently pending or, to the Company's knowledge, threatened against or affecting the Company that has had or could reasonably be expected to have a material adverse effect on the Company or prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

          (l) Employee Benefit Matters. As used in this Section 3.1(l), the term "Employer" shall mean the Company as defined in the preamble of this Agreement and any member of a controlled group or affiliated service group, as defined in sections 414(b), (c), (m) and (o) of the Code, or section 4001 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") of which the

     Company is a member. As used in this Section 3.1(l), "Company Benefit Plan" shall mean (1) any employee welfare benefit plan or employee pension benefit plan as defined in sections 3(1) and 3(2) of ERISA, including, but not limited to, a plan that provides retirement income or results in deferrals of income by employees for periods extending to their terminations of employment or beyond, and a plan that provides medical, surgical or hospital care benefits or benefits in the event of sickness, accident, disability, death or unemployment and (2) any other employee benefit agreement or arrangement that is not an ERISA plan, including without limitation, any deferred compensation plan, incentive plan, bonus plan or arrangement, stock option plan, stock purchase plan, stock award plan, golden parachute agreement, severance pay plan, dependent care plan, flexible benefit plan, cafeteria plan, employee assistance program, scholarship program, employment contract, retention incentive agreement, noncompetition agreement, consulting agreement, confidentiality agreement, vacation policy, or other similar plan or agreement or arrangement that has been maintained by, participated in, or contributed to by the Employer at any time during the three-year period ending on the date of this Agreement, or with respect to which the Employer may have any liability.

             (i) Section 3.1(l)(i) of the Company Disclosure Schedule contains a complete and correct list of all Company Benefit Plans. With respect to each Company Benefit Plan, except as disclosed in Section 3.1(l)(i) of the Company Disclosure Schedule, to the extent applicable: (A) the plan is in compliance with the Code and ERISA, including all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA; (B) the appropriate Form 5500 has been timely filed for each year of its existence or a "top-hat" statement was timely filed with the Department of Labor pursuant to Department of Labor Regulation section 2520.104-23;
        (C) there has been no transaction described in section 406 or section 407 of ERISA or section 4975 of the Code unless exempt under section 408 of ERISA or section 4975 of the Code, as applicable; (D) the bonding requirements of section 412 of ERISA have been satisfied; (E) there is no issue pending nor any issue resolved adversely to the Employer which may subject the Employer to the payment of a penalty, interest, tax or other amount, (F) each Company Benefit Plan can be unilaterally terminated or amended by the Employer on no more than 90 days notice;
        (G) all contributions or other amounts payable by the Employer as of the Effective Time with respect to each Company Benefit Plan have either been paid or accrued in the Employer's most recent financial statements included in the SEC Documents and (H) no notice has been given or received by the Employer of an increase or proposed increase in the cost of the plan. There are no pending or, to the Company's knowledge, threatened or anticipated claims (other than routine claims for benefits), actions, arbitrations, audits, investigations or suits by, on behalf of, against or relating to any Company Benefit Plan or their related trusts. With respect to each Company Benefit Plan, the Company has provided to Parent true and correct copies of each of the following documents:

                (A) the Company Benefit Plan and any amendments thereto (or if the Company Benefit Plan is not a written agreement, a description thereof);

                (B) the three most recent annual Form 5500 reports filed with the Internal Revenue Service ("IRS");

                (C) a written summary of the legal basis for an exemption from the obligation to file annual Form 5500 reports;

                (D) the most recent summary plan description and summaries of material modifications thereof; and

                (E) the funding agreement that provides for the funding of the Company Benefit Plan.

             (ii) Neither the Company nor any entity (whether or not incorporated) that was at any time during the six years before the date of this Agreement treated as a single employer together with the Company under section 414 of the Code or section 4001 of ERISA has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or section 412 of the Code. During the last six years, the Employer has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of section 501(c)(9) of the Code. No plan, arrangement or agreement with any one or more employees will cause the Employer to have liability for severance pay as a result of the Merger, except as disclosed in Section 3.1(l)(ii) of the Company Disclosure Schedule. Except as disclosed in Section 3.1(l)(ii) of the Company Disclosure Schedule, the Employer does not provide employee benefits, including without limitation, death, post-retirement medical or health coverage (whether or not insured) or contribute to or maintain any employee benefit plan which provides for benefit coverage following termination of employment except as is required by section 4980B(f) of the Code or other similar applicable statute, nor has it made any representations, agreements, covenants or commitments to provide that coverage. Any employee benefit plan that is disclosed on Section 3.1(l)(ii) of the Company Disclosure Schedule has, at all times since its inception, provided that the sponsor of the plan has the right to amend and terminate the plan at any time without the consent of any party and no statements have been made to plan participants or their dependents that would lead such persons to reasonably conclude the plan may not be amended or terminated without their consent. All Company Benefit Plans that are group health plans have been operated in material compliance with section 4980B(f) of the Code.

             (iii) The Company does not maintain or contribute to, and has not maintained or contributed to for the three-year period ending on the date of this Agreement, a pension plan that is intended to qualify under section 401(a) of the Code or a pension plan described in section 3(2) of ERISA. Any pension plan described in section 3(2) of ERISA previously maintained by the Company was terminated in accordance with ERISA and the Code.

             (iv) The transactions contemplated by this Agreement, either alone or in conjunction with another event (such as termination of employment) will not accelerate the time of payment of any contribution to a Company Benefit Plan, accelerate vesting under a Company Benefit Plan, increase the amount of compensation directly or indirectly due any person from the Employer, or increase the cost of any Company Benefit Plan.

             (v) With respect to any entity (whether or not incorporated) that is both treated as a single employer together with the Company under section 414 of the Code or section 4001 of ERISA and located outside of the United States, any benefit plans maintained by it for the benefit of its directors, officers, employees or former employees (or any of their beneficiaries) are in compliance with applicable laws pertaining to such plans in the jurisdiction of such entity, except where such failure to be in compliance would not, either individually or in the aggregate, have a material adverse effect on the Company.

          (m) Taxes. The Company has timely filed (taking into account any extensions) all Tax Returns required to be filed by it on or before the Effective Time and has timely paid or deposited all Taxes and estimated Taxes which are required to be paid or deposited on or before the Effective Time. Each of the Tax Returns filed by the Company is accurate and complete in all material respects and has been completed in all material respects in accordance with applicable laws, regulations and rules. The Company Balance Sheet reflects an adequate reserve for all Taxes for which the Company may be liable for all taxable periods and portions thereof through the date thereof. The Company has not waived any statute of limitations in respect of Taxes of the Company. No material deficiencies for any Taxes have been proposed, asserted or assessed against the Company, no requests for waivers of the time to assess any such Taxes have been granted or are pending, and there are no Tax Liens upon any assets of the Company (except for liens for ad valorem Taxes not yet delinquent and other Taxes not yet due and payable). There are no current examinations of any Tax Return of the Company being conducted by any governmental authority and there are no settlements of any prior examinations which could reasonably be expected to adversely affect any taxable period for which the statute of limitations has not run. The Company is not a party to a Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or similar agreement or arrangement. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all respects timely withheld from employee wages and paid over such Taxes to the appropriate governmental entity. As used herein, "Tax" or "Taxes" shall mean all taxes of any kind, including, without limitation, those on or measured by or referred to as federal, state, local or foreign income, gross receipts, property, sales, use, ad valorem, franchise, profits, license, withholding, payroll, alternative or added minimum, employment, estimated, excise, transfer, severance, stamp, occupation, premium, value added, or windfall profits taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity. As used herein, "Tax Return" shall mean any return, report, statement or information required to be filed with any Governmental Entity with respect to Taxes.

          (n) No Excess Parachute Payments. No amount that could be paid (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement to any person who is properly characterized as a "disqualified individual" (as such term is defined by the IRS in proposed Treasury Regulation section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or other Company Benefit Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in section 280G(b)(1) of the Code).

          (o) Environmental Matters. Except to the extent that the inaccuracy of any of the following, individually or in the aggregate, would not have a material adverse effect on the Company:

             (i) the Company holds, and is in compliance with and has been in compliance with, all Environmental Permits required under applicable Environmental Laws for the operation or use of its assets and properties or the conduct its business, and is otherwise in compliance and has been in compliance with all applicable Environmental Laws;

             (ii) there are no existing or, to the knowledge of the Company, proposed requirements under Environmental Laws that will require the Company to make capital improvements to its assets or properties or make other expenditures to remain in compliance with Environmental Laws;

             (iii) the Company has not received any Environmental Claim, nor has any Environmental Claim been threatened against the Company;

             (iv) the Company has not entered into or agreed to, or is not subject to any outstanding judgment, decree, order or consent arrangement with any governmental authority under any Environmental Laws, including without limitation those relating to compliance with any Environmental Laws or to the investigation, cleanup, remediation or removal of Hazardous Materials;

             (v) there are no agreements with any person pursuant to which the Company would be required to defend, indemnify, hold harmless, or otherwise be responsible for any violation by or other liability or expense of such person, or alleged violation by or other liability or expense of such person, arising out of any Environmental Law;

             (vi) to the Company's knowledge, there are no other facts, circumstances or conditions that are reasonably likely to give rise to liability of the Company under any Environmental Laws or to result in the assertion of an Environmental Claim against the Company; and

             (vii) the Company has provided the Parent copies of all environmental audits, assessments or other evaluations, if any, of the Company or any of its assets, properties or business operations.

     For purposes of this Agreement, the terms below shall have the following meanings:

     "Environmental Claim" means any complaint, notice, claim, demand, action, suit or judicial, administrative or arbitral proceeding by any person to, against or involving the Company asserting liability or potential liability (including without limitation, liability or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resource damages, property damage, personal injury, fines or penalties) arising out of, relating to, based on or resulting from (i) the use, presence, disposal, discharge, emission, release or threatened release of any Hazardous Materials at any location, (ii) circumstances forming the basis of any violation or alleged violation of any Environmental Laws or Environmental Permits, or (iii) otherwise relating to obligations or liabilities of the Company under any Environmental Law or in connection with Hazardous Materials.

     "Environmental Permits" means all permits, licenses, registrations, exemptions and other governmental authorizations required under Environmental Laws for the Company to conduct its operations as presently conducted.

     "Environmental Laws" means all applicable foreign, federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to pollution, protection of the environment or the use, storage, treatment or disposal of Hazardous Materials.

     "Hazardous Materials" means all hazardous or toxic substances, wastes, materials or chemicals, petroleum (including crude oil or any fraction thereof) and petroleum products, asbestos and asbestos-containing materials, pollutants, contaminants and all other materials and substances, including but not limited to radioactive materials, regulated pursuant to any Environmental Laws.

          (p) Compliance with Laws; Permits. The Company holds all required, necessary or applicable federal, state, provincial, local or foreign permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on the Company (the "Company Permits"). The Company is in compliance with the terms of the Company Permits except where the failure to so comply would not have a material adverse effect on the Company. The Company has not received notice of any revocation or modification of any of the Company Permits, the revocation or modification of which would have a material adverse effect on the Company. The Company has not violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, or any arbitration award or any judgment, decree or order of any Governmental Entity, applicable to the Company or its business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Company. To the knowledge of the Company, no investigation or review by any Governmental Entity with respect to the Company is pending or threatened, other than those the outcome of which would not have a material adverse effect on the Company.

          (q) Material Contracts and Agreements. Except contracts, agreements and arrangements made in the ordinary course of business, the Company is not bound by any oral or written material contract (as defined in Item 601(b)(10) of SEC Regulation S-K) to be performed after the date hereof that has not been filed with or incorporated by reference in the Company SEC Documents filed with the SEC prior to the date of this Agreement.
     Section 3.1(q) of the Company Disclosure Schedule lists (i) each guaranty of the Company, (ii) each oral or written contract, agreement and arrangement to which the Company is a party or any of its assets are bound which, as of the date of this Agreement, would be required to be filed as exhibits to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 or Quarterly Report on Form 10-Q for the quarterly period ending June 30, 2003 and (iii) each oral or written contract, agreement and arrangement between the Company and any employee or consultant.

          (r) Title to Properties.

             (i) The Company has good and defensible title to, or valid leasehold interests in, all of its material assets and properties purported to be owned by it in the Company SEC Documents, except for such assets and properties as are no longer used or useful in the conduct of its businesses or as have been disposed of in the ordinary course of business and except for (A) defects in title set forth on Section 3.1(r)(i) of the Company Disclosure Schedule and (B) such imperfections of title, easements, rights of way and similar liens or other matters and failures of title as would not, individually or in the aggregate, have a material adverse effect on the Company or materially interfere with the Company's use of such assets or properties. All such assets and properties, other than assets and properties in which the Company has leasehold interests, are free and clear of all Liens, other than those (w) set forth in the Company SEC Documents and (x) Liens set forth in the Company Disclosure Schedule,
        (y) Liens for current Taxes not yet due and payable and except for Liens, that, in the aggregate, do not and will not materially interfere with the ability of the Company to conduct business as currently conducted or as reasonably expected to be conducted.

             (ii) Except as would not have a material adverse effect on the Company, the Company has complied in all material respects with the terms of all leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect. The Company enjoys peaceful and undisturbed possession under all such leases.

          (s) Intellectual Property. The Company owns, or is licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs which are material to the condition (financial or otherwise) or conduct of the business and operations of the Company. To the Company's knowledge, (i) the use of such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs by the Company in its current operations does not infringe on the intellectual property rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of the Company which could have a material adverse effect on the Company, and (ii) no person is, in any manner that could have a material adverse effect on the Company, infringing on any right of the Company with respect to any such patents, patent rights, trademarks, trademark rights, service marks, service mark rights, trade names, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs. No claims are pending or, to the Company's knowledge, threatened that the Company is infringing or otherwise adversely affecting the rights of any person with regard to any patent, license, trademark, trade name, service mark, copyright or other intellectual property right.

          (t) Labor Matters.

             (i) The Company is not a party to any collective bargaining agreement or other material contract or agreement with any labor organization or other representative of employees nor is any such contract being negotiated;

             (ii) there is no material unfair labor practice charge or complaint pending nor, to the knowledge of the Company, threatened, with regard to employees of the Company;

             (iii) there is no labor strike, material slowdown, material work stoppage or other material labor controversy in effect, or, to the knowledge of the Company, threatened against the Company;

             (iv) to the knowledge of the Company, as of the date hereof, no representation question exists, nor are there any campaigns being conducted to solicit cards from the employees of the Company to authorize representation by any labor organization;

             (v) the Company is not a party to, or is not otherwise bound by, any consent decree with any governmental authority relating to employees or employment practices of the Company;

             (vi) the Company has not incurred any liability under, and the Company has complied in all respects with, the Worker Adjustment Retraining Notification Act, and no fact or event exists that could give rise to liability under such Act;

             (vii) the Company is in compliance with all applicable agreements, contracts and policies relating to employment, employment practices, wages, hours and terms and conditions of employment of the employees, except where the failure to be in compliance with each such agreement, contract and policy would not, either singly or in the aggregate, have a material adverse effect on the Company;

             (viii) there is no complaint, lawsuit or proceeding pending or to the knowledge of the Company, threatened in any forum by any Governmental Entity, by or on behalf of any present or former employee, any applicant for employment or any classes of the foregoing alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship against the Company pending, or, to the best knowledge of the Company, threatened, that has, or would have, a material adverse effect on the Company;

             (ix) there is no ongoing or pending proceeding or investigation under, and the Company has not received any notice of a violation of, the Occupational Safety and Health Act of 1970 and the regulations promulgated thereunder;

             (x) the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, except for non-compliance that does not have, and would not have, a material adverse effect on the Company; and (x) to the knowledge of the Company, there is no proceeding, claim, suit, action or governmental investigation pending or threatened, in respect to which any current or former director, officer, employee or agent of the Company is or may be entitled to claim indemnification from the Company (A) pursuant to the Company Charter Documents (B) as provided in any indemnification agreement to which the Company is a party; or (C) pursuant to applicable law that has, or would have, a material adverse effect on the Company;

             (xi) there are no worker's compensation claims pending or threatened against the Company other than claims (A) which are fully covered by insurance or (B) for which adequate accruals have been made in the Company Balance Sheet; and

             (xii) set forth in Section 3.1(t)(xii) of the Company Disclosure
        Schedule is a list of all salaried employees and set forth opposite the name of each such employee is the annual salary of such employee as of the date hereof.

          (u) Report of Independent Petroleum Engineers. The Company has furnished Parent with the most recent report of independent petroleum engineers relating to the Company's oil and gas properties (dated March 31, 2003) and, since the date thereof, to the knowledge of the Company, there has not been any material adverse change to the Company's oil and gas properties or the reserve estimates thereof.

          (v) Opinion of Financial Advisor. On the date of this Agreement, the Company has received the written opinion (the "Fairness Opinion") of Energy Capital Solutions, LLC (the "Company Financial Advisor"), to the effect that, as of the date of this Agreement, the Merger Consideration is fair to the holders of Company Shares from a financial point of view, and such opinion has not been amended, modified, revoked or otherwise withdrawn. Subject to the prior review and consent by the Company Financial Advisor, the Fairness Opinion shall be included in the S-4 and the Proxy Statement/Prospectus.

          (w) Insurance. The Company has delivered to Parent an insurance schedule of the Company's directors' and officers' liability insurance and primary and excess casualty insurance policies, providing coverage for bodily injury and property damage to third parties, including products liability and completed operations coverage, and worker's compensation, in effect as of the date hereof. The Company maintains insurance coverage reasonably adequate for the operation of the business of the Company (taking into account the cost and availability of such insurance), and, to the knowledge of the Company, the transactions contemplated hereby will not materially adversely affect such coverage.

          (x) Brokers. No broker, investment banker or other person, other than the Company Financial Advisor, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based on arrangements made by or on behalf of the Company. The Company previously has delivered to Parent a true, correct and complete copy of any engagement or fee agreement between the Company and the Company Financial Advisor.

          (y) Board Recommendation. The Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the transactions contemplated thereby, are fair to and in the best interests of the shareholders of the Company, and (ii) resolved to recommend to the holders of Company Shares that they approve the Merger Agreement and the transactions contemplated thereby.

          (z) Required Vote of Company Shareholders; Vote of Directors and Officers. The affirmative vote of the holders of not less than two-thirds of the outstanding Company Shares is required for the Company Shareholder Approval. No other vote of the shareholders of the Company is required by law, the Company Charter Documents or otherwise in order for the Company to consummate the Merger and the other transactions contemplated hereby. Each director and officer of the Company who has a right to vote any Company Shares has represented to the Company his or her present intention to vote such Company Shares in favor of the Merger, this Agreement and the transactions contemplated thereby and hereby.

     3.2 Representations and Warranties of Parent and Sub. Parent and Sub represent and warrant to the Company as follows:

          (a) Organization; Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under laws of its jurisdiction of incorporation. Sub is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Parent and Sub have the requisite corporate or other power and authority to carry on their business as now being conducted. Parent and Sub are duly qualified to do business and in good standing in each jurisdiction in which the nature of their business or the ownership or leasing of their properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified to do business (individually or in the aggregate) would not have or would not reasonably be likely to have a material adverse effect on Parent.

          (b) Capital Structure.

             (i) As of the date hereof, the authorized capital stock of Parent consists of 200,000,000 shares of Parent Common Stock and 1,000,000 shares of preferred stock, par value $0.01 per share (the "Parent Preferred Stock"), 100,000 of which have been designated as Series A Participating Preferred Stock. At the close of business on May 23, 2003,
        (A) 80,471,594 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued or outstanding; (B) 6,652,659 shares of Parent Common Stock were reserved for issuance by Parent pursuant to options or stock awards granted under Parent's stock plans, (C) 2,258,936 shares of Parent Common Stock were reserved for issuance pursuant to options or stock awards not yet granted under the Parent's stock plans, (D) 325,000 shares of Parent Common Stock were reserved for issuance pursuant to outstanding warrants, and (E) 1,506,548 shares of Parent Common Stock were held by Parent in its treasury. Parent has no outstanding SARs. The Parent Common Stock is listed on the Nasdaq National Market. Except as set forth above, no shares of capital stock or other equity or voting securities of Parent are reserved for issuance or are outstanding. All outstanding shares of capital stock of Parent are, and all such shares of the Parent Common Stock issuable upon the exercise of stock options, stock awards or warrants will be when issued thereunder, validly issued, fully paid and nonassessable and not subject to preemptive rights. No capital stock has been issued by Parent since the Parent Balance Sheet Date (as defined in Section 3.2(d)), other than Parent Common Stock issued pursuant to options outstanding on or prior to such date in accordance with their terms at such date. Except for options described above and warrants described above, as of the date hereof there are no outstanding or authorized securities, options, warrants, calls, rights, commitments, preemptive rights, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party, or by which any of them is bound, obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of capital stock or other equity or voting securities of, or other ownership interests in, Parent or of any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are not as of the date of this Agreement and there will not be at the Effective Time any shareholder agreements, voting trusts or other agreements or understandings to which Parent is a party or by which it is bound relating to the voting of any shares of the capital stock of Parent.

             (ii) The shares of Parent Common Stock issued as part of the Merger Consideration will, when issued, be duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock, and not subject to any preemptive rights created by statute, the Parent Charter Documents, or any agreement to which Parent is a party or is bound, and will, when issued, be registered under the Securities Act and the Exchange Act and registered or qualified (or exempt from registration and qualification requirements) under all applicable state "Blue Sky" securities laws.

             (iii) As of the date hereof, all of the issued and outstanding membership interests of Sub are owned by Parent. Sub was formed solely for the purpose of participating in the Merger, has no assets and has conducted no activities to date, other than in connection with the Merger.

          (c) Authority; Non-contravention. Parent and Sub have the requisite corporate and other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Sub. This Agreement has been duly executed and delivered by Parent and Sub and constitutes a valid and binding obligation of Parent and Sub, enforceable against Parent and Sub in accordance with its terms, except that (i) such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws or judicial decisions now or hereafter in effect relating to creditors' rights generally and (ii) the remedy of specific performance and injunctive relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated hereby and compliance with the provisions hereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any Lien on any of the properties or assets of Parent or any of its subsidiaries under, any provision of (i) the Restated Certificate of Incorporation or bylaws of Parent, each as amended through the date hereof (the "Parent Charter Documents") or any provision of the comparable organizational documents of its subsidiaries, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent or Sub or any of their subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation or arbitration award applicable to

     Parent or any of its subsidiaries or their respective properties or assets, other than, in the case of clause (ii), any such conflicts, violations or defaults, rights or Liens that individually or in the aggregate would not have, or would not be reasonably likely to have, a material adverse effect on Parent or Sub and would not, or would not be reasonably likely to, materially impair the ability of Parent and Sub to perform their respective obligations hereunder or prevent the consummation of any of the transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or Sub or any of their subsidiaries in connection with the execution and delivery of this Agreement by Parent and Sub or the consummation by Parent and Sub of the transactions contemplated hereby, except for (i) the filing by Parent of a premerger notification and report form under the HSR Act, (ii) filings in connection, or in compliance, with the provisions of the Securities Act,
     (iii) the filing with the SEC of such reports under Sections 13 of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and (iv) filings in Texas by Sub in connection with the Merger.

          (d) Parent SEC Documents. Parent has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2000 (such documents, together with all exhibits and schedules thereto and documents incorporated by reference therein, collectively referred to herein as the "Parent SEC Documents"). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Parent SEC Documents, and none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Parent's disclosure controls and procedures (as defined in Sections 13a-14(c) and 15d-14(c) of the Exchange Act) effectively enable Parent to comply with, and the appropriate officers of Parent to make all certifications required under, the Sarbanes-Oxley Act. The consolidated financial statements of Parent included in the Parent SEC Documents comply in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and other adjustments described therein). There is no liability or obligation of any kind, whether accrued, absolute, determined, determinable or otherwise, of Parent or any subsidiary of Parent that is required by generally accepted accounting principles to be reflected or reserved against or otherwise disclosed in the most recent financial statements of Parent included in the Parent SEC Documents which is not so reflected or reserved against that individually or in the aggregate would have a material adverse effect on Parent. For purposes of this Agreement, "Parent Balance Sheet" means the balance sheet as of March 31, 2003 set forth in Parent's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003 and "Parent Balance Sheet Date" means March 31, 2003.

          (e) Information Supplied. None of the information supplied or to be supplied by Parent in writing for inclusion or incorporation by reference in the S-4 will, at the time the S-4 is declared or ordered effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The S-4 will comply as a form in all material respects with the provisions of the Securities Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in the S-4 or the Proxy Statement/Prospectus.

          (f) Absence of Material Adverse Change. Since the Parent Balance Sheet Date, there has been no material adverse change in the business, assets, operations or condition, financial or otherwise, of Parent and its subsidiaries, taken as a whole.

          (g) No Undisclosed Material Liabilities. Since the Parent Balance Sheet Date, there have been no liabilities or obligations, whether pursuant to contracts or otherwise, of any kind whatsoever incurred by Parent or any subsidiary of Parent whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

             (i) liabilities or obligations (A) disclosed or provided for in the Parent Balance Sheet or (B) disclosed in the Parent SEC Documents filed with the SEC prior to the date of this Agreement;

             (ii) liabilities or obligations which, individually and in the aggregate, have not had and are not reasonably likely to have a material adverse effect on Parent; or

             (iii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby.

          (h) Compliance with Laws; Permits. Parent and its subsidiaries hold all required, necessary or applicable federal, state, provincial, local or foreign permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities, except where the failure to so hold would not have a material adverse effect on Parent (the "Parent Permits"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits except where the failure to so comply would not have a material adverse effect on Parent. Neither the Parent nor any of its subsidiaries has received notice of any revocation or modification of any of the Parent Permits, the revocation or modification of which would have a material adverse effect on Parent. Neither Parent nor any of its subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, permit or order of any Governmental Entity, or any arbitration award or any judgment, decree or order of any Governmental Entity, applicable to Parent or any of its subsidiaries or their respective business, assets or operations, except for violations and failures to comply that could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on Parent. To the knowledge of Parent, no investigation or review by any Governmental Entity with respect to Parent or any of its subsidiaries is pending or threatened, other than those the outcome of which would not have a material adverse effect on Parent.

          (i) Brokers. No broker, investment banker or other person, is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub, including any fee for any opinion rendered by any investment banker.

          (j) Litigation. There is no suit, action, proceeding or investigation presently pending or, to the knowledge of Parent, threatened against or affecting Parent or any of its subsidiaries that could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its subsidiaries having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

          (k) Financing. Parent and Sub have sufficient funds available on hand and under existing financing facilities to permit Sub to pay the Cash Consideration to each holder of Company Shares at the Effective Time.

          (l) Tax Matters. Parent and Sub each have timely filed all federal, state, local and other tax returns and reports required to be filed under applicable law, except as individually or in the aggregate would not have a material adverse effect on Parent. All such tax returns were true and correct in all material respects when filed. Parent and Sub each have paid all required taxes (including any additions to taxes, penalties and interest related thereto) due and payable on or before the date hereof, except as individually or in the aggregate would not have a material adverse effect on Parent.

                                   ARTICLE 4

                   COVENANTS RELATING TO CONDUCT OF BUSINESS

     4.1  Conduct of Business of the Company.

     (a) Ordinary Course. During the period from the date of this Agreement to the Effective Time (except as otherwise specifically contemplated by the terms of this Agreement), the Company shall carry on its businesses in the usual, regular and ordinary course in substantially the same manner as conducted at the date hereof, which are being undertaken in the ordinary course of business, and, to the extent consistent therewith, use all reasonable efforts to preserve intact its current business organizations, keep available the services of its current officers and employees and preserve its relationships with customers, suppliers, licensors, licensees, distributors and others having business dealings with the Company, in each case consistent with past practice, to the end that their goodwill and ongoing businesses shall be unimpaired to the fullest extent possible at the Effective Time. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, prior to the Effective Time the Company shall not, without the prior written consent of Parent and Sub:

          (i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (C) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

          (ii) issue, deliver, sell, pledge, dispose of or otherwise encumber any of its capital stock or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock (other than the issuance of Company Shares upon the exercise of options outstanding on the date of this Agreement (as identified and described in Section 3.1(c)) in accordance with their current terms);

          (iii) amend the Company Charter Documents;

          (iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the stock, or other ownership interests in, or assets of, or by any other manner, any business or any corporation, partnership, association, joint venture, limited liability company or other entity or division thereof or (B) any assets that would be material, individually or in the aggregate, to the Company, except purchases of supplies and inventory in the ordinary course of business consistent with past practice;

          (v) sell, lease, mortgage, pledge, grant a Lien on or otherwise encumber or dispose of any of its properties or assets, except (A) in the ordinary course of business consistent with past practice and (B) other transactions involving not in excess of $100,000 in the aggregate;

          (vi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company, guarantee any debt securities of another person, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, except for (1) working capital borrowings under revolving credit facilities incurred in the ordinary course of business, (2) borrowings to fund the payments required by Section 5.9 and (3) indebtedness incurred to refund, refinance or replace indebtedness for borrowed money outstanding on the date hereof, or (B) make any loans, advances or capital contributions to, or investments in, any other person, other than employees of the Company in the ordinary course of business consistent with past practice;

          (vii) make or incur any capital expenditure (including expenditures for oil and gas exploration and development), except in the ordinary course of business and, in the case of any single expenditure in excess of $200,000 and any expenditures in the aggregate in excess of $500,000, as previously disclosed in writing to Parent;

          (viii) make any material election relating to Taxes or settle or compromise any material Tax liability;

          (ix) take any extraordinary action that causes the Company's net operating loss carryforwards to be reduced;

          (x) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms of liabilities reflected or reserved against in, or contemplated by, the Company Balance Sheet;

          (xi) waive the benefits of, or agree to modify in any manner, any confidentiality, standstill or similar agreement to which the Company is a party;

          (xii) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (xiii) enter into any new collective bargaining agreement;

          (xiv) change any accounting principle used by it, except as required by regulations promulgated by the SEC or the Financial Accounting Standards Board;

          (xv) settle or compromise any litigation (whether or not commenced prior to the date of this Agreement) other than settlements or compromises:
     (A) of litigation where the amount paid in settlement or compromise does not exceed $100,000, or (B) in consultation and cooperation with Parent, and, with respect to any such settlement, with the prior written consent of Parent;

          (xvi) (A) enter into any new, or amend any existing, severance agreement or arrangement, deferred compensation arrangement or employment agreement with any officer, director or employee, except that, the Company may hire additional employees to the extent deemed by its management to be in the best interests of the Company; provided, that the Company may not enter into any employment or severance agreement or any deferred compensation arrangement with any such additional employees, (B) adopt any new incentive, retirement or welfare benefit arrangements, plans or programs for the benefit of current, former or retired employees or amend any existing Company Benefit Plan (other than amendments required by law or to maintain the tax qualified status of such plans under the Code) or (C) grant any increases in employee compensation, other than in the ordinary course or pursuant to promotions, in each case consistent with past practice (which shall include normal individual periodic performance reviews and related compensation and benefit increases and bonus payments consistent with past practices) or (D) grant any stock options or stock awards; or

          (xvii) authorize any of, or commit or agree to take any of, the foregoing actions.

     (b) Changes in Employment Arrangements. The Company shall not adopt or amend (except as may be required by law) any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or other arrangement (including any Company Benefit Plan) for the benefit of any person, increase the compensation or fringe benefits of any person, or, except as provided in an existing Company Benefit Plan or in the ordinary course of business consistent with past practice, increase the compensation or fringe benefits of any person or pay any benefit not required by any existing plan, arrangement or agreement.

     (c) Other Actions. The Company shall not take any action that would, or that could reasonably be expected to, result in any of the representations and warranties of the Company set forth in this Agreement becoming untrue.

                                   ARTICLE 5

                             ADDITIONAL AGREEMENTS

     5.1 Shareholder Approval; Preparation and Filing of the S-4 and Proxy Statement/Prospectus.

     (a) The Company will, as soon as practicable following the execution of this Agreement, duly call, give notice of, convene and hold the Shareholder Meeting for the purpose of approving and adopting this Agreement and approving related matters. The Company will, through its Board of Directors, recommend to its shareholders approval of this Agreement, shall not change such recommendation and shall use its best efforts to obtain approval of this Agreement and related matters by its shareholders, except to the extent that the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger as permitted by Section 8.2. The Company shall use all reasonable efforts to hold the Shareholder Meeting as soon as practicable after the date upon which the S-4 becomes effective.

     (b) Promptly after the date hereof, Parent and the Company shall prepare and the Company shall file with the SEC the Proxy Statement/Prospectus for use in connection with the solicitation of proxies from the Company's shareholders in favor of the adoption and approval of this Agreement and the approval of the Merger at the Shareholder Meeting, and Parent and the Company shall prepare and Parent shall file with the SEC the S-4 for the offer and sale of the Parent Common Stock pursuant to the Merger and in which the Proxy Statement/Prospectus will be included as a prospectus. Each of Parent and the Company shall provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus and the S-4, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy Statement/Prospectus and the S-4. Each of Parent and the Company shall use all commercially reasonable efforts to have the S-4 declared or ordered effective under the Securities Act as promptly as practicable after such filing with the SEC. The Company shall use all commercially reasonable efforts to cause the Proxy Statement/Prospectus to be mailed to the Company's shareholders as promptly as practicable after the S-4 is declared or ordered effective under the Securities Act. Parent shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger and the Company shall furnish all information concerning the Company and the holders of capital stock of the Company as may be reasonably requested in connection with any such action and the preparation, filing and distribution of the Proxy Statement/Prospectus. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff with respect to, the S-4 will be made by Parent, or with respect to the Proxy Statement/Prospectus will be made by the Company, without providing the other party hereto a reasonable opportunity to review and comment thereon. Parent will advise the Company, promptly after it receives notice thereof, of the time when the S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the S-4 or comments thereon and responses thereto or requests by the SEC for additional information. The Company shall advise Parent, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement/Prospectus or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or the Company which should be set forth in an amendment or supplement to either of the S-4 or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party or parties hereto, as applicable, and an appropriate amendment or supplement to the S-4 and/or the Proxy Statement/Prospectus describing such information shall be promptly filed with the SEC and, to the extent required by applicable law, disseminated to the shareholders of the Company. Each of the parties hereto shall cause the Proxy Statement/Prospectus to comply as to form and substance to such party in all material respects with the applicable requirements of the Exchange Act, the Securities Act and the rules of the Nasdaq National Market.

     5.2  Access to Information.

     (a) During the period from the date hereof to the Effective Time, except to the extent otherwise required by United States regulatory considerations:

          (i) The Company shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, afford to Parent, and to Parent's accountants, counsel, financial advisors and other representatives, reasonable access to the Company's properties, books, contracts, commitments and records for the purpose of conducting such inspections and evaluations, including environmental inspections and assessments, as Parent deems appropriate, and, during such period, the Company shall, and shall cause each of its officers, employees, counsel, financial advisors and other representatives to, furnish promptly to Parent,

             (A) a copy of each report, schedule, registration statement and other document filed by the Company during such period pursuant to the requirements of federal or state securities laws; and

             (B) all other information concerning its business, properties, financial condition, operations and personnel as Parent may from time to time reasonably request so as to afford Parent a reasonable opportunity to make at its sole cost and expense such review, examination and investigation of the Company as Parent may reasonably desire to make. The Company agrees to advise Parent of all material developments with respect to the Company and its assets and liabilities.

          (ii) The Company agrees to request KPMG LLP to permit Parent's accountants to review and examine the work papers of KPMG LLP with respect to the Company, and the officers of the Company will furnish to Parent such financial and operating data and other information with respect to the business and properties of the Company as Parent shall from time to time reasonably request.

          (iii) The Company shall notify Parent promptly of any notices from or investigations by Governmental Entities relating to the Company's business or assets or the consummation of the Merger. Parent shall notify the Company promptly of any notices from or investigations by Governmental Entities that could materially affect Parent's consummation of the Merger.

     (b) Except as required by law, each of the Company and Parent shall, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and representatives and affiliates to, (i) hold in confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all nonpublic information concerning the other party furnished in connection with the transactions contemplated by this Agreement until such time as such information becomes publicly available (otherwise than through the wrongful act of such person), (ii) not release or disclose such information to any other person, except in connection with this Agreement to its auditors, attorneys, financial advisors, other consultants and advisors, and (iii) not use such information for any competitive or other purpose other than with respect to its consideration and evaluation of the transactions contemplated by this Agreement. Any investigation by any party of the assets and business of the other party and its subsidiaries shall not affect any representations and warranties hereunder, any conditions to the obligations of either party or either party's right to terminate this Agreement as provided in Article 7.

     (c) In the event of the termination of this Agreement, each party promptly will deliver to the other party (and destroy all electronic data reflecting the same) all documents, work papers and other material (and any reproductions or extracts thereof and any notes or summaries thereto) obtained by such party or on its behalf from such other party or its subsidiaries as a result of this Agreement or in connection therewith so obtained before or after the execution hereof.

     5.3  Reasonable Efforts; Notification.

     (a) Reasonable Efforts. Upon the terms and subject to the conditions set forth in this Agreement, except to the extent otherwise required by United States regulatory considerations and otherwise provided in this Section 5.3, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger, and the other transactions contemplated by this Agreement, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement; provided, however, that neither of the parties shall be under any obligation to take any action to the extent that the Board of Directors of such party shall conclude in good faith, after consultation with and based upon the written advice of their respective outside legal counsel (which advice in each case need not constitute an opinion), that such action would cause a breach of that Board of Directors' fiduciary obligations under applicable law. In connection with and without limiting the foregoing, each of the Company and Parent and its respective Board of Directors shall (i) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to the Merger, (ii) if any state takeover statute or similar statute or regulation becomes applicable to the Merger, take all action necessary to ensure that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and (iii) cooperate with each other in the arrangements for refinancing any indebtedness of, or obtaining any necessary new financing for, the Company and the Surviving Company.

     (b) Notification. The Company shall give prompt notice to Parent, and Parent or Sub shall give prompt notice to the Company, of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of the parties or the conditions to the obligations of the parties hereunder.

     (c) (i) Each of the parties hereto shall file a premerger notification and report form under the HSR Act with respect to the Merger as promptly as reasonably possible following execution and delivery of this Agreement. Each of the parties agrees to use commercially reasonable efforts to promptly respond to any request for additional information pursuant to Section (e)(1) of the HSR Act.

          (ii) The Company will furnish to Fulbright & Jaworski L.L.P., counsel to Parent and Sub, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Company Regulatory Documents")) between the Company, or any of its respective representatives, on the one hand, and any Governmental Entity, or members of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (A) with respect to documents and other materials filed by or on behalf of the

     Company with the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any state attorneys general that are available for review by Parent and Sub, copies will not be required to be provided to Fulbright & Jaworski L.L.P. and (B) with respect to any Company Regulatory Documents (1) that contain any information which, in the reasonable judgment of Haynes and Boone, LLP, should not be furnished to Parent or Sub because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of the Company to furnish any such Company Regulatory Documents to Fulbright & Jaworski L.L.P. shall be satisfied by the delivery of such Company Regulatory Documents on a confidential basis to Fulbright & Jaworski L.L.P. pursuant to a confidentiality agreement in form and substance reasonably satisfactory to Parent. Except as otherwise required by United States regulatory considerations, Parent and Sub will furnish to Haynes and Boone, LLP, counsel to the Company, copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof (collectively, "Parent Regulatory Documents")) between Parent, Sub or any of their respective representatives, on the one hand, and any Governmental Entity, or member of the staff of such agency or authority, on the other hand, with respect to this Agreement or the Merger; provided, however, that (A) with respect to documents and other materials filed by or on behalf of Parent or Sub with the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, or any state attorneys general that are available for review by the Company, copies will not be required to be provided to Haynes and Boone, LLP, and (B) with respect to any Parent Regulatory Documents (1) that contain information which, in the reasonable judgment of Fulbright & Jaworski L.L.P., should not be furnished to the Company because of antitrust considerations or (2) relating to a request for additional information pursuant to Section (e)(1) of the HSR Act, the obligation of Parent and Sub to furnish any such Parent Regulatory Documents to Haynes and Boone, LLP shall be satisfied by the delivery of such Parent Regulatory Documents on a confidential basis to Haynes and Boone, LLP pursuant to a confidentiality agreement in form and substance reasonably satisfactory to the Company.

          (iii) At the election of Parent, the Company and Parent shall use reasonable efforts to defend all litigation under the federal or state antitrust laws of the United States which if adversely determined would, in the reasonable opinion of Parent (based on the advice of outside counsel), be likely to result in the failure of the condition set forth in Section 6.1(c) not being satisfied, and to appeal any order, judgment or decree, which if not reversed, would result in the failure of such condition. Notwithstanding the foregoing, nothing contained in this Agreement shall be construed so as to require Parent, Sub or the Company, or any of their respective subsidiaries or affiliates, to sell, license, dispose of, or hold separate, or to operate in any specified manner, any assets or businesses of Parent, Sub, the Company or the Surviving Company (or to require Parent, Sub, the Company or any of their respective subsidiaries or affiliates to agree to any of the foregoing). The obligations of each party under Section 5.3(a) to use commercially reasonable efforts with respect to antitrust matters shall be limited to compliance with the reporting provisions of the HSR Act and with its obligations under this Section 5.3(c).

     5.4  Indemnification.

     (a) From and after the Effective Time, Parent and the Surviving Company shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of the Company or an officer, director or employee of the Company who acts as a fiduciary under any Company Benefit Plans (but, with respect to such persons, only to the extent, if any, indemnified by the Company as of the date hereof) (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of or in connection with any threatened or actual claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or such employee of the Company whether pertaining to any matter existing or occurring at or prior to the Effective Time and whether asserted or claimed prior to, or at or after, the Effective Time (including arising out of or relating to the Merger, the consummation of the transactions contemplated herein, and any action taken in connection therewith). Parent and Surviving Company shall advance promptly reasonable litigation expenses incurred by such Indemnified Parties in connection with investigating, preparing and defending any action arising out of such acts or omissions; provided the Indemnified Parties provide the Surviving Company with the written affirmation and written understanding provided in Section 2.02-1.K. of the TBCA. Any Indemnified Party wishing to claim indemnification under this Section 5.4, upon learning of any such claim, action, suit, proceeding or investigation, promptly shall notify the Company (or after the Effective Time, Parent and the Surviving Company), but the failure so to notify shall not relieve a party from any liability that it may have under this Section 5.4, except to the extent such failure materially prejudices such party. Parent or the Surviving Company shall have the right to assume the defense thereof. If Parent or the Surviving Company does not assume the defense, the Indemnified Parties as a group may retain only one law firm to represent them with respect to each such matter unless there is, under applicable standards of professional conduct, a conflict between the positions of any two or more Indemnified Parties. The Indemnified Party shall cooperate in the defense of any such matter. Parent shall not be liable for any settlement effected without Parent's prior written consent.

     (b) Parent shall use commercially reasonable efforts to purchase and maintain in effect for the benefit of the Indemnified Parties for a period of six years after the Effective Time, directors' and officers' liability insurance of at least the same coverage and amounts containing terms and conditions that are no less advantageous in any material respect to the Indemnified Parties than that maintained by the Company as of the date of this Merger Agreement with respect to matters arising before the Effective Time, provided that Parent shall not be required to pay an annual premium for such insurance in excess of two times the last annual premium paid by the Company prior to the date hereof (which the Company represents and warrants to have been $137,500 in the aggregate), but in such case shall purchase as much coverage as possible for such amount.

     (c) All rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the Indemnified Parties as provided in the Company Charter Documents and in any indemnification agreements to which they are parties shall survive the Merger, and the Surviving Company shall continue such indemnification rights for acts or omissions prior to the Effective Time in full force and effect in accordance with their terms and Parent shall be financially responsible therefor.

     (d) If the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or Surviving Company or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then and in each such case, proper provisions shall be made, and Parent shall cause them to be so made, so that the successors and assigns of the Surviving Company, which, in the reasonable opinion of the Surviving Company, shall be financially responsible persons or entities, assume the obligations set forth in this Section 5.4.

     (e) The provisions of this Section 5.4 are intended to be for the benefit of, and shall be enforceable by, the parties hereto and each Indemnified Party, his or her heirs and representatives.

     5.5 Letter of the Company's Accountants. The Company shall use commercially reasonable efforts to cause to be delivered to Parent and Sub a letter of KPMG LLP, the Company's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and Sub and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.6 Report of Independent Petroleum Engineers. The Company shall use commercially reasonable efforts to (a) include in the S-4 a report of Joe C. Neal & Associates, independent petroleum engineers, customary in scope and substance for reports of independent petroleum engineers, regarding the Company's oil and gas properties and (b) cause such independent engineers to be named as experts in, and provide the necessary consent to be included as an exhibit to, the S-4.

     5.7 Letter of Parent's Accountants. Parent shall use commercially reasonable efforts to cause to be delivered to the Company a letter of PricewaterhouseCoopers LLP, Parent's independent public accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to the Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement.

     5.8 Fees and Expenses. Except as provided in ARTICLE 8, all fees and expenses incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided, however, that all fees and expenses incurred in connection with the filings and related matters under the HSR Act shall be borne equally by Parent and the Company.

     5.9 Company Stock Options. After approval of the Merger Agreement by the shareholders of the Company but before consummation of the Merger, the Company shall have cancelled or otherwise terminated all outstanding options to purchase Company Shares granted pursuant to the Company's Stock Plans, including such options as have not yet vested, by paying to the holders of such options in consideration of the cancellation or termination thereof an amount in cash for each Company Share subject to the option equal to the difference between $20.20 and the exercise price per Company Share under the option. The Company shall withhold from such payment and pay over to the appropriate taxing authorities all amounts the Company is required to withhold under federal and, if applicable, state tax laws. As soon as practicable after the date hereof, the Board of Directors of the Company and the Committee of the Board of Directors of the Company administering the Company's Stock Plans shall take all action necessary to accomplish the foregoing.

     5.10 Public Announcements. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except that each party may respond to questions from shareholders, respond to inquiries from financial analysts and media representatives in a manner consistent with its past practice and make such disclosure as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq National Market without prior consultation to the extent such consultation is not reasonably practicable. The parties agree that the initial press release or releases to be issued in connection with the execution of this Agreement shall be mutually agreed upon prior to the issuance thereof.

     5.11 Agreement to Defend. In the event any claim, action, suit, investigation or other proceeding by any governmental body or other person or other legal administrative proceeding is commenced that questions the validity or legality of the transactions contemplated hereby or seeks damages in connection therewith, the parties hereto agree to cooperate and use their reasonable efforts to defend against and respond thereto.

     5.12 Nasdaq National Market. Parent shall use its reasonable best efforts to list on the Nasdaq National Market, upon official notice of issuance, the shares of Parent Common Stock to be issued in connection with the Merger.

     5.13 Employee Benefit Plans. For purposes of eligibility to participate in and vesting in benefits under each Parent employee benefit plan provided to the officers and employees of the Company, individuals who are officers and employees of the Company at the Effective Time who continue as employees of Parent or Sub, will be immediately eligible to participate in any qualified plan maintained and sponsored by Parent and will be credited with vesting service for their years of service with the Company. Parent will take such actions as are necessary so that each employee of the Company who continues as an employee of Parent or Sub shall not be subject to preexisting condition exclusions or waiting periods for welfare benefit plan coverages under any Parent employee benefit plan. Subject to temporarily retaining one or more of the Company Benefit Plans to more efficiently transition the Company's employees to Parent benefit plans, Parent shall provide, or shall cause Sub to provide, compensation and employee benefits to each employee of the Company who continues as an employee of Parent or Sub after the Effective Time which are comparable to the compensation and employee benefits provided to all similarly-situated employees of Parent or Sub.

     5.14 Agreements of Others. The Company shall deliver to Parent, no later than 20 days after the date of this Agreement, a letter identifying each person whom the Company reasonably believes is an "affiliate" of the Company for purposes of Rule 145 under the Securities Act. Thereafter and until the date of the Shareholder Meeting, the Company shall identify to Parent each additional person whom the Company reasonably believes to have thereafter become an "affiliate." The Company shall use its best efforts to cause each person who is identified as an "affiliate" pursuant to the two immediately preceding sentences to deliver to Parent, not later that the date 30 days prior to the expected Effective Time, a written agreement, substantially in the form of Exhibit C to this Agreement.

                                   ARTICLE 6

                              CONDITIONS PRECEDENT

     6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction prior to the Effective Time of the following conditions:

          (a) Shareholder Approval. Company Shareholder Approval shall have been obtained upon a vote at a duly held meeting of shareholders of the Company or at any adjournment thereof.

          (b) Other Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or terminations or expirations of waiting periods imposed by, any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (including those required under the HSR Act) shall have been filed, shall have occurred or shall have been obtained.

          (c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that each of the parties shall have used reasonable efforts, subject to the limitations set forth in Section 5.3, to prevent the entry of any such injunction or other order and to appeal as promptly as possible any injunction or other order that may be entered.

          (d) Nasdaq National Market Listing. The Parent Common Stock issuable in the Merger shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

          (e) S-4. The S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the S-4 shall have been issued by the SEC and remain in effect. All necessary state securities or "Blue Sky" authorizations shall have been received.

     6.2 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction of the following conditions, any or all of which may be waived in whole or in part by Parent and Sub:

          (a) Obligations. Company shall have performed in all material respects all obligations to be performed by it under this Agreement at or prior to the Effective Time.

          (b) Representations and Warranties. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) when made and as of the Effective Time as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

          (c) Third Party Consents. All required authorizations, consents or approvals of any third party, the failure of which to obtain would have a material adverse effect on the Surviving Company, assuming the Merger had taken place, shall have been obtained.

          (d) Material Adverse Change. There shall not have occurred a material adverse change to the Company.

          (e) Dissenters' Rights. Dissenting Shares shall not exceed more than five percent (5%) of the outstanding Company Shares.

          (f) Legal Opinion. Parent and Sub shall have received an opinion of counsel to the Company substantially to the effect set forth in Exhibit A hereto.

          (g) Tax Opinion. Parent shall have received an opinion, satisfactory to Parent, dated on or about the date that is two days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, a copy of which will be furnished to the Company, of Fulbright & Jaworski L.L.P., to the effect that, if the Merger is consummated in accordance with the terms of this Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of
     Section 368(a) of the Code, which opinion will be reaffirmed by Fulbright & Jaworski L.L.P. at the Closing.

          (h) Certifications. The Company shall have furnished Parent with a certified copy of a resolution or resolutions duly adopted by the Board of Directors of the Company approving this Merger Agreement and consummation of the Merger and the transactions contemplated hereby and directing the submission of the Merger to a vote of the shareholders of the Company and a certified copy of a resolution or resolutions duly adopted by the holders of two-thirds of the outstanding Company Shares approving the Merger Agreement and the transactions contemplated hereby.

          (i) Comfort Letter. Parent and Sub shall have received from KPMG LLP a letter dated such date, in form and substance satisfactory to Parent and Sub, containing statements and information of the type ordinarily included in accountants' "comfort letters" with respect to the financial statements and certain financial information related to the Company contained in the S-4 and the Proxy Statement/Prospectus.

          (j) Additional Documents. Parent and Sub shall have been furnished with such certificates, documents and opinions as they may reasonably request.

     6.3 Condition to Obligations of the Company. The obligation of the Company to effect the Merger is subject to satisfaction of the following conditions, any or all of which may be waived in whole or in part by the
Company:

          (a) Obligations. Parent and Sub shall have performed in all material respects all obligations to be performed by them under this Agreement at or prior to the Effective Time.

          (b) Representations and Warranties. Each of the representations and warranties of Parent and Sub contained in this Agreement shall be true and correct in all material respects (disregarding for these purposes any materiality qualifications contained therein) when made and as of the Effective Time as if made on and as of such date; provided, that such representations and warranties that are by their express provisions made as of a specific date need be true and correct only as of such specific date.

          (c) Material Adverse Change. There shall not have occurred a material adverse change to the Parent.

          (d) Legal Opinion. The Company shall have received an opinion of counsel to Parent and Sub substantially to the effect set forth in Exhibit B hereto.

          (e) Tax Opinion. The Company shall have received an opinion, satisfactory to the Company, dated on or about the date that is two days prior to the date the Proxy Statement/Prospectus is first mailed to shareholders of the Company, a copy of which will be furnished to Parent, of Haynes and Boone, LLP, to the effect that, if the Merger is consummated in accordance with the terms of this Merger Agreement, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, which opinion will be reaffirmed by Haynes and Boone, LLP at the Closing.

          (f) Comfort Letter. The Company shall have received from PricewaterhouseCoopers LLP a letter dated such date, in form and substance satisfactory to the Company, containing statements and information of the type ordinarily included in accountants' "comfort letters" with respect to the financial statements and certain financial information related to Parent and Sub contained in the S-4 and Proxy Statement/Prospectus.

          (g) Certifications. Parent and Sub shall have furnished the Company with certified copies of resolutions duly adopted by the respective boards of directors or duly authorized committees thereof of Parent and Sub approving this Agreement and the consummation of the Merger and the transactions contemplated hereby.

          (h) Additional Documents. The Company shall have been furnished with such certificates, documents and opinions as it may reasonably request.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of the Company:

          (a) by mutual written consent of Parent and the Company, or by mutual action of their respective Boards of Directors;

          (b) by either Parent or the Company:

             (i) if Company Shareholder Approval shall not have been obtained upon a vote at a duly held at the Shareholder Meeting or at any adjournment thereof;

             (ii) if the Merger shall not have been consummated on or before December 31, 2003, unless the failure to consummate the Merger is the result of a material breach of this Agreement by the party seeking to terminate this Agreement; provided, however, that the passage of such period shall be tolled for any part thereof during which any party shall be subject to a non-final order, decree or ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of the shareholders of the Company called to approve the Merger and the other matters contemplated hereby; or

             (iii) if any court of competent jurisdiction or any governmental, administrative or regulatory authority, agency or body shall have issued an order, decree or ruling or shall have taken any other action permanently enjoining, restraining or otherwise prohibiting the purchase of Company Shares pursuant to the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (c) by the Company in accordance with the provisions of Section 8.2;

          (d) by Parent, if (i) for any reason the Company fails to hold and call the Shareholder meeting by December 31, 2003 or (ii) the Company breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach or failure (A) would give rise to the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be or has not been cured within 30 days following receipt of written notice of such breach;

          (e) by the Company, if Parent or Sub breaches any of its representations or warranties herein or fails to perform in any material respect any of its covenants, agreements or obligations under this Agreement, which breach or failure (i) would give rise to the failure of a condition set forth in Section 6.1 or 6.3 and (ii) cannot be or has not been cured within 30 days following receipt of written notice of such breach; or

          (f) by Parent if (i) the Board of Directors of the Company shall have withdrawn or modified, in any manner which is adverse to Parent, its recommendation or approval of the Merger or this Agreement and the transactions contemplated hereby or shall have resolved to do so, or (ii) the Board of Directors of the Company shall have recommended to the shareholders of the Company any Acquisition Proposal or any transaction described in the definition of Acquisition Proposal, or shall have resolved to do so.

     7.2 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.1, an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section
7.5 shall, in order to be effective, require in the case of Parent or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors, and in the case of Sub, action by its managing member.

     7.3 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any further liability or obligation on the part of Parent, Sub or the Company, or any director, officer, employee or shareholder thereof, other than the confidentiality provisions of Sections 5.2(b) and 5.2(c) and the provisions of Sections 3.1(x), 3.2(i), 5.8, 7.3, 8.2, 8.3 and Article 9; provided, however, that any such termination shall not limit or relieve a party's liability or obligation for damages suffered by the other party hereto as a result of such party's breach of any representation, warranty or covenant in this Agreement. Notwithstanding the foregoing, the parties agree that in the event the Company pays to Parent the fee as provided in Section 8.3, the Company shall have no further liability or obligation to Parent or Sub for a termination of this Agreement under Section 7.1(b)(i) or 8.2(b) other than the confidentiality provisions of Sections 5.2(b) and 5.2(c) and the provisions of Sections 3.1(x), 5.8, 7.3 and Article 9.

     7.4 Amendment. This Agreement may be amended by the parties at any time before or after Company Shareholder Approval is obtained; provided, however, that after such Company Shareholder Approval, there shall be made no amendment that by law requires further approval by such shareholders without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

     7.5 Extension; Waiver. At any time prior to the Effective Time, the parties may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or the other acts of the other parties,
(b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

                                   ARTICLE 8

                    SPECIAL PROVISIONS AS TO CERTAIN MATTERS

     8.1 Takeover Defenses of the Company. The Company shall take such action with respect to any anti-takeover provisions in the Company Charter Documents or afforded it by statute to the extent necessary to consummate the Merger on the terms set forth in this Agreement.

     8.2  No Solicitation.

     (a) The Company shall not, and shall not authorize or permit any officer, director or employee of, or any investment banker, attorney or other advisor, agent or representative of, the Company ("Company Representatives") to, and on becoming aware of will take all reasonable actions to stop such person from continuing to, directly or indirectly, (i) solicit, initiate or encourage or otherwise intentionally facilitate (including by way of furnishing information) the making of any Acquisition Proposal (as defined below), (ii) enter into any agreement (other than confidentiality and standstill agreements in accordance with the immediately following proviso) with respect to any Acquisition Proposal, or (iii) participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that in the case of this clause (iii), to the extent required by the fiduciary obligations of the Board of Directors of the Company, determined in good faith by the members thereof, after consultation with outside legal counsel, the Company may at any time prior to Company Shareholder Approval (the "Applicable Period"), but not thereafter if the Merger is approved thereby, and subject to the Company providing written notice to Parent of its decision to take such action in response and only in response to an unsolicited written request therefor received without any initiation, encouragement, discussion or negotiation by the Company or any Company Representative and other than in contravention of this Section 8.2(a)), (A) furnish information to any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) pursuant to a confidentiality agreement on substantially the same terms as provided in
Section 5.2(b) hereof and otherwise enter into discussions and negotiations with such person or group as to any superior proposal (as defined in Section 8.2(c)) such person or group has made and (B) in the event that the Board of Directors is unable to determine whether such unsolicited written request is a superior proposal, make inquiry of such person or group of such information as would enable the Board of Directors to determine whether or not such request constitutes a superior proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in the preceding sentence by the Company or any Company Representative, whether or not such person is purporting to act on behalf of the Company or otherwise, shall be deemed to be a material breach of this Agreement by the Company. The Company immediately shall cease and shall cause to be terminated any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any parties conducted prior to the date hereof by the Company or any Company Representatives with respect to any Acquisition Proposal existing on the date hereof. The Company promptly will notify Parent of the pendency of any negotiations respecting, or the receipt of, any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means (i) any proposal, other than a proposal by Parent or any of its affiliates, for a merger or other business combination involving the Company, (ii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the Company or any of its affiliates in any manner, directly or indirectly, an equity interest in the Company, any voting securities of the Company or a material amount of the assets of the Company, or (iii) any proposal or offer, other than a proposal or offer by Parent or any of its affiliates, to acquire from the shareholders of the Company by tender offer, exchange offer or otherwise more than 20% of the outstanding Company Shares.

     (b) Neither the Board of Directors of the Company nor any committee thereof shall, except in connection with the termination of this Agreement pursuant to Sections 7.1(a), 7.1(b), 7.1(c) or 7.1(e), (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company or any such committee of this Agreement or the Merger or take any action having such effect or (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal. Notwithstanding the foregoing, in the event the Board of Directors of the Company receives an Acquisition Proposal that, in the exercise of its fiduciary obligations (as determined in good faith by a majority of the disinterested members thereof after consultation with outside legal counsel), it determines to be a superior proposal, the Board of Directors may withdraw or modify its approval or recommendation of this Agreement or the Merger and may (subject to the following sentence) terminate this Agreement, in each case at any time after midnight on the third business day following Parent's receipt of written notice (a "Notice of Superior Proposal") advising Parent that the Board of Directors has received an Acquisition Proposal which it has determined to be a superior proposal, specifying the material terms and conditions of such superior proposal (including the proposed financing for such proposal and a copy of any documents conveying such proposal) and identifying the party making such superior proposal. Parent shall have the right, prior to the expiration of the third business day following its receipt of a Notice of Superior Proposal to agree to amend the terms of this Agreement such that they are no less favorable than the terms of such superior proposal. The Company may terminate this Agreement pursuant to the second sentence of this
Section 8.2(b) only if the shareholders of the Company shall not yet have voted on the Merger, and the Company shall have paid to Parent the fees set forth in
Section 8.3. Nothing contained in this Agreement shall prohibit the Company from taking and disclosing to its shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act following Parent's receipt of an Acquisition Proposal.

     (c) For purposes of this Agreement, a "superior proposal" means any bona fide Acquisition Proposal to acquire, directly or indirectly, for consideration consisting of cash, securities or a combination thereof, all of the Company Shares then outstanding or all or substantially all the assets of the Company, and otherwise on terms which a majority of the members of the Board of Directors of the Company determines in its good faith reasonable judgment (after consultation with its financial advisor) to be more favorable to the Company's shareholders than the Merger and which it intends to recommend that the shareholders of the Company approve. In reaching such good faith determination, the Board of Directors of the Company will give significant consideration to whether an Acquisition Proposal includes definite financing.

     8.3 Fee and Expense Reimbursements. The Company agrees to pay Parent a fee in immediately available funds (in recognition of the fees and expenses incurred to date by Parent in connection with the matters contemplated hereby) of $3,500,000 promptly upon:

          (a) the termination of the Agreement:

             (i) by Parent or the Company as permitted by Section 7.1(b)(i), and, prior to the meeting of the shareholders of the Company convened for the purpose of voting on the Merger, a third party has made a bona fide written Acquisition Proposal that has not been withdrawn; or

             (ii) by the Company as permitted by Section 8.2(b); or

          (b) the Board of Directors of the Company taking any of the actions set forth in clause (i) or (ii) of Section 8.2(b) and the Board of Directors of the Company has not reinstated its recommendation of this Agreement or withdrawn its approval or recommendation or both of any such Acquisition Proposal within two business days of taking such actions.

                                   ARTICLE 9

                               GENERAL PROVISIONS

     9.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile or sent by overnight courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to

              Patterson-UTI Energy, Inc.
              4510 Lamesa Highway
              Snyder, Texas 79549
              Telephone:  (325) 574-6300
              Facsimile:   (325) 574-6390
              Confirm:     (325) 574-6300
              Attention:   Chief Executive Officer

              with a copy to

              Fulbright & Jaworski L.L.P.
              1301 McKinney, Suite 5100
              Houston, Texas 77010-3095
              Telephone:  (713) 651-5151
              Facsimile:   (713) 651-5246
              Confirm:    (713) 651-5496
              Attention:   Michael W. Conlon, Esq.

          (b) if to the Company, to

              TMBR/Sharp Drilling, Inc.
              4607 W. Industrial Blvd.
              Midland, Texas 79703
              Telephone:  (915) 699-5050
              Facsimile:   (915) 699-5085
              Confirm:    (915) 699-5050
              Attention:   Jeff Phillips, President

              with copies to:

              Lynch, Chappell & Alsup, P.C.
              The Summit
              300 Marienfeld, Suite 700
              Midland, Texas 79701
              Telephone:  (915) 683-3351
              Facsimile:   (915) 683-8346
              Confirm:    (915) 683-3351
              Attention:   Thomas W. Ortloff

              and

              Haynes and Boone, LLP
              901 Main Street, Suite 3100
              Dallas, Texas 75202
              Telephone:  (214) 651-5000
              Facsimile:   (214) 200-0674
              Confirm:    (214) 651-5587
              Attention:   W. Scott Wallace

     9.3  Definitions.  For Purposes of This Agreement:

          (a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

          (b) "knowledge" with respect to (i) the Company means the knowledge of its officers listed in Schedule II hereto, after due inquiry and (ii) Parent and Sub means the knowledge of the officers listed in Schedule III hereto, after due inquiry;

          (c) "material adverse effect" or "material adverse change" means, when used in connection with any person, any change or effect (or any development that, insofar as can reasonably be foreseen, is likely to result in any change or effect) that is materially adverse to the business, properties, assets, condition (financial or otherwise) or results of operations of that person and its subsidiaries, taken as a whole except for such changes or effects in general economic, capital market, regulatory or political conditions or changes that affect generally the oil and gas industry and do not disproportionately affect such person;

          (d) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other entity; and

          (e) a "subsidiary" of any person means any corporation, partnership, association, joint venture, limited liability company or other entity in which such person owns over 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of directors or other governing body of such other legal entity.

     9.4 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The words "hereof", "herein" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

     9.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     9.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein) (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and (b) except for the provisions of
Section 5.4, are not intended to confer upon any person other than the parties any rights or remedies hereunder.

     9.7 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties without the prior written consent of the other parties, except that Parent or Sub may assign its rights and obligations under this Agreement to one of its affiliates. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     9.9 Enforcement of the Agreement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any district court of the United States located in the States of Texas (Southern District only), this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal district court sitting in the Southern District of Texas in the event any dispute between the parties hereto arises out of this Agreement solely in connection with such a suit between the parties, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement in any court other than such a federal or state court.

     9.10 Performance by Sub. Parent hereby agrees to cause Sub to comply with its obligations under this Agreement.

     9.11 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                          PATTERSON-UTI ENERGY, INC.

                                          By     /s/ JOHN E. VOLLMER III
                                            ------------------------------------
                                                    John E. Vollmer III
                                             Senior Vice President -- Corporate
                                                         Development

                                          PATTERSON-UTI ACQUISITION, LLC

                                          By     /s/ JOHN E. VOLLMER III
                                            ------------------------------------
                                                    John E. Vollmer III
                                                       Vice President

                                          TMBR/SHARP DRILLING, INC.

                                          By     /s/ JEFFREY D. PHILLIPS
                                            ------------------------------------
                                             Name: Jeffrey D. Phillips
                                             Title: President

                                                                       EXHIBIT A

          (i) The incorporation, existence, and good standing of the Company are as stated in this Agreement; the authorized Company Shares are as stated in this Agreement; all outstanding Company Shares are duly and validly authorized and issued, fully paid and non-assessable and have not been issued in violation of any preemptive right of shareholders.

          (ii) The Company has the requisite corporate power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by the Company, and (assuming the due and valid authorization, execution and delivery by Parent and Sub) constitutes the legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (iii) The execution and performance by the Company of this Agreement will not violate the Company Charter Documents and will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree known to such counsel to which the Company is a party or to which they or any of its properties or assets may be bound.

          (iv) The Board of Directors of the Company has taken all action required by the TBCA and the Company Charter Documents to approve the Merger and to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the Board of Directors and the shareholders of the Company have taken all action required by the TBCA and the Company Charter Documents to authorize the Merger in accordance with the terms of this Agreement.

          (v) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting the Company, by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

          (vi) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of the Company for consummation of the transactions contemplated by this Agreement.

          (vii) (A) At the time the Proxy Statement (other than the financial statements and related notes, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub as to which such counsel expresses no opinion) was first mailed to the shareholders of the Company and at the time of the Shareholder Meeting complied as to form in all material respects with the requirements of the Exchange Act.

          (B) In the course of the preparation of the Proxy Statement such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the Proxy Statement and related matters were discussed. Such counsel has not independently verified the accuracy or completeness of, accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the Proxy Statement; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the Proxy Statement(other than the financial statements and related notes, financial data, statistical and reserve data and supporting schedules included therein, and information relating to or supplied by Parent or Sub, as to which such counsel expresses no belief, at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Proxy Statement (other than the financial statements and related notes, financial data, statistical data and supporting schedules included therein, and information relating to or supplied by Parent or Sub, as to which such counsel expresses no belief), at the time of mailing or at the time of the Shareholder Meeting, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     In rendering such opinion, counsel for the Company may rely as to matters of fact upon the representations of officers of the Company contained in any certificate delivered to such counsel and certificates of public officials.

                                                                       EXHIBIT B

          (i) The incorporation, existence, and good standing of Parent are as stated in this Agreement; the authorized shares of Parent Common Stock are as stated in this Agreement.

          (ii) Sub is a limited liability company duly organized, validly existing and in good standing as stated in this Agreement; all of the outstanding membership interests of Sub have been duly authorized and validly issued; and all of the outstanding membership interests of Sub are owned of record by Parent.

          (iii) The managing member of Sub has taken all action required by Texas law and the organizational documents of Sub to approve the Merger Agreement and to authorize the execution and delivery of this Agreement and the transactions contemplated hereby; the managing member of Sub has taken all action required by Texas law and Sub's organizational documents to authorize the Merger in accordance with the terms of this Agreement.

          (iv) Parent and Sub have the requisite corporate or other power and authority to execute, deliver and perform this Agreement, and this Agreement has been duly authorized, executed and delivered by Parent and Sub, and (assuming the due and valid authorization, execution and delivery by the Company) constitutes the legal, valid and binding agreement of Parent and Sub enforceable against Parent and Sub in accordance with its terms, except to the extent enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability relating to or affecting the enforcement of creditors' rights and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          (v) The execution and performance by Parent and Sub of this Agreement will not violate the Parent Charter Documents or Sub's organizational documents and will not violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, law, rule, regulation, judgment, order or decree known to such counsel to which Parent or any of its subsidiaries is a party or to which they or any of their properties or assets may be bound.

          (vi) To the knowledge of such counsel, there are no actions, suits or proceedings, pending or threatened against or affecting Parent or any of its subsidiaries, by any Governmental Entity which seek to restrain, prohibit or invalidate the transactions contemplated by this Agreement.

          (vii) To the knowledge of such counsel, no consent, approval, authorization or order of any court or governmental agency or body which has not been obtained is required on behalf of Parent or Sub for consummation of the transactions contemplated by this Agreement.

          (ix) (A) At the time the S-4 became effective, the S-4 and the Proxy Statement/Prospectus (other than the financial statements and related notes, financial data, statistical data, reserve data and supporting schedules included therein, and information relating to or supplied by the Company as to which such counsel expresses no opinion) complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act.

          (B) In the course of the preparation of the S-4 and the Proxy Statement/Prospectus such counsel has considered the information set forth therein in light of the matters required to be set forth therein, and has participated in conferences with officers and representatives of the Company and Parent, including their respective counsel and independent public accountants, during the course of which the contents of the S-4 and the Proxy Statement/Prospectus and related matters were discussed. Such counsel has not independently verified the accuracy or completeness of, accordingly is not passing upon, and does not assume responsibility for, the accuracy, completeness or fairness of the statements contained in the S-4 and the Proxy Statement/Prospectus; and such counsel has relied as to materiality, to a large extent, upon the judgment of officers and representatives of the Company and Parent. However, as a result of such consideration and participation, nothing has come to such counsel's attention which causes such counsel to believe that the S-4 and the Proxy Statement/

     Prospectus (other than the financial statements and related notes, financial data, statistical data, reserve data and supporting schedules included therein, and information relating to or supplied by the Company, as to which such counsel expresses no belief, at the time it became effective, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the S-4 and the Proxy Statement/ Prospectus (other than the financial statements and related notes, financial data, statistical data, reserve data and supporting schedules included therein, and information relating to or supplied by the Company, as to which such counsel expresses no belief), at the time the S-4 became effective, at the time of mailing or at the time of the Shareholder Meeting, included any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (viii) The shares of Parent Common Stock that will be issued pursuant to the Agreement have been duly authorized and, when issued and delivered in accordance with the terms and conditions of the Agreement will be validly issued, fully paid and non-assessable.

     In rendering such opinion, counsel for Parent and Sub may rely as to matters of fact upon the representations of officers of Parent and Sub contained in any certificate delivered to such counsel and certificates of public officials.

                                                                       EXHIBIT C

Ladies and Gentlemen:

     I have been advised that as of the date hereof I may be deemed to be an "affiliate" of TMBR/Sharp Drilling, Inc., a Texas corporation (the "Company"), as the term "affiliate" is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"). Pursuant to the terms of the Agreement and Plan of Merger, dated as of May 26, 2003 (the "Merger Agreement"), by and among the Company, Patterson-UTI Energy, Inc., a Delaware corporation ("Parent"), and Patterson-UTI Acquisition, LLC, a Texas limited liability company and a wholly owned subsidiary of Jones ("Sub"), the Company will be merged with and into Sub, in consideration of cash and shares of common stock, par value $.01 per share, of Parent ("Parent Common Stock"), with Sub as the surviving company (the "Merger").

     I represent, warrant, and covenant to Parent and Sub that in the event I receive any Parent Common Stock as a result of the Merger:

          A. I shall not make any sale, transfer or other disposition of any Parent Common Stock acquired by me in the Merger in violation of the Securities Act.

          B. I have carefully read this letter and the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Parent Common Stock, to the extent I felt necessary, with my counsel or counsel for Parent and Sub.

          C. I have been advised that the issuance of Parent Common Stock to me pursuant to the Merger has been or will be registered with the Commission under the Securities Act on a Registration Statement on Form S-4. I have also been advised, however, that, because at the time the Merger will be submitted for a vote of the shareholders of the Company, I may be deemed to be an affiliate of the Company, the distribution by me of any Parent Common Stock acquired by me in the Merger will not be registered under the Securities Act and that I may not sell, transfer, or otherwise dispose of any Parent Common Stock acquired by me in the Merger unless (i) such sale, transfer, or other disposition has been registered under the Securities Act, (ii) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Securities Act, or (iii) in the opinion of counsel reasonably acceptable to Parent such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act.

          D. I understand that Parent is under no obligation to register under the Securities Act the sale, transfer, or other disposition by me or on my behalf of any Parent Common Stock acquired by me in the Merger or to take any other action necessary in order to make an exemption from such registration available.

          E. I also understand that stop transfer instructions will be given to Parent's transfer agent with respect to Parent Common Stock and that there will be placed on the certificates for any Parent Common Stock acquired by me in the Merger, or any substitutions therefore, a legend stating in substance:

             "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares represented by this certificate may only be transferred in accordance with the terms of an agreement dated as of
                  , 2003, between the registered holder hereof and the issuer of this certificate, a copy of which agreement will be mailed to the holder hereof without charge within five days after receipt of written request therefore."

          F. I also understand that unless the transfer by me of my Parent Common Stock has been registered under the Securities Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to my transferee:

             "The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares may not be sold, pledged, or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933."

     It is understood and agreed that the legends set forth in paragraph E and F above shall be removed by the delivery of substitute certificates without such legend if the undersigned shall have delivered to Parent a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Parent, to the effect that such legend is not required for purposes of the Securities Act.

     I understand that (a) Parent will supply me with any information necessary to enable me to make routine sales of any Parent Common Stock acquired by me in the Merger as may be permitted, by and in accordance with, the provisions of Rule 144 under the Securities Act or any similar rule of the Commission hereafter applicable, and (b) Parent will comply with all requirements of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, (the "Exchange Act") with respect to the filing by Parent of annual, periodic and other reports on a timely basis in a manner sufficient to allow sales of any such Parent Common Stock by me during the three year period following the Effective Time (as defined in the Merger Agreement) if such sales are otherwise permitted by law or regulation. Upon my written request, Parent shall furnish me with a written statement representing that it has complied with the reporting requirements enumerated in Rule 144(c)(1), or if Parent is not then subject to Section 13 or 15(d) of the Exchange Act, that it has made publicly available the information concerning Parent required by Rule 144(c)(2).

                                          Very truly yours,

                                          By
                                          --------------------------------------
                                          Name:
                                              ----------------------------------

Accepted this      day of
          , 2003

PATTERSON-UTI ENERGY, INC.

By
--------------------------------------
Name:
      --------------------------------
Title:
     ---------------------------------

PATTERSON-UTI ACQUISITION, LLC

By
--------------------------------------
Name:
      --------------------------------
Title:
     ---------------------------------

TMBR/SHARP DRILLING, INC.

By
--------------------------------------
Name:
      --------------------------------
Title:
     ---------------------------------

           ANNEX B -- ENERGY CAPITAL SOLUTIONS, LLC FAIRNESS OPINION

                   [ENERGY CAPITAL SOLUTIONS, LLC LETTERHEAD]

May 26, 2003

Board of Directors
TMBR/Sharp Drilling, Inc.
4607 West Industrial Blvd.
Midland, Texas 79703

Members of the Board:

     PATTERSON-UTI Energy, Inc., a Delaware corporation ("Parent"), Patterson-UTI Acquisition, L.L.C., a Texas limited liability company and a wholly owned subsidiary of Parent ("Sub"), and TMBR/ Sharp Drilling, Inc., a Texas corporation (the "Company"), propose to enter into an agreement and plan of merger (the "Agreement") whereby the Company shall merge with and into Sub (the "Merger") and pursuant to which each issued and outstanding share of common stock, $0.10 par value per share of the Company (the "Company Shares"), not owned directly or indirectly by Parent or the Company, will be converted into the right to receive (a) $9.09/share in cash and (b) 0.312166 of a share of common stock, $0.01 par vale per share, of Parent (the "Parent Common Stock"), together the ("Merger Consideration").

     You have requested our opinion as to whether the Merger Consideration to be received by the holders of Company Shares (other than Parent and the Company) in the Merger, is fair from a financial point of view to such holders.

     In arriving at our opinion, we have, among other things:

          1. reviewed certain publicly available business and financial information relating to the Company, including (i) its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended March 31, 2000, March 31, 2001 and March 31, 2002;

          2. reviewed a draft dated May 2, 2003 of the Company's unaudited financial statements for the twelve-month period ended March 31, 2003;

          3. reviewed certain publicly available business and financial information relating to Parent, including its Annual Reports on Form 10-K and related audited financial statements for the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 and its unaudited financial statements on Form 10-Q for the fiscal quarters ended March 31, 2002 and March 31, 2003;

          4. reviewed certain estimates of the Company's oil and gas reserves, including estimates of proved, probable and possible reserves prepared by Joe C. Neal & Associates as of April 1, 2003;

          5. analyzed certain historical and projected financial and operating data of the Company;

          6. reviewed certain estimates of the Company's yard inventory and other equipment related to the drilling business as prepared by the management of the Company;

          7. reviewed certain research reports relating to the historical and projected financial and operating data of Parent prepared by third-parties;

          8. discussed the current operations and prospects of the Company and Parent with the management and staff of the Company and Parent, respectively;

          9. reviewed the historical market prices and trading history of the Company Shares and the Parent Common Stock;

          10. compared recent stock market capitalization indicators for the Company with recent stock market capitalization indicators for certain other publicly-traded independent energy and land drilling companies;

          11. compared the financial terms of the Merger with the financial terms of other transactions that we deemed to be relevant;

          12. participated in certain discussions among representatives of the Company and Parent and their respective legal and other financial advisors;

          13. reviewed a draft dated May 25, 2003 of the Agreement; and

          14. reviewed such other financial studies and analyses and performed such other investigations and considered such other matters as we have deemed necessary or appropriate.

     In connection with our opinion, we have assumed and relied upon, without assuming any responsibility for, or independently verifying, the accuracy and completeness of any information supplied or otherwise made available to us by the Company and Parent. We have further relied upon the assurances of representatives of the management of the Company and Parent that they are unaware of any facts that would make the information provided to us incomplete or misleading in any material respect. With respect to projected financial and operating data, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company relating to the future financial and operational performance of the Company. With respect to the estimates of oil and gas reserves, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management and staff of the Company (and its engineering consultants) relating to the oil and gas properties of the Company. We have not made an independent evaluation or appraisal of the assets or liabilities of either the Company or Parent, nor, except for the estimates of oil and gas reserves and estimates of drilling equipment and yard inventory referred to above, have we been furnished with any such evaluations or appraisals. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of either the Company or Parent.

     In developing our opinion, we have relied upon the Company as to certain legal, tax, and accounting aspects of the transaction contemplated by the Agreement. Consistent with the Agreement, we have assumed that the Merger will be treated as tax-free for federal income tax purposes. We have assumed that the Agreement executed and delivered by the parties will contain identical financial and economic terms and otherwise be substantially similar to the draft Agreement reviewed by us. We have further assumed that the Merger will be consummated on the terms and conditions contemplated in the Agreement.

     We have not been asked to consider, and this opinion does not address, the prices at which the Parent Common Stock or the Company Shares will actually trade following the announcement or consummation of the Merger.

     Our opinion is rendered on the basis of conditions in the securities markets and drilling and oil and gas markets as they exist and can be evaluated on the date hereof and the conditions and prospects, financial and otherwise, of the Company as they have been represented to us as of the date hereof or as they were reflected in the materials and discussions described above.

     Our opinion relates solely to the fairness from a financial point of view of the Merger Consideration to be received by the holders of the Company Shares in the Merger. This opinion is for the use and benefit of the Board of Directors of the Company. This opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any holder of Company Shares as to how such holder should vote on the Merger. As you are aware, we are acting as financial advisor to the Company and will receive a fee from the Company for our services, a substantial portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

     Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of the Company Shares (other than Parent and the Company) in the Merger, is fair from a financial point of view to such holders.

                                          Very truly yours,

                                           /s/ ENERGY CAPITAL SOLUTIONS, LLC
                                          --------------------------------------
                                              Energy Capital Solutions, LLC

            ANNEX C -- PROVISIONS OF TEXAS BUSINESS CORPORATION ACT
                          REGARDING DISSENTERS' RIGHTS

ART. 5.11. RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholders hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

     (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

          (a) listed on a national securities exchange;

          (b) listed on the Nasdaq Stock Market (or successor quotation system) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

          (c) held of record by not less than 2,000 holders;

     (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

     (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

          (a) shares of a domestic or foreign corporation that, immediately after the effective time of the merger or exchange, will be part of a class or series, shares of which are:

             (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

             (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

             (iii) held of record by not less than 2,000 holders;

          (b) cash in lieu of fractional shares otherwise entitled to be received; or

          (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12.  PROCEDURE FOR DISSENT BY SHAREHOLDERS AS TO SAID CORPORATE ACTIONS

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1)(a) With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

     (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety

(90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13.  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to
Article 5.12 or 5.16 of this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

ANNEX D-1 -- FORM OF CLOSING TAX OPINION OF FULBRIGHT & JAWORSKI L.L.P.

                    [Fulbright & Jaworski L.L.P. letterhead]

               , 2003

Patterson-UTI Energy, Inc.
4510 Lamesa Highway
Snyder, Texas 79549

Ladies and Gentlemen:

     You have requested our opinion concerning certain United States federal income tax consequences of the merger (the "MERGER") of TMBR/Sharp Drilling, Inc., a Texas corporation (the "COMPANY"), with and into Patterson-UTI Acquisition, LLC, a Texas limited liability company ("SUB"), pursuant to the Agreement and Plan of Merger, dated as of May 26, 2003 (the "MERGER AGREEMENT"), by and among Patterson-UTI Energy, Inc., a Delaware corporation ("PARENT"), Sub (Sub being wholly owned by Parent), and the Company. Unless otherwise indicated, each capitalized term used herein has the meaning ascribed to such term in the Merger Agreement.

     In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus of Parent and the Company (the "PROXY STATEMENT/PROSPECTUS") included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "REGISTRATION STATEMENT"), (iii) the representation letters dated as of the date hereof and delivered by Parent and the Company to us, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (all documents described in this sentence are collectively referred to as the "DOCUMENTS").

     For purposes of this opinion, we have assumed (i) that the Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus, (ii) that the Documents are complete and authentic and have been duly authorized, executed and delivered, (iii) that all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time of the Merger), (iv) that the respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents, and (v) that none of the terms and conditions contained in the Documents has been or will be waived or modified in any respect. Any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions.

     The opinion expressed herein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended (the "CODE"), Treasury Department regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant, any of which may be changed at any time (possibly with retroactive effect). Any change in the authorities on which our opinion is based could affect our conclusions. We express no opinion other than as to the United States federal income tax matters set forth below. Our opinion does not address any non-income tax or any foreign, state or local tax consequences of the Merger.

     Based upon and subject to the foregoing, it is our opinion that the Merger will be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

     Our opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any change (including any change that has retroactive effect) (i) in applicable law,

                                       D1-1
or (ii) that causes any information, fact, statement, representation, covenant, Document or assumption on which our opinion is based to become untrue or incorrect.


     This letter is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus included as part of the Registration Statement.


                                          Very truly yours,

                                          [Form of Opinion]

                                          FULBRIGHT & JAWORSKI L.L.P.

                                       D1-2

       ANNEX D-2 -- FORM OF CLOSING TAX OPINION OF HAYNES AND BOONE, LLP

          , 2003

TMBR/Sharp Drilling, Inc.
4607 W. Industrial Blvd.
Midland, Texas 79703

Ladies and Gentlemen:

     We have acted as counsel to TMBR/Sharp Drilling, Inc., a Texas corporation (the"COMPANY"), in connection with the proposed merger (the "MERGER") of the Company with and into Patterson-UTI Acquisition, LLC, a Texas limited liability company ("ACQUISITION SUB") which is a wholly-owned subsidiary of Patterson-UTI Energy, Inc., a Delaware corporation ("PATTERSON"). Company has requested that we deliver an opinion to the holders of Company Shares to the effect that the Merger will constitute a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended. All capitalized terms used but not defined herein have the meanings ascribed to them in the Agreement and Plan of Merger, dated as of May 26, 2003, among Patterson, Acquisition Sub and the Company (the"MERGER AGREEMENT").

     In connection with this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the Proxy Statement/Prospectus of Patterson and the Company (the "PROXY STATEMENT/PROSPECTUS") included as part of the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the"COMMISSION") under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended (the "REGISTRATION STATEMENT"),
(iii) the representation letters delivered by Patterson and the Company to us, and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinion below (all documents described in this sentence are collectively referred to as the "DOCUMENTS").

     For purposes of this opinion, we have assumed that:

          1. The Merger will be consummated in the manner described in the Merger Agreement and the Proxy Statement/Prospectus;

          2. The Documents are complete and authentic and have been duly authorized, executed and delivered and all of the information, facts, statements, representations and covenants contained in the Documents (without regard to any qualification stated therein and without undertaking to verify such information, facts, statements, representations and covenants by independent investigation) are true and accurate at all relevant times (including as of the Effective Time of the Merger);

          3. The respective parties to the Documents and all parties referred to therein will act in all respects and at all relevant times in conformity with the requirements and provisions of the Documents;

          4. None of the terms and conditions contained in the Documents have been or will be waived or modified in any respect.

     This opinion is being delivered with the express understanding that any change in the accuracy or completeness of any of the information, facts, statements, representations, covenants, Documents or assumptions on which our opinion is based could affect our conclusions and could result in the transaction being treated in a different manner than that contemplated in this opinion.

     If any of the above-described assumptions is untrue for any reason or if the Merger is consummated in a manner that is inconsistent with the manner in which it is described in the Merger Agreement, our opinion as expressed below may be adversely affected and may not be relied upon.

     Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that for U.S. Federal income tax purposes the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), to the holders of Company Shares.
                                       D2-1

     In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below:

          1. This opinion represents and is based upon our best judgment regarding the application of U.S. Federal income tax laws arising under the Code, judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position or that a court will not take a different position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the United States Federal income tax laws.

          2. This opinion addresses only the matters set forth above and does not address any other U.S. Federal, state, local or foreign tax consequences that may result from the Merger or any other transaction. In addition, we express no opinion as (a) to any transaction other than the Merger as described in the Merger Agreement or (b) to any transaction whatsoever, including the Merger, if, to the extent relevant to our opinion, either (i) any of the transactions described in the Merger Agreement is not consummated in accordance with the terms of the Merger Agreement and there has not been any waiver or breach of any provisions thereof or (ii) any of the representations, warranties, statements and assumptions upon which we have relied in issuing this opinion is not true and accurate at all relevant times. In the event that any one of the representations, warranties, statements or assumptions upon which we have relied in issuing this opinion is incorrect, our opinion may be adversely affected and may not be relied upon at any time or under any circumstances.

     This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise this opinion to reflect any change (including any change that has retroactive effect) (i) in applicable law or (ii) that causes any information, fact, statement, representation, covenant, Document or assumption on which this opinion is based to become untrue or incorrect.


     This opinion is furnished to you solely for use in connection with the Merger, as described in the Merger Agreement and the Proxy Statement/Prospectus.


                                          Very truly yours,

                                          HAYNES AND BOONE, LLP

                                       D2-2

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

     Capitalized terms used but not defined in Part II have the meanings ascribed to them in the proxy statement/prospectus contained in this Registration Statement.

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL allows a corporation to indemnify directors, officers, employees and agents for costs and expenses incurred by or in connection with an action, suit or proceeding brought by reason of their position as a director, officer, employee or agent. The person indemnified must have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. The DGCL provides that a corporation may advance payment of expenses under certain circumstances. The DGCL further provides that the indemnification and advancement of expenses provisions of the DGCL will not be deemed exclusive of any other rights of indemnification or advancement of expenses to which directors, officers, employees and agents may be entitled under bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

     In addition to the general indemnification section, Delaware law provides further protection for directors under Section 102(b)(7) of the DGCL. This section allows a Delaware corporation to include in its certificate of incorporation a provision that eliminates or limits the personal liability of a director to the corporation or its stockholders for monetary damages for breaches of the director's fiduciary duty of care, provided that any such provision does not (in the words of the statute) do any of the following:

     [E]liminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under sec.174 of this Title [dealing with willful or negligent violation of the statutory provision concerning dividends and stock purchases and redemptions], or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. . .

     The DGCL further empowers the board of directors to make other indemnification as authorized under the certificate of incorporation, bylaws or any corporate resolution or agreement so long as the indemnification is consistent with the DGCL.

     Patterson-UTI's Restated Certificate of Incorporation provides that, to the fullest extent permitted by the DGCL, a director of Patterson-UTI will not be liable to Patterson-UTI or its stockholders for monetary damages for breach of fiduciary duty as a director. Patterson-UTI's Amended and Restated Bylaws provide that, to the maximum extent and in the manner permitted by the DGCL, Patterson-UTI shall indemnify its directors, officers, employees and agents against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of Patterson-UTI, provided, however, that Patterson-UTI may modify the extent of such indemnification by individual contracts with its directors and officers and, provided, further, that Patterson-UTI shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized in advance by the board of directors of Patterson-UTI, (iii) such indemnification is provided by Patterson-UTI, in its sole discretion, pursuant to the powers vested in Patterson-UTI under the DGCL or (iv) such indemnification is required to be made pursuant to an individual contract. Patterson-UTI's Amended and Restated Bylaws also provide that Patterson-UTI may advance the payment of expenses, upon receipt of an undertaking by or on behalf of such person to repay such amounts if it should be determined ultimately that such person is not entitled to be indemnified under the bylaws or otherwise, and that the indemnification and advancement of expense provisions of the bylaws are nonexclusive. Patterson-UTI maintains director and officer liability insurance covering director and officer indemnification.

     Patterson-UTI has an Indemnity Agreement with each of its directors and executive officers. The standard for indemnification under the Indemnity Agreement is substantially the same as under Patterson-UTI's Amended and Restated Bylaws. The Indemnity Agreement, however, provides for the creation of a trust account in the event of a "change in control" (as defined in the Indemnity Agreement), funded in an amount sufficient to reasonably satisfy any and all expenses incurred by a director or executive officer in connection with investigating, preparing for, participating in, and/or defending any proceeding relating to any Indemnifiable Event (as defined in the Indemnity Agreement). The trustee of such trust account is to be selected by the director or executive officer receiving the indemnity under the Indemnity Agreement.

     In the Agreement and Plan of Merger between Patterson Energy, Inc. and UTI Energy Corp. dated as of February 4, 2001, pursuant to which UTI Energy Corp. ("UTI") merged with and into Patterson Energy, Inc. ("Patterson"), with Patterson-UTI as the surviving corporation (the "UTI Merger"), Patterson-UTI agreed to indemnify the former officers and directors of UTI from liabilities arising out of actions or omissions in their capacity as such prior to the effective time of the UTI Merger, and advance reasonable litigation expenses incurred in connection with such actions or omissions, to the full extent permitted under UTI's certificate of incorporation and bylaws. Further, for a period of six years after the effective time of the UTI Merger, Patterson-UTI will provide UTI's officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the UTI Merger; provided that the maximum aggregate amount of premiums that Patterson-UTI will be required to pay to provide and maintain this coverage does not exceed $300,000 per year.

     The merger agreement provides that, from and after the effective time of the merger, Patterson-UTI will indemnify the present and former officers, directors and employees of TMBR/Sharp who act as a fiduciary under any of TMBR/Sharp's employee benefit plans from liabilities arising out of in whole or in part such person's acts or omissions as a director, officer or employee of TMBR/Sharp. Patterson-UTI will advance such persons the reasonable litigation expenses in connection with investigating, preparing and defending any action arising out of such acts or omissions. In addition, for a period of six years after the effective time of the merger, Patterson-UTI will provide TMBR/Sharp's officers and directors with an insurance and indemnification policy that provides coverage for acts or omissions through the effective time of the merger; provided that the maximum aggregate amount of premiums that Patterson-UTI will be required to pay to provide and maintain this coverage does not exceed $275,000 per year.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1     --   Agreement and Plan of Merger, dated as of May 26, 2003, by and among Patterson-UTI Energy, Inc., Patterson-UTI
               Acquisition, LLC and TMBR/Sharp Drilling, Inc. (incorporated by reference to Annex A to the proxy statement/prospectus).
  4.1     --   Rights Agreement, dated January 2, 1997, between Patterson
               Energy, Inc. and Continental Stock Transfer & Trust Company
               (incorporated by reference to Item 2, "Exhibits" to
               Registration Statement on Form 8-A filed on January 14,
               1997).
  4.2     --   Amendment to Rights Agreement dated as of October 23, 2001
               (incorporated by reference to Item 6, "Exhibits and Reports on Form 8-K" to Form 10-Q for the quarterly period ended
               September 30, 2001, filed on October 31, 2001).
  4.3     --   Restated Certificate of Incorporation of Patterson-UTI
               Energy, Inc., as amended (incorporated by reference to Item
               6, "Exhibits and Reports on Form 8-K" to Form 10-Q for the
               quarterly period ended June 30, 2003, filed on July 28,
               2003).
  5.1+    --   Opinion of Fulbright & Jaworski L.L.P. regarding the
               legality of the securities to be offered hereby.
  8.1+    --   Opinion of Fulbright & Jaworski L.L.P. regarding tax
               matters.
  8.2+    --   Opinion of Haynes and Boone, LLP regarding tax matters.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 23.1+    --   Consent of PricewaterhouseCoopers LLP, independent auditors for Patterson-UTI Energy, Inc.
 23.2+    --   Consent of Ernst & Young LLP, independent auditors for UTI
               Energy Corp. (predecessor-in-interest to Patterson-UTI
               Energy, Inc.).
 23.3+    --   Notice regarding consent of Arthur Andersen LLP, former
               accountants of TMBR/Sharp Drilling, Inc.
 23.4*    --   Consent of KPMG LLP, independent auditors for TMBR/Sharp
               Drilling, Inc.
 23.5     --   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
               5.1 and Exhibit 8.1).
 23.6     --   Consent of Haynes and Boone, LLP (included in Exhibit 8.2).
 23.7*    --   Consent of Energy Capital Solutions, LLC.
 23.8*    --   Consent of M. Brian Wallace, P.E., independent petroleum
               engineer for Patterson-UTI Energy, Inc.
 23.9*    --   Consent of Joe C. Neal & Associates, independent petroleum engineer for TMBR/Sharp Drilling, Inc.
 24.1+    --   Powers of Attorney.
 99.1+    --   Form of Proxy of TMBR/Sharp Drilling, Inc.
 99.2     --   Opinion of Energy Capital Solutions, LLC (incorporated by
               reference to Annex B to the proxy statement/prospectus).

---------------

* Filed herewith.

+ Previously filed.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

     (c) The undersigned registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Snyder, State of Texas, on the 11th day of December, 2003.


                                          PATTERSON-UTI ENERGY, INC.

                                          By:     /s/ CLOYCE A. TALBOTT
                                            ------------------------------------
                                                     Cloyce A. Talbott
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the 11th day of December, 2003.


                 SIGNATURE                                            TITLE
                 ---------                                            -----
           /s/ CLOYCE A. TALBOTT                   Chief Executive Officer, Director (principal
--------------------------------------------       executive officer)
             Cloyce A. Talbott

                     *                             Vice President -- Finance, Chief Financial
--------------------------------------------       Officer, Secretary, Treasurer (principal
             Jonathan D. Nelson                    financial officer and principal accounting
                                                   officer)

                     *                             Chairman of the Board, Director
--------------------------------------------
               Mark S. Siegel

                     *                             President, Chief Operating Officer, Director
--------------------------------------------
             A. Glenn Patterson

                     *                             Senior Vice President, Director
--------------------------------------------
              Kenneth N. Berns

                     *                             Director
--------------------------------------------
               Robert C. Gist

                     *                             Director
--------------------------------------------
               Curtis W. Huff

                     *                             Director
--------------------------------------------
               Terry H. Hunt

                 SIGNATURE                                            TITLE
                 ---------                                            -----
                     *                             Director
--------------------------------------------
              Kenneth R. Peak

                     *                             Director
--------------------------------------------
              Nadine C. Smith




         *By:/s/ CLOYCE A. TALBOTT
--------------------------------------------
             Cloyce A. Talbott
            as Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  2.1     --   Agreement and Plan of Merger, dated as of May 26, 2003, by and among Patterson-UTI Energy, Inc., Patterson-UTI
               Acquisition, LLC and TMBR/Sharp Drilling, Inc. (incorporated by reference to Annex A to the proxy statement/prospectus).
  4.1     --   Rights Agreement, dated January 2, 1997, between Patterson
               Energy, Inc. and Continental Stock Transfer & Trust Company
               (incorporated by reference to Item 2, "Exhibits" to
               Registration Statement on Form 8-A filed on January 14,
               1997).
  4.2     --   Amendment to Rights Agreement dated as of October 23, 2001
               (incorporated by reference to Item 6, "Exhibits and Reports on Form 8-K" to Form 10-Q for the quarterly period ended
               September 30, 2001, filed on October 31, 2001).
  4.3     --   Restated Certificate of Incorporation of Patterson-UTI
               Energy, Inc., as amended (incorporated by reference to Item
               6, "Exhibits and Reports on Form 8-K" to Form 10-Q for the
               quarterly period ended June 30, 2003, filed on July 28,
               2003).
  5.1+    --   Opinion of Fulbright & Jaworski L.L.P. regarding the
               legality of the securities to be offered hereby.
  8.1+    --   Opinion of Fulbright & Jaworski L.L.P. regarding tax
               matters.
  8.2+    --   Opinion of Haynes and Boone, LLP regarding tax matters.
 23.1+    --   Consent of PricewaterhouseCoopers LLP, independent auditors for Patterson-UTI Energy, Inc.
 23.2+    --   Consent of Ernst & Young LLP, independent auditors for UTI
               Energy Corp. (predecessor-in-interest to Patterson-UTI
               Energy, Inc.).
 23.3+    --   Notice regarding consent of Arthur Andersen LLP, former
               accountants of TMBR/Sharp Drilling, Inc.
 23.4*    --   Consent of KPMG LLP, independent auditors for TMBR/Sharp
               Drilling, Inc.
 23.5     --   Consent of Fulbright & Jaworski L.L.P. (included in Exhibit
               5.1 and Exhibit 8.1).
 23.6     --   Consent of Haynes and Boone, LLP (included in Exhibit 8.2).
 23.7*    --   Consent of Energy Capital Solutions, LLC.
 23.8*    --   Consent of M. Brian Wallace, P.E., independent petroleum
               engineer for Patterson-UTI Energy, Inc.
 23.9*    --   Consent of Joe C. Neal & Associates, independent petroleum engineer for TMBR/Sharp Drilling, Inc.
 24.1+    --   Powers of Attorney.
 99.1+    --   Form of Proxy of TMBR/Sharp Drilling, Inc.
 99.2     --   Opinion of Energy Capital Solutions, LLC (incorporated by
               reference to Annex B to the proxy statement/prospectus).


---------------

* Filed herewith.

+ Previously filed.